   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1997

                                                        REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          HEALTHCARE ACQUISITION CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               6770                              65-0572565
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                             ---------------------
                           200 EAST BROWARD BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 761-2908
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                  JAY M. HAFT
                             CHAIRMAN AND SECRETARY
                          HEALTHCARE ACQUISITION CORP.
                           200 EAST BROWARD BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 761-2908
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                SCOTT H. MARGOL, ESQ.                                 MARK D. WASSERMAN, ESQ.
   RUDEN, MCCLOSKY, SMITH, SCHUSTER & RUSSELL, P.A.             SUTHERLAND, ASBILL & BRENNAN, L.L.P.
              200 EAST BROWARD BOULEVARD                             999 PEACHTREE STREET, N.E.
            FORT LAUDERDALE, FLORIDA 33301                             ATLANTA, GEORGIA 30309
                    (954) 527-2408                                         (404)853-8398

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger (the "Merger") of Healthcare Acquisition, Inc., a wholly owned subsidiary of Healthcare Acquisition Corp., with and into Encore Orthopedics, Inc. pursuant to the Agreement and Plan of Merger, as amended, described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE


===========================================================================================================================
                                                                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
             TO BE REGISTERED                   REGISTERED             SHARE               PRICE        REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share....    11,000,000(1)           N.A.           $54,000,000(2)          $16,364
------------------------------------------------------------------------------------------------------------------------
$7.00 Warrants.............................      1,650,000              --                  --                  (5)
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share,
  issuable upon exercise of the $7.00
  Warrants(6)..............................      1,650,000             $7.00            11,550,000            $3,500
------------------------------------------------------------------------------------------------------------------------
$7.00 Warrants(4)..........................       150,000               --                  --                  (5)
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share,
  issuable upon exercise of the $7.00
  Warrants(6)..............................       150,000              $7.00             1,050,000             $319
------------------------------------------------------------------------------------------------------------------------
Total......................................                                                                   $20,183
========================================================================================================================


                                                       (Continued on next page.)
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


    Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained herein relates to the Registrant's earlier Registration Statement on Form S-1 (No. 33-92854) and updates the information contained therein. Such Registration Statement relates to, among other things, shares of Common Stock of the Registrant issuable upon the exercise of outstanding warrants.

================================================================================

(Continued from previous page.)

(1) Based on the maximum number of Healthcare Acquisition Corp. ("HCAC") Common Shares issuable in the Merger, assuming the exercise of all currently outstanding options to purchase Encore Orthopedics, Inc. ("Encore") Common Shares.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f) under the Securities Act. Fee calculated by multiplying $4.875, the average of the high and low prices on December 13, 1996 (the date used for calculation of the filing fee paid on December 18, 1996, in connection with the filing of preliminary proxy materials) as reported on the OTC Bulletin Board, by 9,500,000 shares; and by multiplying $5.125, the average of the high and low prices on February 14, 1997 as reported on the OTC Bulletin Board, by 1,500,000 additional shares to be registered herewith.


(3) Pursuant to Rule 457(b) under the Securities Act, the amount of the registration fee of $20,183 is offset by the $11,258 previously paid in connection with the filing of preliminary proxy materials on December 18, 1996, resulting in a remaining $8,925 to be paid hereunder.


(4) Warrants to be issued to Rodman and Renshaw, as financial advisor to HCAC, to purchase 150,000 HCAC Common Shares.


(5) No separate registration fee is required pursuant to Rule 457(i), promulgated under the Securities Act of 1933, as amended.


(6) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminable additional shares of HCAC Common Shares as may be issuable as a result of any future antidilution adjustments made in accordance with the terms of the Warrants issued in connection with the Merger.

                          HEALTHCARE ACQUISITION CORP.

            CROSS-REFERENCE SHEET TO FORM S-4 REGISTRATION STATEMENT
                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

                PART 1 -- INFORMATION REQUIRED IN THE PROSPECTUS

           FORM S-4 ITEM NUMBERS AND CAPTIONS        LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
           ----------------------------------        --------------------------------------------
 A.  INFORMATION ABOUT THE TRANSACTION
      1.  Forepart of Registration Statement and
            Outside Front Cover Page of
            Prospectus.............................  Facing Page; Cross Reference Sheet; Outside
                                                       Front Cover Page of Joint Proxy
                                                       Statement/Prospectus
      2.  Inside Front and Outside Back Cover Pages
            of Prospectus..........................  Inside Front Cover Page of Joint Proxy
                                                       Statement/Prospectus; Available
                                                       Information; Table of Contents
      3.  Risk Factors, Ratio of Earnings to Fixed
            Charges and Other Information..........  Summary; Risk Factors
      4.  Terms of the Transaction.................  Summary; The Merger; Description of HCAC
                                                       Capital Stock; Comparison of Stockholder
                                                       Rights
      5.  Pro Forma Financial Information..........  Summary
      6.  Material Contacts with the Company Being
            Acquired...............................  The Merger
      7.  Additional Information Required for
            Reoffering by Persons and Parties
            Deemed to be Underwriters..............  *
      8.  Interests of Named Experts and Counsel...  Summary; The Merger; Legal Opinions; Experts
      9.  Disclosure of Commission Position on
            Indemnification for Securities Act
            Liabilities............................  *
 B.  INFORMATION ABOUT THE REGISTRANT
     10.  Information with respect to S-3
            Registrants............................  *
     11.  Incorporation of Certain Information by
            Reference..............................  *
     12.  Information with Respect to S-2 or S-3
            Registrants............................  *
     13.  Incorporation of Certain Information by
            Reference..............................  *
     14.  Information with Respect to Registrants
            Other than S-2 or S-3 Registrants......  Business of HCAC; Description of HCAC
                                                       Capital Stock; Market Prices of HCAC's
                                                       Securities; Other Transactions;
                                                       Management's Discussion and Analysis of
                                                       Financial Condition and Results of
                                                       Operations of HCAC; Financial Statements

           FORM S-4 ITEM NUMBERS AND CAPTIONS        LOCATION IN JOINT PROXY STATEMENT/PROSPECTUS
           ----------------------------------        --------------------------------------------
 C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
     15.  Information with Respect to S-3
            Companies..............................  *
     16.  Information with Respect to S-2 or S-3
            Companies..............................  *
     17.  Information with Respect to Companies
            Other than S-2 or S-3 Companies........  Summary; Business of Encore; Management's
                                                       Discussion and Analysis of Financial
                                                       Condition and Results of Operations of
                                                       Encore; Financial Statements
 D.  VOTING AND MANAGEMENT INFORMATION
     18.  Information if Proxies, Consents or
            Authorizations are to be Solicited.....  Summary; The Merger; Management of HCAC;
                                                       Principal Stockholders of HCAC; Management
                                                       of Encore; Principal Shareholders of
                                                       Encore
     19.  Information if Proxies, Consents or
            Authorizations are not to be Solicited,
            or in an Exchange Offer................  *


---------------

* Omitted since the answer is negative or the Item is not applicable.

HEALTHCARE ACQUISITION CORP.


To the Stockholders of Healthcare Acquisition Corp.:


     The Special Meeting (the "Special Meeting") of the stockholders of Healthcare Acquisition Corp. ("HCAC") will be held on March 25, 1997, at 10:00 a.m., local time, at 200 East Broward Boulevard, 15th Floor, Fort Lauderdale, Florida 33301. At this meeting, you will be asked (i) to consider and act upon a proposal to approve an Agreement and Plan of Merger providing for the merger (the "Merger") of Healthcare Acquisition, Inc. ("Acquisition"), a Texas corporation and a wholly-owned subsidiary of HCAC, with and into Encore Orthopedics, Inc. ("Encore"), (ii) to consider and act upon a proposal to approve certain amendments to HCAC's Certificate of Incorporation and (iii) to consider and act upon a proposal to approve the Encore Medical Corporation 1996 Incentive Stock Option Plan (the "Option Plan"). If the Agreement and Plan of Merger is not approved, however, the HCAC Certificate of Incorporation will not be amended and the Option Plan will not be implemented, notwithstanding stockholder approval of such proposals. Approval of the Agreement and Plan of Merger by the stockholders of HCAC and Encore will also constitute approval of the assumption of certain stock options of Encore by HCAC. CONSUMMATION OF THE MERGER IS CONDITIONED NOT ONLY UPON HCAC STOCKHOLDER APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, BUT ALSO UPON STOCKHOLDER APPROVAL OF THE AMENDMENTS TO HCAC'S CERTIFICATE OF INCORPORATION AND ADOPTION OF THE OPTION PLAN.



     Subject to the terms and conditions of the Agreement and Plan of Merger, if the Merger is approved by the stockholders of HCAC and the shareholders of Encore, Acquisition will be merged into Encore, with Encore continuing as the surviving corporation, and Encore will become a wholly-owned subsidiary of HCAC. Each outstanding Encore Common Share and Encore Preferred Share, other than shares held by dissenting Encore shareholders, will be converted into the right to receive shares of Common Stock of HCAC ("HCAC Common Shares") and warrants to purchase HCAC Common Shares ("HCAC $7.00 Warrants"), plus cash paid (without interest) in lieu of any resulting fractional shares, subject to certain adjustments. All of the foregoing is more fully described in the attached Joint Proxy Statement/Prospectus, which you are encouraged to read in its entirety.



     The affirmative vote of a majority of the outstanding HCAC Common Shares is required to approve the Agreement and Plan of Merger; provided, however, that if conversion rights are exercised with respect to 20% or more of the HCAC Common Shares held by HCAC stockholders (excluding the HCAC Common Shares held by those persons who acquired the HCAC Common Shares prior to HCAC's initial public offering ("Initial Stockholders")), HCAC will not consummate the Merger. The Initial Stockholders, owning an aggregate of approximately 17.9% of the HCAC Common Shares outstanding, have agreed to vote the HCAC Common Shares owned by them immediately prior to HCAC's initial public offering in accordance with the majority in interest of all other HCAC stockholders on the proposal to approve the Agreement and Plan of Merger. Stockholders who vote shares against the Agreement and Plan of Merger have the right to demand that HCAC convert their shares for cash if the Merger is approved and consummated.


     After careful consideration of the terms and conditions of the proposed Agreement and Plan of Merger, the Board of Directors of HCAC has determined that the Agreement and Plan of Merger and the transactions contemplated thereby are in the best interests of HCAC and its stockholders and unanimously recommends that stockholders vote for approval and adoption of the Agreement and Plan of Merger and the transactions contemplated thereby and the other proposals being submitted to the stockholders.

     Enclosed is a Notice of Special Meeting and a Joint Proxy
Statement/Prospectus containing detailed information concerning the Agreement and Plan of Merger and the transactions contemplated thereby. Whether or not you are able to attend the Special Meeting, we urge you to read this material carefully. Your vote is important. We request that you mark, date, sign and return the enclosed proxy as soon as possible.

                                          Sincerely,

                                          Jay M. Haft
                                          Chairman of the Board

                          HEALTHCARE ACQUISITION CORP.


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


     NOTICE IS HEREBY GIVEN that the Special Meeting (the "Special Meeting") of the stockholders of Healthcare Acquisition Corp. ("HCAC") will be held on March 25, 1997, at 10:00 a.m., local time, at 200 East Broward Boulevard, 15th Floor, Ft. Lauderdale, Florida 33301, for the following purposes:



          (1) To consider and act upon a proposal to approve an Agreement and Plan of Merger providing for the merger (the "Merger") of Healthcare Acquisition, Inc. ("Acquisition"), a Texas corporation and a wholly-owned subsidiary of HCAC, with and into Encore Orthopedics, Inc., a Texas corporation ("Encore"), with Encore continuing as the surviving corporation and as a wholly-owned subsidiary of HCAC. Pursuant to the Agreement and Plan of Merger, holders of outstanding Encore Common and Preferred Shares, other than shares held by dissenting shareholders, will be converted into the right to receive common stock, par value $.001 per share ("HCAC Common Shares") and warrants to purchase HCAC Common Shares, plus cash paid (without interest) in lieu of any resulting fractional shares, subject to certain adjustments. All of the foregoing is more fully described in the attached Joint Proxy Statement/Prospectus, which you are encouraged to read in its entirety.


          (2) To consider and act upon a proposal to approve certain amendments to HCAC's Certificate of Incorporation.

          (3) To consider and act upon a proposal to approve the Encore Medical Corporation 1996 Incentive Stock Option Plan (the "Option Plan").

          (4) To transact such other business as may properly come before the Special Meeting and any adjournments thereof.


     The affirmative vote of a majority of the outstanding HCAC Common Shares is required to approve the Agreement and Plan of Merger; provided, however, that if conversion rights are exercised with respect to 20% or more of HCAC Common Shares held by HCAC stockholders (excluding the HCAC Common Shares held by those persons who acquired the HCAC Common Shares prior to HCAC's initial public offering ("Initial Stockholders")), HCAC will not consummate the Merger. The Initial Stockholders, owning an aggregate of approximately 17.9% of the HCAC Common Shares outstanding, have agreed to vote the HCAC Common Shares owned by them immediately prior to HCAC's initial public offering in accordance with the majority in interest of all other HCAC stockholders on the proposal to approve the Agreement and Plan of Merger. Stockholders who vote shares against the Agreement and Plan of Merger have the right to demand that HCAC convert those shares for cash if the Merger is approved and consummated. CONSUMMATION OF THE MERGER IS CONDITIONED NOT ONLY UPON HCAC STOCKHOLDER APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, BUT ALSO UPON STOCKHOLDER APPROVAL OF THE AMENDMENTS TO HCAC'S CERTIFICATE OF INCORPORATION AND ADOPTION OF THE OPTION PLAN. If the Agreement and Plan of Merger is not approved, however, the HCAC Certificate of Incorporation will not be amended and the Option Plan will not be implemented, notwithstanding stockholder approval of such proposals.



     THE BOARD OF DIRECTORS OF HCAC HAS UNANIMOUSLY APPROVED THE TERMS OF THE PROPOSED MERGER AND RECOMMENDS THAT HCAC'S STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND THE PROPOSALS BEING SUBMITTED TO THE STOCKHOLDERS.

     Only stockholders of record as of the close of business on February 14, 1997 will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments thereof. A list of stockholders of HCAC as of the close of business on February 14, 1997 will be available for inspection during normal business hours for ten days prior to the Special Meeting at HCAC's executive offices at 200 East Broward Boulevard, 15th Floor, Fort Lauderdale, Florida 33301.


                                          By order of the Board of Directors,

                                          Jay M. Haft
                                          Secretary


February 24, 1997


     EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A STOCKHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

ENCORE ORTHOPEDICS, INC.



To the Shareholders of Encore Orthopedics, Inc.:



     The Special Meeting (the "Special Meeting") of the shareholders of Encore Orthopedics, Inc. ("Encore") will be held on March 25, 1997, at 10:00 a.m., local time, at 9800 Metric Boulevard, Austin, Texas 78758. At this meeting, you will be asked to consider and act upon a proposal to approve an Agreement and Plan of Merger providing for the merger (the "Merger") of Encore with and into Healthcare Acquisition, Inc. ("Acquisition"), a Texas corporation and a wholly-owned subsidiary of Healthcare Acquisition Corp. ("HCAC").



     Subject to the terms and conditions of the Agreement and Plan of Merger, if the Merger is approved by the stockholders of HCAC and the shareholders of Encore, Acquisition will be merged into Encore, with Encore continuing as the surviving corporation, and Encore will become a wholly-owned subsidiary of HCAC. Each outstanding Encore Common Share and Encore Preferred Share, other than shares held by dissenting Encore shareholders, will be converted into the right to receive shares of HCAC Common Stock ("HCAC Common Shares") and warrants to purchase HCAC Common Shares, plus cash paid (without interest) in lieu of any resulting fractional shares, subject to certain adjustments. All of the foregoing is more fully described in the attached Joint Proxy Statement/Prospectus, which you are encouraged to read in its entirety.



     The affirmative vote of 66 2/3% of the outstanding Encore Common Shares and Encore Preferred Shares, voting as a single class, is required to approve the Agreement and Plan of Merger.



     After careful consideration of the terms and conditions of the proposed Agreement and Plan of Merger, the Board of Directors of Encore has determined that the Agreement and Plan of Merger and the transactions contemplated thereby are in the best interests of Encore and its shareholders and unanimously recommends that shareholders vote for approval and adoption of the Agreement and Plan of Merger and the transactions contemplated thereby and the other proposals being submitted to the shareholders.


     Enclosed is a Notice of Special Meeting and a Joint Proxy
Statement/Prospectus containing detailed information concerning the Agreement and Plan of Merger and the transactions contemplated thereby. Whether or not you are able to attend the Special Meeting, we urge you to read this material carefully. Your vote is important. We request that you mark, date, sign and return the enclosed proxy as soon as possible.

                                          Sincerely,

                                          Nick Cindrich
                                          Chairman and Chief Executive Officer

                            ENCORE ORTHOPEDICS, INC.



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS



     NOTICE IS HEREBY GIVEN that the Special Meeting (the "Special Meeting") of the shareholders of Encore Orthopedics, Inc. ("Encore") will be held on March 25, 1997, at 10:00 a.m., local time, at 9800 Metric Boulevard, Austin, Texas 78758, for the following purposes:



          (1) To consider and act upon a proposal to approve an Agreement and Plan of Merger providing for the merger (the "Merger") of Healthcare Acquisition, Inc. ("Acquisition"), a Texas corporation and a wholly-owned subsidiary of Healthcare Acquisition Corp. ("HCAC"), with and into Encore, with Encore continuing as the surviving corporation and a wholly-owned subsidiary of HCAC. Pursuant to the Agreement and Plan of Merger, holders of outstanding Encore Common and Preferred Shares, other than shares held by dissenting shareholders, will be converted into the right to receive shares of HCAC Common Stock and warrants to purchase shares of Common Stock of HCAC, plus cash paid (without interest) in lieu of any resulting fractional shares, subject to certain adjustments. All of the foregoing is more fully described in the attached Joint Proxy Statement/Prospectus, which you are encouraged to read in its entirety.


          (2) To transact such other business as may properly come before the Special Meeting and any adjournments thereof.


     The affirmative vote of 66 2/3% of the outstanding Encore Common Shares and Encore Preferred Shares, voting as a single class, is required to approve the Agreement and Plan of Merger.



     THE BOARD OF DIRECTORS OF ENCORE HAS UNANIMOUSLY APPROVED THE TERMS OF THE PROPOSED MERGER AND RECOMMENDS THAT ENCORE'S SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AND THE PROPOSALS BEING SUBMITTED TO THE SHAREHOLDERS.



     Only shareholders of record as of the close of business on February 14, 1997 will be entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments thereof. A list of shareholders of Encore as of the close of business on February 14, 1997 will be available for inspection during normal business hours for ten days prior to the Special Meeting at Encore's executive offices at 9800 Metric Boulevard, Austin, Texas 78758.


                                          By order of the Board of Directors,


                                          Harry L. Zimmerman

                                          Secretary


February 24, 1997



     EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE SPECIAL MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                             JOINT PROXY STATEMENT

                                      FOR


         HEALTHCARE ACQUISITION CORP.       ENCORE ORTHOPEDICS, INC.
       SPECIAL MEETING OF STOCKHOLDERS  SPECIAL MEETING OF SHAREHOLDERS
               MARCH 25, 1997                   MARCH 25, 1997


                             ---------------------

                          HEALTHCARE ACQUISITION CORP.

                                   PROSPECTUS
                                      FOR

    UP TO 11,000,000 SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE, AND


         UP TO 1,650,000 WARRANTS TO PURCHASE ONE SHARE OF COMMON STOCK

                    AT AN EXERCISE PRICE OF $7.00 PER SHARE.


                  3,450,000 OUTSTANDING COMMON STOCK WARRANTS


                 AND 3,450,000 SHARES OF COMMON STOCK ISSUABLE


                   UPON EXERCISE OF THE OUTSTANDING WARRANTS



                      400,000 OUTSTANDING BRIDGE WARRANTS


                  AND 400,000 SHARES OF COMMON STOCK ISSUABLE


                UPON EXERCISE OF THE OUTSTANDING BRIDGE WARRANTS



     This Joint Proxy Statement/Prospectus of Healthcare Acquisition Corp., a Delaware corporation ("HCAC"), is being furnished to holders of HCAC common stock, par value $.001 per share ("HCAC Common Shares"), in connection with the solicitation of proxies by HCAC's Board of Directors (the "HCAC Board") for use at the Special Meeting of Stockholders of HCAC (the "HCAC Meeting") to be held on March 25, 1997, at 200 East Broward Boulevard, Fort Lauderdale, Florida 33301 at 10:00 a.m., local time, and any adjournment thereof.



     This Joint Proxy Statement/Prospectus of Encore Orthopedics, Inc., a Texas corporation ("Encore"), is being furnished to holders of Encore common stock, par value $0.01 per share ("Encore Common Shares"), and to holders of Encore's Series A Preferred Stock, par value $1.00 per share ("Encore Preferred Shares") (the Encore Common Shares and the Encore Preferred Shares are hereinafter referred to as the "Encore Shares"), in connection with the solicitation of proxies by Encore's Board of Directors (the "Encore Board") for use at the Special Meeting of Shareholders of Encore (the "Encore Meeting") to be held on March 25, 1997, at 9800 Metric Boulevard, Austin, Texas 78758 at 10:00 a.m., local time, and any adjournment thereof.



     The stockholders of HCAC and the shareholders of Encore will be asked to consider and act upon a proposal to approve an Agreement and Plan of Merger, as amended (the "Agreement and Plan of Merger"), providing for the merger (the "Merger") of Healthcare Acquisition, Inc. ("Acquisition"), a Texas corporation and a wholly-owned subsidiary of HCAC, with and into Encore, with Encore continuing as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of HCAC. The stockholders of HCAC will also be asked to consider and act upon proposals to approve amendments to HCAC's Certificate of Incorporation (the "HCAC Certificate Amendment") and to approve the Encore Medical Corporation 1996 Incentive Stock Option Plan (the "Option Plan"). Approval of the Agreement and Plan of Merger by the stockholders of HCAC and Encore will constitute approval of the assumption by HCAC of the stock options of Encore outstanding immediately prior to the effective time of the Merger. If the stockholders of HCAC vote in favor of the proposal to approve the Agreement and Plan of Merger but vote against the proposals to approve the HCAC Certificate Amendment or to adopt the Option Plan, Encore may terminate the Agreement and Plan of Merger and abandon the Merger or may elect to proceed with the Merger by waiving certain conditions to the Merger related to such proposals. CONSUMMATION OF THE MERGER IS CONDITIONED NOT ONLY UPON HCAC STOCKHOLDER APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, BUT IS ALSO CONDITIONED ON, AMONG OTHER THINGS, STOCKHOLDER APPROVAL OF THE HCAC CERTIFICATE AMENDMENT AND ADOPTION OF THE OPTION PLAN. If the Agreement and Plan of Merger is not approved, however, the HCAC Certificate of Incorporation will not be amended and the Option Plan will not be implemented, notwithstanding stockholder approval of such proposals.



     To approve and authorize the Merger, HCAC's Certificate of Incorporation requires the affirmative vote of at least a majority of the outstanding HCAC Common Shares and also requires that the right of HCAC's stockholders to convert their HCAC Common Shares to cash upon consummation of the Merger be exercised with respect to less than 20% of the Public Shares (as defined below) pursuant to the provisions of HCAC's Certificate of Incorporation. The affirmative vote of a majority of outstanding HCAC Common Shares entitled to vote is required to approve the HCAC Certificate Amendment. The affirmative vote of a majority of shares represented in person or by proxy at the HCAC Meeting and entitled to vote thereat is required to approve the Option Plan.

     All of the HCAC stockholders who acquired HCAC Common Shares prior to HCAC's initial public offering (the "Initial Stockholders"), including all of the officers and directors of HCAC, have agreed to vote the HCAC Common Shares owned by them immediately prior to HCAC's initial public offering (the "Initial Shares"), which constitute approximately 17.9% of the outstanding HCAC Common Shares, in accordance with the vote of the majority of all the other HCAC Common Shares ("Public Shares") voted on any Business Combination. The holders of the Public Shares will be referred to herein as the "Public Stockholders." The Initial Stockholders shall be deemed Public Stockholders with respect to any Public Shares they own.


     Pursuant to HCAC's Certificate of Incorporation, HCAC's stockholders have the right to convert their HCAC Common Shares to cash, subject to consummation of the Merger and the stockholders' compliance with certain conditions to the exercise of such rights (the "Conversion Rights"). The Initial Stockholders have no Conversion Rights as to their Initial Shares. The Merger will not be consummated if Conversion Rights are exercised with respect to 20% or more of the Public Shares, notwithstanding approval of the Merger by a majority of the HCAC stockholders. See "The Merger -- Conversion Rights." An HCAC stockholder who desires to exercise his Conversion Rights must vote the HCAC Common Shares he wants to convert by proxy or in person "AGAINST" the proposal to approve the Agreement and Plan of Merger or such stockholder will be precluded from exercising his Conversion Rights. A stockholder who executes and returns an unmarked proxy will have his shares voted "FOR" the Agreement and Plan of Merger and as a consequence thereof such stockholder will be precluded from exercising his Conversion Rights. An HCAC stockholder need not vote in any particular manner as to any other proposal submitted to HCAC stockholders in order to be permitted to exercise his Conversion Rights.


     Holders of Encore Shares will have dissenters' rights of appraisal in connection with the Merger. It is a condition precedent to the consummation of the Merger that shareholders owning no more than 5% of the aggregate number of Encore Common Shares and Encore Preferred Shares exercise their dissenters' rights. See "The Merger -- Dissenters' Rights." In order to properly exercise his dissenters' rights, a dissenting Encore shareholder must refrain from voting by proxy or in person in favor of the Agreement and Plan of Merger. A shareholder of Encore who executes and returns an unmarked proxy will have his shares voted "FOR" the Agreement and Plan of Merger and as a consequence thereof such Encore shareholder will be precluded from exercising his rights as a dissenting shareholder.


     The Joint Proxy Statement/Prospectus also constitutes a prospectus of HCAC filed as part of a Registration Statement (defined below) filed with the Securities and Exchange Commission (the "SEC") with respect to up to 11,000,000 HCAC Common Shares and 1,650,000 warrants to purchase one HCAC Common Share at an exercise price of $7.00 per share ("HCAC $7.00 Warrants") to be issued to shareholders of Encore pursuant to the terms of the Agreement and Plan of Merger, dated as of November 12, 1996, and amended as of February 14, 1997, among HCAC, Acquisition and Encore (the "Agreement and Plan of Merger"), described in this Joint Proxy Statement/Prospectus and attached hereto as Appendix A. Under the terms of the Agreement and Plan of Merger, (i) Acquisition will be merged with and into Encore, (ii) Encore will become a wholly-owned subsidiary of HCAC, and (iii) each outstanding Encore Share, other than shares as to which statutory dissenters' rights are exercised, will be converted into the right to receive HCAC Common Shares and HCAC $7.00 Warrants, with cash paid in lieu of any resulting fractional shares, as described herein under the heading "The Merger -- Conversion of Shares; Exchange Ratio. IN EVALUATING THE MERGER, HCAC AND ENCORE STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED BELOW UNDER "RISK FACTORS" AND SHOULD CAREFULLY CONSIDER THE ASSUMPTIONS UPON WHICH THE EXCHANGE RATIO IS BASED AND THE FACTORS AFFECTING THE POTENTIAL ADJUSTMENTS TO THE EXCHANGE RATIO, ALL OF WHICH ARE DESCRIBED BELOW UNDER THE HEADING "THE MERGER -- CONVERSION OF SHARES; EXCHANGE RATIO."



     In addition to the foregoing, this Joint Proxy Statement/Prospectus relates to the possible exercise of (i) outstanding warrants of HCAC to purchase an aggregate of 3,450,000 HCAC Common Shares, which warrants were issued by HCAC in connection with its initial public offering of securities in 1996, and (ii) outstanding financing warrants ("Bridge Warrants") of HCAC to purchase an aggregate of 400,000

HCAC Common Shares, which Bridge Warrants were issued by HCAC in connection with its interim financing in 1995. See "Description of HCAC Capital Stock."



     The HCAC Common Shares are quoted on the OTC Bulletin Board and on February 14, 1997, the last reported high bid and ask prices were $5.00 and $5.25 per share, respectively. An application has been filed to list the HCAC Common Shares for quotation on the Nasdaq National Market under the symbol "ENMC" upon or shortly after consummation of the Merger.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This Joint Proxy Statement/Prospectus and the accompanying forms of proxies are first being mailed to the stockholders of HCAC and Encore on or about
               , 1997.



   THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS               , 1997.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HCAC, ACQUISITION OR ENCORE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY TO OR FROM ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION ABOUT HCAC, ACQUISITION OR ENCORE CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     HCAC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed with the SEC are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the SEC maintains a World Wide Web site on the Internet, through which electronic access to reports, proxy statements, information statements and other information that has been electronically filed with the SEC is available. The Internet address of this site is "http://www.sec.gov."

     HCAC has filed with the SEC under the Securities Act a Registration Statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to HCAC Common Shares and HCAC $7.00 Warrants issuable in connection with the Merger. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement, including any amendments, schedules and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.
                             ---------------------
"SPAC(R)" and "Specified Purpose Acquisition Company(R)" are registered servicemarks of GKN Securities Corp.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    3
SUMMARY.....................................................    8
  The Parties...............................................    8
  The Merger................................................    8
  The Meetings..............................................    8
  Risk Factors..............................................    9
  Effective Time............................................    9
  Conversion of Shares; Exchange Ratio......................    9
  Stock Options.............................................   10
  Lock-Up Agreements........................................   10
  Recommendations of the Boards of Directors................   10
  Opinion of Financial Advisor..............................   10
  The Agreement and Plan of Merger..........................   11
  Exchange of Stock Certificates............................   11
  Fractional Shares.........................................   11
  Interests of Certain Persons in Merger....................   11
  Operations After the Merger...............................   12
  Comparison of Stockholder Rights..........................   12
  Absence of Regulatory Filings and Approvals...............   12
  Accounting Treatment......................................   12
  Certain Federal Income Tax Consequences...................   13
  Conversion Rights.........................................   13
  Dissenters' Rights........................................   13
  Market Price Data.........................................   13
SELECTED FINANCIAL DATA OF HCAC.............................   15
SELECTED FINANCIAL DATA OF ENCORE...........................   16
  Comparative Per Share Data................................   17
PRO FORMA COMBINED BALANCE SHEET OF ENCORE AND HCAC
  (UNAUDITED)...............................................   18
NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF
  ENCORE AND HCAC...........................................   20
RISK FACTORS................................................   21
  Risks Relating to Encore..................................   21
  Risks Relating to HCAC....................................   27
INTRODUCTION................................................   29
  General...................................................   29
  Purposes of the Meetings..................................   29
  Voting Rights.............................................   29
  Solicitation and Revocation of Proxies....................   30
THE MERGER..................................................   32
  General...................................................   32
  Effective Time............................................   32
  Conversion of Shares; Exchange Ratio......................   32
  Background of the Merger..................................   35
  Reasons for the Merger; Recommendations...................   36
  Opinion of HCAC's Financial Advisor.......................   37
  The Agreement and Plan of Merger..........................   41
  Listing...................................................   43

                                                              PAGE
                                                              ----
  Interests of Certain Persons in the Merger................   43
  Stock Options.............................................   44
  Exchange of Stock Certificates............................   44
  Fractional Shares.........................................   45
  Amendment to HCAC Certificate of Incorporation............   45
  Adoption of the Encore Medical Corporation 1996 Incentive
     Stock Plan.............................................   45
  Management After the Merger...............................   45
  Absence of Regulatory Filings and Approvals...............   46
  Accounting Treatment......................................   46
  Certain Federal Income Tax Consequences...................   46
  Consequences Under Federal Securities Laws................   48
  Lock-Up...................................................   49
  Warrants..................................................   50
  Voting Agreements.........................................   50
  Conversion Rights.........................................   50
  Dissenters' Rights........................................   51
DESCRIPTION OF HCAC CAPITAL STOCK...........................   54
  General...................................................   54
  Units.....................................................   54
  HCAC Common Shares........................................   54
  Preferred Stock...........................................   54
  HCAC Warrants.............................................   54
  Bridge Warrants...........................................   56
  Underwriter's Unit Purchase Option........................   56
  Dividends.................................................   56
  Transfer Agent............................................   56
COMPARISON OF STOCKHOLDER RIGHTS............................   56
  Removal of Directors; Filling Vacancies on the Board of
     Directors..............................................   57
  Quorum of Stockholders....................................   57
  Adjournment and Notice of Stockholder Meetings............   57
  Call to Special Stockholder Meetings......................   58
  Stockholder Consent in Lieu of Meeting....................   58
  Dissenters' Rights........................................   58
  Derivative Actions........................................   59
  Dividends and Distributions...............................   59
  Director Qualification and Number.........................   60
  Indemnification of Officers and Directors.................   60
  Director Liability........................................   61
  Amendment to Certificate of Incorporation and Bylaws......   61
  Vote Required for Extraordinary Corporate Transactions....   62
  Class Voting..............................................   63
  Interested Stockholder Transactions.......................   63
  Provisions with Possible Anti-Takeover Effects............   63
MARKET PRICES OF HCAC'S SECURITIES..........................   65
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF HCAC.........................   66

                                                              PAGE
                                                              ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF ENCORE.......................   67
  General...................................................   67
  Results of Operations.....................................   67
  Capital Expenditures......................................   68
  Liquidity.................................................   69
DESCRIPTION OF AMENDMENT TO HCAC CERTIFICATE OF
  INCORPORATION.............................................   70
ADOPTION OF THE ENCORE MEDICAL CORPORATION 1996 INCENTIVE
  STOCK PLAN................................................   71
  General...................................................   71
  Administration............................................   71
  Stock Options.............................................   71
  Stock Appreciation Rights.................................   72
  Restricted Stock and Unrestricted Stock...................   72
  Deferred Stock............................................   72
  Performance Units.........................................   73
  Other Stock-based Awards..................................   73
  Supplemental Grants.......................................   73
  Dividends and Deferrals; Nature of HCAC's Obligations
     Under the Option Plan..................................   74
  Adjustments...............................................   74
  Amendment and Termination.................................   74
  Federal Income Tax Consequences...........................   74
  Stockholder Approval......................................   76
BUSINESS OF HCAC............................................   77
  General...................................................   77
  Competition...............................................   77
  Employees.................................................   78
  Facilities................................................   78
  Legal Proceedings.........................................   78
MANAGEMENT OF HCAC..........................................   79
  Directors and Executive Officers..........................   79
  Executive and Director Compensation.......................   80
OTHER TRANSACTIONS..........................................   81
PRINCIPAL STOCKHOLDERS OF HCAC..............................   82
BUSINESS OF ENCORE..........................................   84
  Overview..................................................   84
  Industry Background.......................................   84
  Strategy..................................................   86
  Products..................................................   86
  Marketing and Sales.......................................   88
  International Sales and Distribution......................   89
  Affiliated Surgeons.......................................   89
  Research and Development..................................   90
  Competition...............................................   90
  Manufacturing.............................................   91
  Intellectual Property.....................................   91
  Properties................................................   91
  Employees.................................................   92
  Litigation................................................   92
  Government Regulation.....................................   92

                                                              PAGE
                                                              ----
MANAGEMENT OF ENCORE........................................   95
  Directors and Executive Officers..........................   95
  Other Transactions........................................   98
  Director Compensation.....................................   99
  Committees of the Board...................................   99
  Executive Compensation....................................   99
  Agreements with Executive Officers........................  100
  Bonus Payments to Executive Officers......................  101
PRINCIPAL SHAREHOLDERS OF ENCORE............................  101
OTHER MATTERS...............................................  102
LEGAL OPINIONS..............................................  103
EXPERTS.....................................................  103
INDEX TO FINANCIAL STATEMENTS...............................  F-1



APPENDICES
----------
Appendix A  Agreement and Plan of Merger dated November 12, 1996 By and
              Among Healthcare Acquisition Corp., Healthcare
              Acquisition, Inc. and Encore Orthopedics, Inc., as amended by Amendment dated as of February 14, 1997.
Appendix B  Opinion of Rodman & Renshaw
Appendix C  HCAC Certificate Amendment
Appendix D  Encore Medical Corporation 1996 Incentive Stock Plan
Appendix E  Texas Business Corporation Act Dissenter's Rights Provisions

                                    SUMMARY

     The following is a summary of certain significant matters discussed elsewhere in this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Joint Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read the entire Joint Proxy Statement/Prospectus, including the Appendices hereto. Certain items used in this summary and elsewhere in this Joint Proxy Statement/Prospectus are used as defined in the Summary or elsewhere in this Joint Proxy Statement/Prospectus.

THE PARTIES

     HCAC was formed in March 1995 as a Specified Purpose Acquisition Company ("SPAC"), the objective of which is to acquire an operating business (a "Target Business") in the healthcare industry (the "Healthcare Industry") by merger, exchange of stock, stock or asset acquisition or other similar type of reorganization (a "Business Combination"). The Healthcare Industry encompasses pharmaceuticals, diagnostics, medical devices, equipment and supplies, medical services and biotechnology companies. In March 1996, HCAC successfully consummated an initial public offering of its equity securities (the "IPO") from which it derived net proceeds of approximately $9,000,000 after expenses. Of such net proceeds, a total of $8,383,500 was placed in a trust account (the "Trust Fund") and will be released either upon consummation of a Business Combination (including the Merger) or upon the liquidation of HCAC, which must occur on September 8, 1997 (or March 8, 1998, if certain conditions are met) unless HCAC has consummated a Business Combination by such time. Other than its IPO and pursuit of a Business Combination, HCAC has not engaged in any business to date. The mailing address of HCAC's principal executive offices is 200 East Broward Boulevard, Fort Lauderdale, Florida 33301, and its telephone number is
(954) 761-2908. See "Business of HCAC."

     Acquisition is a Texas corporation and a wholly-owned subsidiary of HCAC organized solely for the purpose of facilitating the Merger. Upon consummation of the Merger and the transactions associated therewith, Encore will merge with Acquisition and be the surviving company. Encore will be a wholly-owned subsidiary of HCAC. The mailing address of Acquisition's principal executive offices is 200 East Broward Boulevard, Fort Lauderdale, Florida 33301, and its telephone number is (954) 761-2908.


     Encore, a Texas corporation, is a designer, marketer and distributor of orthopedic products and supplies. Its products are used primarily by orthopedic medical specialists to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and participation in sporting events. Encore's products cover a broad variety of orthopedic needs and include hip, knee and shoulder implants to reconstruct damaged joints and trauma products to reconstruct bone fractures. Encore also distributes surgical instruments to be used in implantation of its products. The mailing address of Encore's principal executive offices is 9800 Metric Boulevard, Austin, Texas 78758 and its telephone number is (512) 832-9500. For a more detailed description of Encore's business, see "Business of Encore."


THE MERGER

     Under the terms of the Agreement and Plan of Merger, Acquisition will merge with and into Encore, and Encore will be the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of HCAC. Upon consummation of the Merger, HCAC will change its name to Encore Medical Corporation. Stockholders of HCAC and Encore will each vote separately on the Agreement and Plan of Merger. See "The Merger."

THE MEETINGS


     HCAC. The HCAC Meeting will be held on March 25, 1997 at 10:00 a.m., local time, at 200 East Broward Boulevard, 15th Floor, Fort Lauderdale, Florida 33301. At the HCAC Meeting, stockholders of HCAC will be asked (i) to consider and act upon a proposal to approve the Agreement and Plan of Merger dated as of November 12, 1996, as amended as of February 14, 1997, among HCAC, Acquisition and Encore, (ii) to consider and act upon a proposal to approve the HCAC Certificate Amendment and (iii) to approve the adoption of the Option Plan. If the Agreement and Plan of Merger is not approved, however, the HCAC Certificate of Incorporation will not be amended, and the Option Plan will not be adopted, notwithstanding stockholder approval of either of such proposals. Approval of the Agreement and Plan of Merger by the stockholders of HCAC and Encore will constitute approval of the assumption by HCAC of the stock options of Encore outstanding immediately prior to the effective time of the Merger. To approve and authorize the Merger, HCAC's Certificate of Incorporation requires the affirmative vote of at least a majority of the outstanding HCAC Common Shares and also requires that Conversion Rights are exercised with respect to fewer than 20% of the Public Shares. The affirmative vote of a majority of the outstanding HCAC Common Shares entitled to vote is required to approve the HCAC Certificate Amendment. The affirmative vote of a majority of shares represented in person or by proxy at the HCAC Meeting and entitled to vote thereat is required to approve and adopt the Option Plan. CONSUMMATION OF THE MERGER IS CONDITIONED NOT ONLY UPON HCAC STOCKHOLDER APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, BUT ALSO UPON STOCKHOLDER APPROVAL OF THE HCAC CERTIFICATE AMENDMENT AND THE ADOPTION OF THE OPTION PLAN.


     Holders of record of HCAC Common Shares as of the close of business on February 14, 1997 will be entitled to cast one vote for each HCAC Common Share held as of such date. At such date, there were 2,100,000 HCAC Common Shares outstanding and entitled to vote. See "Introduction." THE HCAC BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSALS BEING SUBMITTED TO THE HCAC STOCKHOLDERS.



     Encore. The Encore Meeting will be held on March 25, 1997 at 10:00 a.m., local time, at 9800 Metric Boulevard, Austin, Texas 78758. At the Encore Meeting, shareholders will be asked to consider and act upon a proposal to approve the Agreement and Plan of Merger. The affirmative vote of at least
66 2/3% of the outstanding Encore Shares, voting together as one class, is required to approve the Agreement and Plan of Merger. Holders of record of Encore Shares as of the close of business on February 14, 1997 will be entitled to cast one vote for each Encore Share held as of such date. At such date, there were outstanding and entitled to vote 6,924,811 Encore Shares, consisting of 6,337,911 Encore Common Shares and 586,900 Encore Preferred Shares. THE ENCORE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL BEING SUBMITTED TO THE ENCORE SHAREHOLDERS.


RISK FACTORS

     Stockholders should carefully consider certain factors in evaluating the Merger. See "Risk Factors."

EFFECTIVE TIME

     Following the satisfaction or waiver of all conditions to the Merger, the Merger will be consummated on the date and time of filing of the Articles of Merger and all other necessary documents with the Secretary of State of the State of Texas (the "Effective Time"). Assuming that the Merger is approved at the Meetings and all other conditions to the Merger are satisfied, or waived, it is anticipated that the Effective Time will occur on the date of the Meetings, or as soon thereafter as practicable. See "The Merger -- Effective Time."

CONVERSION OF SHARES; EXCHANGE RATIO


     Pursuant to the provisions of the Agreement and Plan of Merger, assuming no dissenting Encore shareholders, no additional issuances of Encore Shares or Encore options at an exercise price of less than $5.00 and that at the Effective Time, HCAC's cash position net of accounts payable remains as it was on December 31, 1996, each issued and outstanding Encore Common Share would be converted into 0.8656 HCAC Common Shares and 0.1298 HCAC $7.00 Warrants, and each issued and outstanding Encore Preferred Share would be converted into 1.0820 HCAC Common Shares and 0.1623 HCAC $7.00 Warrants (the "Minimum Exchange Ratio"). The actual exchange ratio will differ from the Minimum Exchange Ratio to the extent these assumptions vary from actual conditions at the Effective Time. The managements of HCAC and Encore believe that the actual exchange ratio will not be identical to the Minimum Exchange Ratio, but they do not believe that the actual exchange ratio will provide fewer HCAC Common Shares or HCAC $7.00 Warrants for Encore's shareholders than the Minimum Exchange Ratio, assuming no Encore shareholders exercise their dissenters' rights and that no additional Encore Shares are issued between the date of this Joint Proxy Statement/Prospectus and the Effective Time. Based upon the Minimum Exchange Ratio, holders of Encore Shares, in the aggregate, would own approximately 74% of the outstanding HCAC Common Shares as a result of the Merger, without giving effect to the issuance of HCAC Common Shares pursuant to options and warrants outstanding at the Effective Time. All HCAC Common Shares outstanding as of the consummation of the Merger will remain issued and outstanding. SEE "THE MERGER -- CONVERSION OF SHARES; EXCHANGE RATIO" FOR A DISCUSSION OF THE DETERMINATION OF THE EXCHANGE RATIO AND THE ASSUMPTIONS ON WHICH THE MINIMUM EXCHANGE RATIO IS BASED.


STOCK OPTIONS


     The Agreement and Plan of Merger provides that from and after the Effective Time each outstanding option and warrant to purchase Encore Common Shares that was outstanding as of November 12, 1996 or issued subsequently thereto in accordance with the Agreement and Plan of Merger (the "Assumed Options"), will be assumed by HCAC and will be exercisable for HCAC Common Shares and HCAC $7.00 Warrants on the same terms and conditions as are set forth in the option or warrant and for that number of HCAC Common Shares and HCAC $7.00 Warrants as the optionee or warrantholder would have been entitled to receive had the optionee or warrantholder exercised his option or warrant immediately prior to the Effective Time. As of December 31, 1996, options and warrants to purchase 4,316,606 Encore Common Shares were outstanding. Assuming no exercises or cancellations of such options or warrants between December 31, 1996 and the Effective Time and assuming that the Encore Shares are converted pursuant to the Minimum Exchange Ratio, immediately after the Effective Time, Assumed Options to purchase 3,736,520 HCAC Common Shares and 560,478 HCAC $7.00 Warrants will be outstanding. Each Assumed Option shall constitute a continuation of the option that was outstanding prior to the Effective Time. Other than accelerated vesting, which may occur under certain option agreements as a result of the Merger, an Assumed Option shall not give the optionee or warrantholder additional benefits that he did not have under the option or warrant that was outstanding prior to the Effective Time. See "The Merger-Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based. Approval of the Merger by the stockholders of HCAC and Encore will constitute approval of the assumption by HCAC of the Assumed Options.



LOCK-UP AGREEMENTS


     Certain officers, directors and shareholders of Encore will be required to agree not to sell or transfer the HCAC Common Shares and HCAC $7.00 Warrants received by them in connection with the Merger for specified periods of time. See "The Merger-Lock-Up Agreements of Certain Parties."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS


     The HCAC and Encore Boards have each unanimously approved the Agreement and Plan of Merger and determined that the terms of the proposed Merger are fair to, and in the best interests of, their respective stockholders. Prior to the date of this Joint Proxy Statement/Prospectus, the HCAC Board received a fairness opinion from Rodman and Renshaw, Inc. ("Rodman"), HCAC's financial advisor, stating that, based upon its review and subject to the assumptions and limitations stated therein, the consideration to be paid by HCAC pursuant to the Agreement and Plan of Merger is fair, from a financial point of view, to the stockholders of HCAC. See "The Merger -- Background of the Merger" and "The Merger -- Reasons for the Merger; Recommendations." The HCAC Board unanimously recommends a vote "FOR" the proposals to approve the HCAC Certificate Amendment and the Option Plan.


OPINION OF FINANCIAL ADVISOR


     Rodman has rendered its opinion to the HCAC Board stating that, based upon its review and subject to the assumptions and limitations stated therein, the consideration to be paid by HCAC pursuant to the Agreement and Plan of Merger is fair, from a financial point of view, to the stockholders of HCAC and that the fair market value of Encore is at least 80% of the net assets of HCAC. See "The Merger -- Opinion of Financial Advisor" and Appendix B.

THE AGREEMENT AND PLAN OF MERGER

     The Agreement and Plan of Merger sets forth the terms by which the Merger will be consummated and the rights of holders of Encore Shares to receive HCAC Common Shares and HCAC $7.00 Warrants pursuant to the Merger. The Agreement and Plan of Merger contains representations, warranties and agreements of the parties, and provides specific conditions to the consummation of the Merger and terms under which the Merger may be terminated or abandoned. See "The
Merger -- Representations and Warranties, Conduct of Business Prior to Merger, Certain Covenants, Conditions to the Merger and Amendment; Waiver; Termination."

EXCHANGE OF STOCK CERTIFICATES

     As of the Effective Time of the Merger, each Encore shareholder whose shares are converted in the Merger into HCAC Common Shares and HCAC $7.00 Warrants will be entitled to receive, upon surrender of certificate(s) formerly representing Encore Shares, certificates representing the HCAC Common Shares and HCAC $7.00 Warrants to which such holder is entitled in respect of the conversion of such shares. Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be forwarded to the former Encore shareholders as promptly as possible following the Effective Time of the Merger. Each shareholder should only surrender such certificates with an accompanying letter of transmittal. See "The Merger -- Exchange of Stock Certificates."

FRACTIONAL SHARES


     No fractional HCAC Common Shares or HCAC $7.00 Warrants will be issued as a result of the Merger. Each holder of a fractional interest in HCAC Common Shares will be entitled to receive a cash amount in lieu of such fractional interest equal to such fraction multiplied by the average of the closing bid prices of HCAC Common Shares for the five trading days prior to the Effective Time, as reported on the OTC Bulletin Board. Fractional interests in HCAC $7.00 Warrants will be rounded to the closest whole number. See "The Merger -- Fractional Shares."


INTERESTS OF CERTAIN PERSONS IN MERGER


     As contemplated by the Agreement and Plan of Merger, HCAC has agreed to cause Nick Cindrich, Craig Smith, Richard Martin, Richard Relyea, Lamar Laster, Dennis Enright and Kenneth Davidson, each an Encore designee, and Jay Haft, John Abeles, M.D. and Joel Kanter, each an HCAC designee, to be elected to HCAC's Board of Directors following the Merger. Encore's designees will represent seven of the ten members of HCAC's Board following the Effective Time.



     Northlea Partners, Ltd., an Initial Stockholder of HCAC, owns 158,918 Encore Common Shares, which, based upon the Minimum Exchange Ratio, would, subject to possible adjustments, convert to 137,562 HCAC Common Shares and 20,634 HCAC $7.00 Warrants upon consummation of the Merger. John H. Abeles, M.D., the President, Treasurer and a director of HCAC, is the general partner of Northlea Partners, Ltd., a limited partnership of which the Abeles Family Trust is the sole limited partner. See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based.



     Pursuant to an Engagement Letter dated December 2, 1996 (the "Engagement Letter"), HCAC also retained Rodman to furnish financial advisory and investment banking services with respect to potential post-Merger acquisitions, mergers and debt or equity financings by HCAC. The Engagement Letter provides for compensation payable to Rodman in two installments and final payment due upon the closing of the Merger, consisting of: (i) an advisory fee of $100,000 payable in cash; (ii) upon consummation of the Merger, an investment banking fee of $100,000 payable in cash; and (iii) upon consummation of the Merger, warrants to purchase 150,000 HCAC Common Shares exercisable for a period of four (4) years at an exercise price of $7.00 per share with such provisions as are customary in transactions of this nature, including cashless conversion rights. HCAC has also agreed to reimburse Rodman for its reasonable out-of-pocket expenses not to exceed $25,000 and to indemnify Rodman against certain liabilities relating to or arising out of services performed and opinions rendered by Rodman pursuant to the Engagement Letter.


     The Agreement and Plan of Merger provides that from and after the Effective Time each outstanding option and warrant to purchase Encore Common Shares will be converted into an option or warrant to purchase HCAC Common Shares and HCAC $7.00 Warrants on the same terms and conditions as are set forth in the option or warrant and for that number of HCAC Common Shares and HCAC $7.00 Warrants as the optionee or warrantholder would have been entitled to receive had the optionee or warrantholder exercised his option or warrant immediately prior to the Effective Time. As of December 31, 1996, options and warrants to purchase 4,316,606 Encore Common Shares were outstanding. The executive officers and directors of Encore hold options to purchase 2,388,897 (1,965,147 of which were vested as of December 31, 1996) Encore Common Shares that will be converted as provided above. See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based.



OPERATIONS AFTER THE MERGER



     As a result of the Merger, Acquisition will be merged with and into Encore, and HCAC will own all of the outstanding shares of Encore. Accordingly, after the Merger, HCAC will own the business of Encore, Encore will be a wholly-owned subsidiary of HCAC, and the HCAC Certificate of Incorporation will be amended as of the Effective Time to change HCAC's name to Encore Medical Corporation.


     Effective as of the Effective Time, all of the HCAC directors will resign, and, prior to resigning, will elect ten members, seven of whom will be Encore designees and three of whom will be pre-Merger HCAC directors. In addition, HCAC's two executive officers will resign effective at the Effective Time and be replaced by officers of Encore. Certain members of the post-merger HCAC Board also will be members of the board of directors of the Surviving Corporation. Encore's executive officers will remain executive officers of the Surviving Corporation. See "The Merger -- Management After the Merger."


     Neither Encore nor HCAC currently intends to pay any cash dividends for the year ending December 31, 1997, other than as required to be paid to holders of Encore Preferred Shares, as all available cash will be utilized to further the growth of Encore's business subsequent to the Effective Time and for the foreseeable future thereafter. The payment of any subsequent cash dividends will be subject to the discretion of the post-Merger HCAC Board. See "The
Merger -- Management After the Merger" and "Description of HCAC Capital
Stock -- Dividends."


COMPARISON OF STOCKHOLDER RIGHTS

     If the Merger is consummated, holders of Encore Common Shares and Encore Preferred Shares will become holders of HCAC Common Shares, which will result in their rights as shareholders being governed by Delaware law. A discussion of the material differences between the rights of holders of Encore Common Shares and Encore Preferred Shares and holders of HCAC Common Shares is set forth in "The Merger-Comparison of Stockholder Rights." Consummation of the Merger will also result in the rights of holders of Encore Common Shares and Encore Preferred Shares being governed by HCAC's Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law.

ABSENCE OF REGULATORY FILINGS AND APPROVALS

     Neither HCAC nor Encore is aware of any governmental or regulatory requirements for consummation of the Merger, other than compliance with applicable federal and state securities laws. See "The Merger -- Absence of Regulatory Filings and Approvals."

ACCOUNTING TREATMENT


     Based upon the Minimum Exchange Ratio of 0.8656 HCAC Common Shares and
0.1298 HCAC $7.00 Warrants per Encore Common Share and 1.0820 HCAC Common Shares and 0.1623 HCAC $7.00 Warrants per Encore Preferred Share, upon completion of the Merger, the current holders of Encore Shares, in the aggregate, would own approximately 74% of the outstanding shares of HCAC (without giving effect to the issuance of HCAC Common Shares pursuant to options and warrants outstanding at the Effective Time) and the current Encore executive officers and management team will become the executive officers and management team of HCAC and the Surviving Corporation. For accounting and financial reporting purposes, the Merger will be accounted for as a recapitalization of Encore, with the issuance of shares by Encore for the net assets of HCAC, consisting primarily of cash. Since HCAC is a SPAC with no business operations other than the search for a suitable Target Business, its assets will be recorded in the balance sheet of the combined company at book value. The unaudited pro forma balance sheet in this Joint Proxy Statement/Prospectus has been prepared on this basis. See "The
Merger -- Accounting Treatment" and see "The Merger-Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     Consummation of the Merger is conditioned upon the receipt of an opinion of counsel to Encore that, for federal income tax purposes (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (ii) no gain or loss will be recognized to Encore shareholders upon receipt of HCAC Common Shares in exchange for their Encore Shares pursuant to the Merger, although Encore shareholders will recognize gain, if any, to the extent of the fair market value of the HCAC $7.00 Warrants received in exchange for their Encore Shares pursuant to the Merger; (iii) the basis of the HCAC Common Shares received by an Encore shareholder (including interests in fractional HCAC Common Shares not actually received) will be the same as the basis of the Encore Common Shares or Encore Preferred Shares surrendered for exchange in the Merger, decreased by the fair market value of the HCAC $7.00 Warrants received by such shareholder and increased by the amount of gain, if any, recognized on the exchange by such shareholder; and (iv) Encore shareholders in the Merger will include the holding period for the Encore Shares in their holding period for HCAC Common Shares received in the Merger, assuming such Encore Shares were held as capital assets at the Effective Time. The tax opinion to be received is subject to various assumptions and qualifications and is not binding on the Internal Revenue Service. See "The Merger -- Certain Federal Income Tax Consequences."


CONVERSION RIGHTS

     Public Stockholders who vote against the Agreement and Plan of Merger and comply with certain other requirements will have the right to demand that HCAC convert their shares for cash if the Merger is approved and consummated. See "The Merger -- Conversion Rights."

DISSENTERS' RIGHTS

     No right of dissent or appraisal is available to holders of HCAC Common Shares, although such holders do have Conversion Rights, as described above, which may be exercised by following certain specific procedures described below. See "The Merger -- Conversion Rights." Holders of Encore Shares will have dissenters' rights of appraisal in connection with the Merger. See "The
Merger -- Dissenters' Rights."

MARKET PRICE DATA


     HCAC Common Shares, as well as HCAC's redeemable common stock purchase warrants (the "HCAC $5.00 Warrants"), are traded in the over-the-counter market and quoted on the OTC Bulletin Board, an inter-dealer automated quotation system sponsored and operated by the National Association of Securities Dealers, Inc. ("NASD"). An application has been filed to list the HCAC Common Shares and HCAC $5.00 Warrants on the Nasdaq National Market ("Nasdaq") under the symbols "ENMC" and "ENMCW." There is no established trading market for the Encore Shares.

     On October 16, 1996, the last full trading day prior to the public announcement of the execution and delivery of a Letter of Intent between HCAC and Encore (the "Letter of Intent"), the high bid prices of the HCAC Common Shares and HCAC $5.00 Warrants, as reported on the OTC Bulletin Board, were $4.63 and $0.75, respectively. On February 14, 1997, the most recent date for which it was practicable to obtain market price information prior to the printing of this Joint Proxy Statement/Prospectus, such closing bid prices were $5.00 and $0.78, respectively. See "Market Prices of HCAC's Securities."



     Because the market price of HCAC Common Shares is subject to fluctuation, the market value of the HCAC Common Shares and the HCAC $7.00 Warrants that holders of Encore Common Shares and Encore Preferred Shares will receive in the Merger may increase or decrease prior to the Merger. ENCORE SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR HCAC COMMON SHARES.



     Encore is privately held, and there is no established public market for any of the Encore Common Shares or Encore Preferred Shares. As of the date of this Joint Proxy Statement/Prospectus, there were 84 holders of record of Encore Common Shares, representing 100% of the ownership of Encore Common Shares, and 28 holders of record of Encore Preferred Shares, representing 100% of the ownership of Encore Preferred Shares.

                        SELECTED FINANCIAL DATA OF HCAC


     The following table sets forth selected financial data with respect to HCAC for the periods indicated, which data has been derived from financial statements audited by Richard A. Eisner & Company, LLP, independent accountants, and included elsewhere in this Joint Proxy Statement/Prospectus. The data set forth below should be read in conjunction with the financial statements of HCAC, including the notes thereto, included elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations of HCAC."



                                                         MARCH 21, 1995       YEAR       MARCH 21, 1995
                                                         (INCEPTION) TO      ENDED       (INCEPTION) TO
                                                          DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                              1995            1996            1996
                                                         --------------   ------------   --------------
STATEMENT OF OPERATIONS DATA:
Interest income........................................           --       $ 360,939        $360,939
Expenses...............................................     $ 38,921         230,050         268,971
Net income (loss)......................................      (38,921)        107,889          68,968
Net income (loss) per share............................     $  (0.10)      $    0.06
Weighted average common shares outstanding.............      375,000       1,750,437



                                                          DECEMBER 31,                    DECEMBER 31,
                                                              1995                            1996
                                                         --------------                  --------------
BALANCE SHEET DATA:
Working capital (deficit)..............................    $(195,715)                      $8,645,342
Total assets...........................................      233,356                        9,358,278
Current liabilities....................................      227,277                          301,093
Common stock subject to possible conversion to cash....           --                        1,746,368
Common stock...........................................          375                            1,755
Additional paid-in capital.............................       44,625                        7,309,767
Deficit accumulated during the development stage.......      (38,921)                            (705)

                       SELECTED FINANCIAL DATA OF ENCORE


     The following sets forth selected financial data with respect to Encore for the periods indicated. The data as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 have been derived from financial statements audited by Price Waterhouse LLP, independent accountants, which are included elsewhere in this Joint Proxy Statement/Prospectus. The data as of December 31, 1993 and 1994 and for the nine months ended December 31, 1993 and the year ended December 31, 1994 have been derived from financial statements audited by Price Waterhouse LLP, independent accountants, not included herein. The data as of and for the year ended March 31, 1993 have been derived from unaudited financial statements not presented herein. In the opinion of Encore's management, the unaudited financial statements have been prepared on the same basis as the audited financial statements contained in this Joint Proxy Statement/Prospectus and include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the data included therein in accordance with generally accepted accounting principles. The following selected financial data are qualified by reference to, and should be read in conjunction with, the financial statements and related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Encore" included elsewhere in this Joint Proxy Statement/Prospectus.



                                                             YEAR      NINE MONTHS
                                                             ENDED        ENDED        YEAR ENDED DECEMBER 31,
                                                           MARCH 31,   DECEMBER 31,   --------------------------
                                                             1993        1993(B)       1994     1995      1996
                                                           ---------   ------------   ------   -------   -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Sales....................................................   $ 2,045       $3,295      $7,762   $13,791   $17,621
Gross margin.............................................       870        1,647       4,487     8,051    11,563
Income (loss) from operations............................    (2,176)        (931)        166     1,758     2,129
Net income (loss)........................................    (1,706)        (928)        447     1,408     1,033
Net income (loss) applicable to common stockholders......    (1,706)        (928)        442     1,370      (236)
Net income (loss) applicable to common stockholders per
  share..................................................     (0.34)       (0.18)       0.07      0.20     (0.04)
Weighted average shares outstanding......................     5,071        5,082       6,624     6,941     6,149
PRO FORMA EQUIVALENT STATEMENT OF OPERATIONS DATA(A)
Pro forma net income.....................................                                                $ 1,033
Pro forma equivalent net income per share................                                                   0.12
Weighted average equivalent shares outstanding...........                                                  8,287
BALANCE SHEET DATA
Working capital..........................................   $ 2,652       $2,714      $3,752   $ 7,231   $10,012
Total assets.............................................     4,981        5,098       7,712    12,757    20,275
Note payable and current portion of long-term debt.......       100          100         200       293     2,764
Long-term debt, less current portion.....................     1,800        1,800       1,600     4,479     6,013
Stockholders' equity.....................................     2,349        2,313       3,275     5,170     6,589


---------------


(a) Pro forma equivalent net income per share has been presented to give effect to the Merger. Pro forma equivalent net income per share is based on (i) net income available for holders of Encore Common Shares adjusted by adding back cumulative dividends on Encore Preferred Shares (the Encore Preferred Shares will be exchanged for HCAC Common Shares) and the change in the redemption amount of the common stock put warrants (since the redemption feature of the common stock put warrants will terminate in connection with the Merger), and
    (ii) weighted average equivalent shares outstanding, adjusted by the Minimum Exchange Ratio. See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based.


(b) Encore converted from a March 31 fiscal year to a December 31 fiscal year as of December 31, 1993.

COMPARATIVE PER SHARE DATA

     The following table sets forth per share data of HCAC and Encore on a historical basis and the merged entity on a pro forma basis. This table should be read in conjunction with the historical financial statements and notes thereto of HCAC and Encore appearing elsewhere in this Joint Proxy Statement/Prospectus.


                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1996
                                                              -----------------
HCAC HISTORICAL INFORMATION
  Net income per share......................................       $ 0.06
  Book value per common share...............................         4.31
  Conversion value per share(a).............................         5.06
ENCORE HISTORICAL INFORMATION
  Net loss applicable to common stockholders per share......        (0.04)
  Book value per common share...............................         0.58
  Equivalent pro forma book value per common share(b).......         1.81
PRO FORMA INFORMATION
  Net income per share (c)..................................         0.10
  Book value per common share(d)............................         2.09


---------------


(a) Conversion value per share equals the amount held in the Trust Fund at December 31, 1996 divided by the number of Public Shares. Such per share amount is payable to Public Stockholders who exercise their Conversion Rights, provided that the Merger is consummated and Conversion Rights are exercised with respect to less than 20% of the Public Shares.

(b) Equivalent pro forma book value per common share for Encore is determined by multiplying the pro forma book value per common share by the Minimum Exchange Ratio to represent equivalent per share amounts to shareholders of Encore. See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based.

(c) Pro forma net income per share represents the net income of Encore of $1,033,000, divided by pro forma weighted average shares outstanding of 10,037,240. The net income of HCAC is not considered in this calculation as the Merger is considered a recapitalization of Encore with the issuance of shares by Encore for the net assets of HCAC, consisting primarily of cash. HCAC has had no business operations other than the search for a suitable Target Business; therefore, its results of operations are not considered meaningful.


         Pro forma weighted average shares outstanding includes (i) Encore's weighted average shares outstanding adjusted by the Minimum Exchange Ratio, and (ii) HCAC's weighted average common shares outstanding. Pro forma weighted average shares outstanding further assumes that no Encore shareholders exercise dissenters' rights and no additional issuance of shares by Encore between the date of this Joint Proxy Statement/Prospectus and the Effective Time. See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the Exchange Ratio and the assumptions on which the Minimum Exchange Ratio is based.


(d) Pro forma book value per common share represents pro forma stockholders' equity of $17,192,185, divided by pro forma common shares outstanding of 8,217,811.


         Pro forma common shares outstanding represents (i) Encore Preferred Shares and Common Shares outstanding at December 31, 1996, adjusted by the Minimum Exchange Ratio, and (ii) HCAC Common Shares outstanding at December 31, 1996. The calculation further assumes that no Encore shareholders exercise dissenters' rights and no additional issuance of Encore Shares between the date of this Joint Proxy Statement/Prospectus and the Effective Time. See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based.

                               PRO FORMA COMBINED


                  BALANCE SHEET OF ENCORE AND HCAC (UNAUDITED)



     The following unaudited pro forma combined balance sheet gives effect to the proposed Merger to be accounted for as a recapitalization of Encore, with the issuance of shares by Encore for the net assets of HCAC, consisting primarily of cash. The unaudited pro forma balance sheet is based on the individual balance sheets of Encore and HCAC appearing elsewhere in this Joint Proxy Statement/Prospectus and has been prepared to reflect the proposed Merger as of December 31, 1996 based on the two assumptions described as Illustration A and Illustration B in "The Merger -- Conversion of Shares; Exchange Ratio." Both illustrations assume that no Encore shareholders exercise dissenters' rights. Illustration A assumes that no HCAC stockholders exercise their Conversion Rights. Illustration B assumes that Conversion Rights are exercised with respect to one share less than 20% of the HCAC Public Shares, the maximum allowable number. Unaudited pro forma statements of operations have not been provided herein as HCAC is a SPAC(R) with no business operations other than the search for a suitable Target Business; therefore the results of its operations are not considered meaningful.

     This unaudited pro forma combined balance sheet should be read in conjunction with the historical financial statements and notes thereto of Encore and HCAC included elsewhere in this Joint Proxy Statement/Prospectus.


        PRO FORMA COMBINED BALANCE SHEET OF ENCORE AND HCAC (UNAUDITED)


                               DECEMBER 31, 1996

                                 (IN THOUSANDS)


                                                                  PRO FORMA                        PRO FORMA
                                                        ------------------------------   ------------------------------
                                                                          ASSUMING                         ASSUMING
                                                                          NO HCAC                         MAX. HCAC
                                     ENCORE     HCAC    ADJUSTMENTS      CONVERSION      ADJUSTMENTS      CONVERSION
                                     -------   ------   -----------   ----------------   -----------   ----------------
                                                                      (ILLUSTRATION A)                 (ILLUSTRATION B)
                                                        ASSETS
Current assets:
  Cash and cash equivalents........  $   472   $8,925     $  (260)(e)     $ 9,137          $(1,746)(h)     $ 7,391
  Accounts receivable..............    4,467       --          --           4,467               --           4,467
  Inventories......................    9,912       --          --           9,912               --           9,912
  Prepaid expenses and other
    current assets.................      537       21         (58)(e)         479               --             479
                                                              (21)(f)
                                     -------   ------     -------        --------          -------        --------
         Total current assets......   15,388    8,946        (339)         23,995           (1,746)         22,249
Property and equipment, net........    3,931       --          --           3,931               --           3,931
Other noncurrent assets............      956      412        (407)(e)         956               --             956
                                                               (5)(f)
                                     -------   ------     -------        --------          -------        --------
         Total assets..............  $20,275   $9,358     $  (751)        $28,882          $(1,746)        $27,136
                                     =======   ======     =======        ========          =======        ========

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long term
    debt...........................  $ 2,464   $   --     $    --         $ 2,464          $    --         $ 2,464
  Current portion of payable to a
    related party..................      300       --          --             300               --             300
  Accounts payable and accrued
    expenses.......................    2,612      301          --           2,913               --           2,913
                                     -------   ------     -------        --------          -------        --------
         Total current
           liabilities.............    5,376      301          --           5,677               --           5,677
Long term debt, net of current
  portion..........................    4,913       --          --           4,913               --           4,913
Payable to a related party, net of
  current portion..................    1,100       --          --           1,100               --           1,100
                                     -------   ------     -------        --------          -------        --------
         Total liabilities.........   11,389      301          --          11,690               --          11,690
Common stock put warrants..........    2,297       --      (2,297)(g)          --               --              --
Common stock, subject to possible
  conversion.......................       --    1,746      (1,746)(c)          --               --              --
Stockholders' equity:
  Preferred stock..................    2,935       --      (2,935)(b)          --               --              --
  Common stock.....................       63        2         (58)(a)           8               --               8
                                                                1(b)
  Additional paid in capital.......    6,258    7,310          58(a)       17,554           (1,746)(h)      15,808
                                                            2,934(b)
                                                            1,746(c)
                                                               (1)(d)
                                                             (725)(e)
                                                              (26)(f)
  Accumulated deficit..............   (2,667)      (1)      2,297(g)         (370)              --            (370)
                                                                1(d)
                                     -------   ------     -------        --------          -------        --------
         Total stockholders'
           equity..................    6,589    7,311       3,292          17,192           (1,746)         15,446
                                     -------   ------     -------        --------          -------        --------
         Total liabilities and
           stock-holders' equity...  $20,275   $9,358     $  (751)        $28,882          $(1,746)        $27,136
                                     =======   ======     =======        ========          =======        ========



            See notes to unaudited pro forma combined balance sheet


                              of Encore and HCAC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               OF ENCORE AND HCAC


1.  MERGER

     Pursuant to the terms of the Agreement and Plan of Merger, each Encore Common Share and Encore Preferred Share outstanding immediately prior to the Merger will be exchanged for HCAC Common Shares and HCAC $7.00 Warrants based on the exchange ratio discussed elsewhere in this Joint Proxy Statement/ Prospectus. See "The Merger -- Conversion of Shares; Exchange Ratio." In addition, the terms of Encore options and warrants to acquire Encore Common Shares will be adjusted by the same exchange ratio.


     The unaudited pro forma combined balance sheet at December 31, 1996 has been prepared to reflect the Merger based on two assumptions described as Illustration A and Illustration B in "The Merger -- Conversion of Shares; Exchange Ratio." Both illustrations assume that no Encore shareholders exercise dissenters' rights and no additional Encore Shares or HCAC Common Shares are issued prior to the Effective Time. Illustration A assumes that no HCAC stockholders exercise their Conversion Rights. Illustration B assumes that Conversion Rights are exercised with respect to one share less than 20% of the HCAC Public Shares, the maximum allowable number. In addition, the unaudited pro forma balance sheet assumes the issuance of HCAC Common Shares to the shareholders of Encore; however, for accounting and financial reporting purposes, the Merger will be treated as a recapitalization of Encore, with the issuance of shares by Encore for the net assets of HCAC, consisting primarily of cash. See "The Merger -- Accounting Treatment".


2.  PRO FORMA ADJUSTMENTS

     The pro forma adjustments in the accompanying unaudited pro forma combined balance sheet are listed below:


          (a) To reflect the exchange of Encore Common Shares for HCAC Common Shares at the Minimum Exchange Ratio of 0.8656 HCAC Common Shares for each Encore Common Share and the related change in par value per share from $0.01 to $0.001.



          (b) To reflect the exchange of Encore Preferred Shares for HCAC Common Shares at the Minimum Exchange Ratio of 1.0820 HCAC Common Shares for each Encore Preferred Share.


          (c) To reflect the reclassification of HCAC Common Shares subject to possible conversion to stockholders' equity assuming no such conversion.

          (d) To reflect the elimination of HCAC's retained earnings against additional paid-in capital.

          (e) To reflect the estimated merger expenses of Encore and HCAC.

          (f) To eliminate non-cash assets of HCAC.


          (g) To reflect the cancellation of the put feature of the common stock put warrants issued in connection with Encore obtaining financing. Such cancellation will occur in connection with the Merger.


          (h) To reflect payment to HCAC stockholders of the conversion value of the maximum number of HCAC Common Shares subject to possible conversion.

                                  RISK FACTORS

     The following are certain risk factors or investment considerations that should be carefully considered in evaluating the Merger, in addition to the risks and other information described elsewhere in this Joint Proxy Statement/Prospectus.

RISKS RELATING TO ENCORE


     Operating History; No Assurance of Profits; Future Operating
Results. Encore has a 4 3/4-year operating history as a full-line orthopedic implant manufacturer. Encore began to manufacture and distribute its products in the fourth quarter of calendar year 1992. Only in its last three fiscal years did Encore produce net profits for a full fiscal year. The loss for the fiscal year ended March 31, 1993, was $1,706,000, of which $741,000 of the expenses were for preoperating expenses. Encore adopted a calendar year for its fiscal year effective December 31, 1993, and its loss for the period April 1, 1993 through December 31, 1993 was $928,000. Net income for 1994, 1995 and 1996 was $447,000, $1,408,000 and $1,033,000, respectively. There can be no assurance as to whether or the extent to which Encore will continue to be profitable. Encore has experienced negative cash flows from operations for each year of its existence through the year ended December 31, 1996. From 1992 to 1993, these negative cash flows from operations stemmed from losses as well as increases to inventory and accounts receivable resulting from Encore's efforts to expand its operations. From 1994 through 1996, the negative cash flows from operations were due primarily to working capital increases largely in inventory resulting from Encore's efforts to expand its operations. Encore's strategic plan provides for Encore to grow at a rapid pace, thereby incurring the business risks associated with rapidly growing companies, and Encore's management expects to continue to incur negative cash flows from operations at least through fiscal year 1997.



     Future Capital Requirements; Dilution. Encore will require substantial capital resources to continue developing, manufacturing and marketing its products, expanding its product line and funding its operations. Encore has experienced negative cash flows from operations for each year of its existence through the year ended December 31, 1996 and expects to continue to incur negative cash flows from operations at least through fiscal year 1997. Encore expects that HCAC's funds upon conclusion of the Merger and after paying stockholders who exercise Conversion Rights, together with operating revenues, will be sufficient to fund its operations for the next 12 months. Thereafter, it is likely Encore may need to raise a substantial amount of capital. No assurance can be given that such financing will be available when needed, if at all, or on terms favorable to Encore. Any additional equity financings will be dilutive to shareholders, and debt financings, if available, will affect operating results and may require Encore to agree to restrictive covenants. Failure to generate or raise sufficient funds may require Encore to delay or abandon some or all of its planned future expansion or expenditures, which could have a material adverse effect on Encore's business, financial condition and operating results. In addition, in the event that Encore shall (i) enter into a merger in which it is not the surviving entity or the Encore shareholders are not in control of the surviving entity; (ii) sell all or substantially all of its assets or intellectual property rights (including trade secrets, manufacturing processes, instrumentation, technical know how and patent rights); (iii) conduct a private placement that results in a net amount of $15,000,000 or more; (iv) undergo a change in control in which any person or entity who did not own, directly or indirectly, any Encore Common Shares or Encore Preferred Shares on July 31, 1992 becomes the beneficial owner, directly or indirectly, of Encore Common Shares or Encore Preferred Shares representing 50% or more of the combined voting power of Encore's then outstanding Common Shares and Preferred Shares, or (v) complete an initial public offering of Encore Common Shares, Encore may be required to immediately pay all amounts owing under a Technology Transfer Agreement, dated March 27, 1992, between T&R Manufacturing, Inc., the predecessor of Encore, and Sandor Turanyi, which amounts, as of December 31, 1996, equaled $1.4 million.



     Encore currently has loans outstanding with Sirrom Capital Corporation ("Sirrom") and Norwest Bank Texas, South Central (formerly Franklin Federal Bancorp, F.S.B.) ("Norwest"). The loan documents for these borrowings include financial covenants, and Encore was in violation of a debt coverage covenant under the Norwest agreement for the period of October and November 1996, which violation was waived by Norwest. There can be no assurance that Encore will not be in default of this or other loan covenants in the future or that, in the event of any default, Encore's lenders will waive the default. Any default that is not waived could have a material adverse effect on Encore's business, results of operations and financial condition. The line of credit from Norwest expires on July 28, 1997, but Encore's management believes that it can be renewed for another year. Failure to renew this line of credit could have a material adverse effect on Encore's business, results of operations and financial condition.


     Exchange Ratio Not Fixed. The number of HCAC Common Shares and HCAC $7.00 Warrants to be issued to Encore shareholders in the Merger will not be known until the Effective Time and will be subject to adjustment thereafter if HCAC's actual accounts payable at the Effective Time exceed the amount thereof certified by HCAC at the Effective Time. See "The Merger -- Conversion of Shares; Exchange Ratio" for a description of the formula by which the exchange ratio will be determined. The Minimum Exchange Ratio and the additional illustration provided in this Joint Proxy Statement/Prospectus are intended to demonstrate how the exchange ratio would be computed based upon certain assumptions that may or may not occur. The illustrations provided in this Joint Proxy Statement/Prospectus are not intended to imply any certain number of HCAC Common Shares or HCAC $7.00 Warrants that will be issued in the Merger. Pro forma information and other information presented in this Joint Proxy Statement/Prospectus based on any of these illustrations may be materially different than they would be if they were based on the actual exchange ratio.


     Competition. The orthopedic and related products market is highly competitive. Encore currently competes with a number of companies, including some that are part of corporate groups that have significantly greater resources than Encore and each of which has been engaged in the business of marketing orthopedic products longer than Encore. Several of these competitors also have international operations that may allow them to compete more effectively in international markets. There can be no assurance that competition from these larger, as well as other smaller and medium sized, competitors will not have a material adverse effect on Encore's financial results or its expansion plans.



     Dependence on Officers and Key Personnel of Encore. Encore's success is dependent upon the professional and managerial experience of its officers and management. Although Encore has entered into employment agreements with its key management personnel, if any of such personnel cease to be affiliated with Encore for any reason, Encore's business and prospects could suffer material adverse effects, and no assurances can be provided that suitable replacements could be hired, if at all, except at substantial additional cost to Encore. Encore's development, management of its growth and other activities all depend on the efforts of other key management and technical employees. Competition for such persons is intense. Encore has in the past and intends to continue to offer competitive compensation packages, including grants under stock option plans, to attract and retain well-qualified employees. There can be no assurance, however, that Encore will continue to attract and retain personnel with the requisite capabilities and experience. Encore's future success is dependent upon its ability to effectively attract, train, motivate, manage and retain its employees. Failure to do so could have a material adverse effect on Encore's business and operating results.



     Dependence on Surgeon Advisors and Sales Associates. Encore's marketing success depends to a significant extent on the use by, and study of certain of Encore's key products by, surgeons with national and in some cases international reputations in a particular area of orthopedic surgery. The failure of Encore's key products to retain the support of such surgeons, or the failure of new Encore products to secure and retain similar support from leading surgeons, could have a material adverse effect on Encore's business, financial condition and results of operations. Encore's marketing success in the United States also depends largely upon marketing arrangements with independent sales associates, who are managed by an Encore employee or by an independent agent. Encore's success depends upon its sales associates' sales and service expertise and relationships with the customers in the marketplace. The failure by Encore to attract and retain skilled sales associates could also have a material adverse effect on Encore's business, financial condition and results of operations.


     Subject to Regulation. Encore's products and business are subject to regulation by the United States Food and Drug Administration ("FDA"), with respect to sales of products within the United States, and in some jurisdictions, by state authorities. In particular, in order for Encore to market its products for clinical use in the United States, it must obtain approval from the FDA of a Section 510(k) Premarket Notification (a

"510(k)") or approval of a more extensive submission known as a Premarket Approval ("PMA") application. With the exception of certain exempt devices, all of Encore's new products intended for implantation will be subject to some form of FDA premarket clearance or approval. There can be no assurance that the FDA will act favorably or quickly in its review of Encore's 510(k) or PMA submissions, or that significant difficulties and costs will not be encountered by Encore in its efforts to obtain FDA clearance, all of which could delay or preclude Encore from selling certain new products in the United States. Furthermore, there can be no assurance that the FDA will not request additional data, require that Encore conduct additional tests or compile additional data in support of a 510(k) submission or, instead of accepting a 510(k) submission, require Encore to conduct a full clinical study to support a PMA application. Any of these would cause Encore to incur further cost and delay. There can be no assurance that Encore will be able to meet the requirements to obtain 510(k) clearance or PMA approval or that any necessary clearances or approvals will be granted by the FDA. In addition, there can be no assurance that the FDA will not place significant limitations upon the intended use of Encore's products as a condition to a 510(k) clearance or PMA approval. Product approvals by the FDA can also be withdrawn due to failure to comply with regulatory requirements or the occurrence of unforeseen problems following initial approval. Failure to receive, or delays in receipt of, FDA clearances or approvals, including the need to conduct clinical trials or compile additional data as a prerequisite to clearance or approval, or any FDA limitations on the intended use of Encore's products, or withdrawal of any approval of any of Encore's existing or future products, could have a material adverse effect on Encore's business, financial condition and results of operations.

     Encore is also subject to regulations in many of the foreign countries in which it sells its products, in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. In addition, the national health or social security organizations in certain countries require Encore's products to be qualified before they can be marketed in those countries. Failure to receive, or delays in the receipt of, relevant foreign qualifications could also have a material adverse effect on Encore's business, financial condition and results of operations.

     In addition, Encore is subject to the provisions of the Medicare Fraud and Abuse Statute, which prohibits entities such as Encore from offering, paying, soliciting or receiving remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Many states have similar prohibitions against payments intended to induce referrals of Medicaid on other third party payor patients. Encore is also subject to federal and state legislation that prohibits a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing certain designated health services in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. Although Encore has been advised that its arrangements with designing and consulting surgeons do not violate any of these statutes, no assurance can be given that these arrangements are in compliance with all such laws.


     Customer Concentration. Since its inception, a high percentage of Encore's sales have been made to a small number of customers. Encore's three largest customers, PLUS Endoprothetik GmbH ("PLUS Germany"), PLUS Endoprothetik AG ("PLUS Switzerland"), and EndoPLUS, K.K. ("PLUS Japan"), together accounted for approximately 47%, 49%, 54% and 47% of net sales during 1993, 1994, 1995 and 1996, respectively. The three PLUS companies are each affiliated through a common shareholder, Medica Holding AG ("Medica"). Medica is also a shareholder in Encore, and a principal of Medica was on the Encore Board until August 1996 when he resigned. The PLUS entities are distributors that resell Encore products to end users. By contrast, Encore's other customers are typically hospitals and other end users that require fewer products individually. Other than PLUS Germany and PLUS Switzerland (29% and 14%, respectively, of 1996 sales), no other Encore customer accounted for more than 10% of Encore's sales in its last three fiscal years. Although there can be no assurance that Encore's principal customers will continue to purchase products and services from Encore at current levels, if at all, Encore expects to continue to depend upon its principal customers for a significant portion of its net sales. The loss of or decrease in orders from one or more major customers could have a material adverse effect on Encore's business, financial condition and results of operations.

     Control by Certain Shareholders. The ownership of Encore is concentrated in the hands of a few persons. As of December 31, 1996, Mr. and Mrs. Sandor Turanyi, Nick Cindrich and Wolfgang Schweizer (directly and through MVI AG (a Swiss corporation) and Medica) owned approximately 67.7% of the outstanding Encore Common Shares and Encore Preferred Shares after giving effect to the exercise of all options that have been granted to such persons or entities and the conversion to Encore Common Shares of all outstanding Encore Preferred Shares. Based upon the Minimum Exchange Ratio, these shareholders would own approximately 49.5% of the HCAC Common Shares outstanding upon the consummation of the Merger (after giving effect to the exercise of all options that have been granted to them but prior to the exercise of the HCAC $7.00 Warrants or any other options or warrants outstanding upon consummation of the Merger). The percentage owned by Mr. and Mrs. Turanyi, Nick Cindrich and Wolfgang Schweizer would be higher if, as anticipated, the actual exchange ratio is greater than the Minimum Exchange Ratio. As a result, such persons will effectively have the ability to control HCAC and Encore and direct the affairs and businesses of both. See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based.


     Technological Change and New Products. The market for Encore's products is characterized by rapidly changing technological advances, evolving industry standards and frequent product introductions. The introduction of products embodying new technology and the emergence of new industry standards may render existing products obsolete and unmarketable in a relatively short period of time. Encore's ability to successfully develop and introduce on a timely basis products that embody new technology, meet evolving industry standards, and achieve levels of functionality at prices acceptable to the market will be a significant factor in Encore's ability to grow and to remain competitive. If Encore is unable, for technological or other reasons, to develop and deliver competitive products in a timely manner at competitive prices in response to changes in the industry, Encore's business and operating results may be materially and adversely affected.

     Intellectual Property. Encore's success depends in part on its ability to protect its proprietary products and technology in the U.S. and abroad under patent laws and other intellectual property laws. Encore currently has been granted one patent in the United States, has five trademarks registered in the United States and a trademark registered in several European countries. Encore anticipates that it will apply for such additional patents and trademarks as it deems appropriate. There can be no assurance as to the breadth or degree of protection that existing or future patents or trademarks, if any, may afford, that any patent or trademark applications will result in issued patents or trademarks, or that patents or trademarks will not be circumvented or invalidated. No assurance can be given that further patent or trademark protection will be obtained to protect Encore's products or trademarks from duplication. Absent patent protection, it is possible that Encore's technologies could be "reverse engineered" by competitors, allowing such competitors to market similar products. There can be no assurance that any patent, even when issued, will provide adequate protection for the technology or products it covers. In addition, the process of obtaining and protecting patents and trademarks can be extremely costly and time consuming.

     Encore has exclusive licenses from third parties to use four patents through the lives of such patents. It also has a non-exclusive license from a third party to use a fifth patent through the life of that patent. The loss of such licenses would prevent Encore from manufacturing and selling certain of its products, which would have a material adverse effect on Encore's business, financial condition and results of operations.

     Encore's success also depends on non-patented proprietary know-how, trade secrets, processes and other proprietary information. Encore employs various methods to protect its proprietary information, including confidentiality agreements and proprietary information agreements. However, such methods may not provide adequate protection, and no assurance can be given that such information will not become known to, or be independently developed by, competitors, or that Encore's proprietary rights in such knowledge will not be challenged.

     Patent Litigation. The medical device industry has experienced extensive litigation regarding patents and other intellectual property rights. There can be no assurance that Encore or its products will not become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office ("USPTO") to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may also be necessary to enforce patents issued to Encore, to protect trade secrets or know-how owned by Encore or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to Encore and significant diversion of effort by Encore's technical and management personnel. An adverse determination in litigation or interference proceedings to which Encore may become a party could subject Encore to significant liabilities to third parties, require disputed rights to be licensed from a third party for royalties that may be substantial or require Encore to cease using such technology. Any one of these could have a material adverse effect on Encore. Furthermore, there can be no assurance that necessary licenses would be available to Encore on satisfactory terms, if at all. Accordingly, adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent Encore from manufacturing and selling certain of its products, which would have a material adverse effect on Encore's business, financial condition and results of operations.


     Product Liability. The development, manufacture and sale of medical devices and products entail significant risk of product liability claims or recalls. Encore's products are, in the substantial majority of cases, designed to be implanted in the human body for long periods of time. Design defects, manufacturing defects or inadequate disclosure of product-related risks, with respect to products sold by Encore, could result in exacerbation of a patient's condition, further injury or even death of the patient. The occurrence of such an event could result in product liability claims and/or a recall of one or more of Encore's products. To date, Encore has never been party to any product liability claim. No assurance can be given that Encore's current product liability insurance, which it carries in the amount of $10,000,000, will be adequate to protect Encore from any liabilities it might incur in connection with the development, manufacture and sale of its current and potential products, or that Encore will continue to be able to obtain insurance on satisfactory terms or in adequate amounts. A successful claim or claims brought against Encore in excess of available insurance coverage could have a material adverse effect on Encore. Moreover, product liability claims or product recalls in the future could, regardless of their outcome, have a material adverse effect on Encore's reputation and on its ability to obtain and retain customers for its products. Even unsuccessful claims could result in Encore's expenditure of funds in litigation and management time and resources. See "Business -- Legal Proceedings" and "Certain Transactions."



     Management of Growth. Encore has experienced, and expects to continue to experience, a period of substantial growth and increased personnel. Such growth has placed, and will continue to place, a significant strain on Encore's resources. Encore anticipates expanding its overall product development, manufacturing, marketing and sales capacity. In the event Encore is unable to identify, hire, train and retain qualified individuals in such capacities or develop the necessary systems and procedures within a reasonable time frame, such failure could have a material adverse effect on Encore. In addition, Encore's ability to manage future growth, if any, in the scope of its operations or personnel will depend on significant expansion of its research and development, marketing, manufacturing, sales, management, financial and administrative capabilities. The failure of Encore's management to effectively manage expansion in its business could have a material adverse effect on Encore's business, results of operations and financial condition.


     Payment of Dividends. The present policy of Encore is to retain earnings to provide funds for the operation and expansion of its business. Encore has never paid cash dividends on the Encore Common Shares and does not, except as required by the terms of the Encore Preferred Shares, anticipate paying cash dividends in the foreseeable future. The Encore Preferred Shares bear an annual cumulative dividend of $0.01 per share. Encore will pay all of the dividends accrued on the Encore Preferred Shares, (a total of $10,128, as of December 31, 1996) upon the conversion of the Encore Preferred Shares pursuant to the Merger.

     Uncertainty in Health Care Industry. The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of health care facilities. During the past several years, the health care industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Certain legislators have announced that they intend to examine proposals to reform certain aspects of the U.S. health care system including proposals which may increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment for Encore's clients. Health care providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for Encore's products and related services. Encore cannot predict what impact, if any, such proposals or health care reforms might have on its business, financial condition and results of operations.


     Potential Fluctuations in Quarterly Results. Encore's quarterly operating results may vary depending on factors such as the timing of significant orders, the timing of new product introductions by Encore and its competitors, including customer order deferrals in anticipation of new versions of Encore's products as well as competitors' products, the mix of distribution channels through which Encore's products are sold, increased competition, failure to reduce product costs or maintain product quality, interruptions or delays in supply of key components and seasonal patterns of spending by customers. Sales in the third calendar quarter are typically lower than the other three quarters due to the holiday taken throughout Europe, which, because of Encore's level of international sales, has a material effect on Encore's overall sales. There can be no assurances that Encore will be able to remain profitable or continue its growth in revenues on a quarterly basis. Encore's expense levels are based, in part, on its expectations as to future revenue, which can be difficult to predict. If revenue levels are below expectations, operating results may be adversely affected.


     Uncertainty Relating to Third-Party Reimbursement. In the United States, health care providers, such as hospitals and clinics, who purchase Encore's products generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of the procedure in which the product is being used, including the cost of Encore's product utilized in such procedure. There can be no assurance that third-party reimbursement for Encore's products will continue to be available or at what rate the reimbursement will be offered. Congress and certain state legislatures are considering reforms in the health care industry that may affect current reimbursement practices, including controls on health care spending through limitations on the growth of Medicare and Medicaid spending. The development of managed care programs in which the providers contract to provide comprehensive health care to a patient population at a fixed cost per person (referred to as capitation) has given rise to similar pressures on health care providers to lower costs. Outside the United States, the success of Encore's products is dependent, in part, upon the availability of reimbursement and health care payment systems. These reimbursement and health care payment systems vary significantly by country and include both government-sponsored health care and private insurance plans. Several governments (most notably Germany, France and Japan) have recently attempted to dramatically reshape reimbursement policies affecting medical devices. The ability of physicians, hospitals and other users of a company's products to obtain appropriate reimbursement from governmental and private third-party payors for procedures in which Encore's products are used is critical to the success of all medical device companies, including Encore. Failure by users of Encore's products to obtain sufficient reimbursement from third-party payors for procedures in which Encore's products are used or adverse changes in governmental and private payors' policies toward reimbursement for such procedures could have a material adverse effect on Encore's business, financial condition and results of operations.


     Responses by Health Care Providers to Price Pressures; Formation of Buying Groups. Within the United States, health care reform and the emergence of managed care are changing the dynamics of the orthopedic market. As a result of health care reform, the U.S. health care industry has seen a rapid expansion of managed care. The advent of managed care has resulted in greater attention to the balance between patient need and product costs, so-called demand matching, where patients are evaluated as to age, need for mobility and other parameters and are matched with orthopedic products that are cost effective in light of such evaluation. A further result of managed care and the related pressure on costs has been the advent of hospital buying groups, national purchasing contracts and various bidding procedures imposed by hospitals or buying groups. Such buying groups often enter into extensive preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which buying groups are able to obtain compliance by their constituent organizations with such preferred supplier arrangements varies considerably depending on the particular buying groups. No assurance can be given that Encore will be able to obtain preferred supplier commitments from major buying groups, in which case Encore could lose significant potential sales, at least to the extent such groups are able to command a high level of compliance by their constituent organizations. On the other hand, should Encore receive preferred supplier commitments from groups that do not deliver high levels of compliance, any increases in unit sales or in market share may be insufficient to offset the negative impact of lower per unit prices. See "Business of Encore."

     Encore Preferred Shares to be Converted to HCAC Common Shares. Upon consummation of the Merger, the Encore Preferred Shares will be converted into HCAC Common Shares and HCAC $7.00 Warrants. The holders of the Encore Preferred Shares possess dividend and liquidation rights that are senior to the rights of the holders of Encore Common Shares in general. Following the Merger, the former holders of Encore Preferred Shares will no longer be entitled to rights senior to common stock, but will possess rights on a parity with all holders of the HCAC Common Shares. Among other consequences, in the event of a liquidation, dissolution or winding up of HCAC, the former holders of Encore Preferred Shares will not have a liquidation preference over any other stockholders.


     Significant International Operations. Encore's international sales are all made to distributors and are all dollar-denominated. Approximately 57.8% of Encore's sales in 1995 and approximately 49.4% of Encore's sales in 1996 were derived from sales in foreign markets. Certain risks are inherent in international operations, including political and economic conditions, unexpected changes in regulatory requirements, exposure to different legal standards, particularly with respect to intellectual property, future import and export restrictions and difficulties in staffing and managing operations. There can be no assurance that the risks associated with such international sales will not have material adverse effects on Encore. See "Business -- Business Strategy," and "-- Marketing and Sales" and see "Risk Factors Relating to
Encore -- Customer Concentration."


RISKS RELATING TO HCAC


     Ability of Encore Shareholders to Control HCAC after Merger. Based upon the Minimum Exchange Ratio, following the Merger, the former Encore shareholders would own approximately 74% of the outstanding HCAC Common Shares (without giving effect to the issuance of HCAC Common Shares pursuant to options and warrants outstanding at the Effective Time). Accordingly, the former Encore shareholders would be able to elect the members of the HCAC Board and control the business, policies and affairs of HCAC.



     Shares Eligible for Future Sale. A substantial number of outstanding HCAC Common Shares and HCAC Common Shares issuable upon exercise of the HCAC $7.00 Warrants, the HCAC $5.00 Warrants, the Bridge Warrants, the Underwriter's Unit Purchase Options, and the Assumed Options will become available for resale in the public market at prescribed times. Based upon the Minimum Exchange Ratio, upon completion of the Merger, there would be approximately 8,217,811 HCAC Common Shares outstanding and an aggregate of approximately 9,664,670 HCAC Common Shares issuable upon exercise of outstanding warrants, options and other securities exercisable for the purchase of HCAC Common Shares (which amount includes (i) 917,672 HCAC Common Shares issuable upon exercise of outstanding HCAC $7.00 Warrants exchanged for Encore Preferred Shares and Encore Common Shares, (ii) 150,000 HCAC Common Shares issuable to Rodman upon exercise of warrants issued to Rodman in connection with services rendered, (iii) 3,736,520 HCAC Common Shares issuable upon exercise of the Assumed Options, (iv) 560,478 HCAC Common Shares issuable upon exercise of the HCAC $7.00 Warrants reserved for issuance upon exercise of the Assumed Options, (v) 3,850,000 HCAC Common Shares issuable upon exercise of the HCAC $5.00 Warrants and the Bridge Warrants, (vi) 150,000 HCAC Common Shares issuable upon exercise of the Underwriter's Unit Purchase Options and (vii) 300,000 HCAC Common Shares issuable upon exercise of the HCAC $5.00 Warrants included in the Underwriter's Unit Purchase Options). See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based. Of the 8,217,811 HCAC Common Shares outstanding upon completion of the Merger, approximately 7,842,811 shares would be immediately eligible for resale in the public market following the consummation of the Merger without restriction under the Securities Act, but the resale of certain of these shares may be restricted pursuant to the terms of the Lock-Up Agreements, and (i) 9,264,670 HCAC Common Shares would be immediately eligible for resale upon exercise of the outstanding HCAC $5.00 Warrants, HCAC $7.00 Warrants, the HCAC Common Shares issuable upon exercise of Assumed Options, and the HCAC Common Shares issuable upon exercise of the HCAC $7.00 Warrants issuable upon conversion of the Assumed Options (however, HCAC will only be able to issue such shares if there is at the time of exercise a current prospectus relating to such shares under an effective registration statement), and (ii) 400,000 shares would be eligible for resale 90 days after the consummation of a Business Combination such as the Merger upon exercise of the Bridge Warrants (however, HCAC will only be able to issue such shares if there is at the time of exercise a current prospectus relating to such shares under an effective registration statement). Sales of substantial numbers of such shares in the public market could adversely affect the market price of the HCAC Common Shares, the HCAC $5.00 Warrants and the HCAC $7.00 Warrants.


     Possible Volatility of Stock Price. Following the consummation of the Merger, factors such as announcements of technological innovation or the introduction of new products by Encore or its competitors, as well as market conditions in the orthopedic implant industry, or changes in earnings estimates by securities analysts may cause the market price of the HCAC Common Shares to fluctuate significantly. In addition, the stock market in recent years has experienced significant price and volume fluctuations which has particularly affected the market prices of equity securities of many medical products and services companies and which often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the HCAC Common Shares, and the HCAC $7.00 Warrants.

     Dividends Unlikely. HCAC has not paid any dividends on the HCAC Common Shares to date. The payment of dividends after the proposed Merger will be contingent upon HCAC's revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends subsequent to the Merger will be subject to the discretion of HCAC's then Board of Directors. See "Description of HCAC Capital Stock -- Dividends."

     No Trading Market for HCAC $7.00 Warrants. There is no public market for the HCAC $7.00 Warrants, and HCAC does not intend to apply for listing of the HCAC $7.00 Warrants on any securities exchange. No assurance can be given as to the liquidity of the trading market for the HCAC $7.00 Warrants, and there can be no assurance that an active market for the HCAC $7.00 Warrants will develop.

     Current Prospectus and State Blue Sky Registration Required in Connection with Exercise of Warrants. HCAC will be able to issue HCAC Common Shares upon exercise of the HCAC $7.00 Warrants only if there is at the time a current prospectus relating to the HCAC Common Shares issuable upon the exercise of the HCAC $7.00 Warrants under an effective registration statement filed with the SEC, and only if such HCAC Common Shares are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the HCAC $7.00 Warrants reside. Although HCAC has agreed to use its best efforts to meet such requirements, no assurance can be given that HCAC will be able to do so.


     Liquidation if No Business Combination. If HCAC does not consummate a Business Combination by September 8, 1997, or March 8, 1998, if certain criteria are satisfied, HCAC will be dissolved pursuant to the terms of its Certificate of Incorporation and will distribute to all Public Stockholders, in proportion to their respective equity interests in HCAC, an amount equal to the amount in the Trust Fund, plus any remaining net assets of HCAC. If the Merger is not consummated, there can be no assurance that a Business Combination will be achieved within the required time frame, in which case the HCAC stockholders will have foregone any opportunity to invest in the Healthcare Industry through HCAC. As of December 31, 1996, the aggregate amount held in the Trust Fund was approximately $8,732,000 or $5.06 per HCAC Common Share held by Public Stockholders. The Public Stockholders will not receive any liquidation distribution with respect to any HCAC $5.00 Warrants owned by them. See "Business of HCAC -- General."

                                  INTRODUCTION

GENERAL


     This Joint Proxy Statement/Prospectus is being furnished to the holders of HCAC Common Shares and to the holders of Encore Shares in connection with the solicitation of proxies by the HCAC Board for use at the HCAC Meeting of Stockholders to be held on March 25, 1997, at 200 East Broward Boulevard, 15th Floor, Fort Lauderdale, Florida 33301 at 10:00 a.m., local time, and any adjournment thereof, and the solicitation of proxies by the Encore Board for use at the Encore Meeting of Shareholders to be held on March 25, 1997, at 9800 Metric Boulevard, Austin, Texas 78758 at 10:00 a.m., local time, and any adjournment thereof.



     This Joint Proxy Statement/Prospectus, the respective Notices of Meeting and the accompanying forms of proxies are first being mailed to stockholders of HCAC and Encore on or about February 24, 1997.


PURPOSES OF THE MEETINGS


     At the HCAC Meeting and the Encore Meeting, stockholders of HCAC and Encore will be asked to consider and act upon a proposal to approve the Agreement and Plan of Merger, providing for the Merger of Acquisition with and into Encore. From and after the Effective Time, Encore will continue as the surviving corporation and be a wholly-owned subsidiary of HCAC. HCAC stockholders will also be asked to consider and vote upon proposals to approve the HCAC Certificate Amendment and to adopt the Option Plan. If the Agreement and Plan of Merger is not approved, however, the HCAC Certificate of Incorporation will not be amended notwithstanding stockholder approval of such proposal, and the Option Plan will not be adopted notwithstanding stockholder approval of such proposal. Approval of the Agreement and Plan of Merger by the stockholders of HCAC and Encore will constitute approval of the assumption by HCAC of the Assumed Options. If the stockholders of HCAC vote in favor of the proposal to approve the Agreement and Plan of Merger but vote against the proposals to approve the HCAC Certificate Amendment or to adopt the Option Plan, Encore may terminate the Agreement and Plan of Merger and abandon the Merger or may elect to proceed with the Merger by waiving certain conditions to the Merger related to such proposals. As of the date of this Joint Proxy Statement/Prospectus, no determination has been made regarding how Encore will proceed if the Merger is approved, but the HCAC Certificate Amendment is not approved or the Option Plan is not adopted. Approval of the Agreement and Plan of Merger by HCAC stockholders and Encore shareholders and approval of the HCAC Certificate Amendment and adoption of the Option Plan by HCAC stockholders at the HCAC Meeting and the Encore Meeting are among the conditions to the consummation of the Merger under the terms of the Agreement and Plan of Merger, which conditions may be waived by Encore. See "The Merger -- The Agreement and Plan of
Merger -- Conditions to the Merger."


     This Joint Proxy Statement/Prospectus and its contents have been approved and its distribution authorized by the Board of Directors of each of HCAC and Encore.

     THE HCAC BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, THE HCAC CERTIFICATE AMENDMENT AND THE ADOPTION OF THE OPTION PLAN.

     THE ENCORE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

VOTING RIGHTS


     HCAC. The HCAC Board has fixed February 14, 1997 as the record date (the "HCAC Record Date") for the determination of HCAC stockholders entitled to notice of and to vote at the HCAC Meeting. Accordingly, only holders of record of HCAC Common Shares at the close of business on the HCAC Record Date will be entitled to vote at the HCAC Meeting. At the close of business on the HCAC Record Date, there were 2,100,000 HCAC Common Shares outstanding, each of which is entitled to one vote on each matter properly submitted to a vote at the HCAC Meeting.

     To approve and authorize the Merger, HCAC's Certificate of Incorporation requires the affirmative vote of at least a majority of the outstanding HCAC Common Shares and also requires that Conversion Rights be exercised with respect to less than 20% of the Public Shares. The affirmative vote of a majority of the outstanding HCAC Common Shares entitled to vote is required to approve the HCAC Certificate Amendment. The affirmative vote of a majority of the HCAC Common Shares represented in person or by proxy at the HCAC Meeting and entitled to vote thereat is required to adopt the Option Plan.

     Abstentions may be specified on each of the proposals to approve the Agreement and Plan of Merger, to approve the HCAC Certificate Amendment and to adopt the Option Plan. Such abstentions will be considered present and entitled to vote at the HCAC Meeting but will not be counted as votes cast in the affirmative and will therefore have the effect of a negative vote.


     HCAC believes that brokers that are member firms of the New York Stock Exchange and that hold HCAC Common Shares in "street" name for customers have the authority to vote those shares with respect to the proposal to approve the HCAC Certificate Amendment if they have not received instructions from the beneficial owner; however, HCAC does not believe that brokers have the authority to vote those shares with respect to the approval of the Agreement and Plan of Merger and adoption of the Option Plan if they have not received such instructions. Any failure to vote or to specify abstention of those or any other HCAC Shares will have no effect on the approval of the Option Plan, but will have the same effect as a vote against the proposals to approve the Agreement and Plan of Merger and the HCAC Certificate Amendment.



     All of the Initial Stockholders have agreed to vote the Initial Shares (approximately 17.9% of the HCAC Common Shares outstanding as of the date of this Joint Proxy Statement/Prospectus) in accordance with the vote of a majority of the Public Shares on the proposal to approve the Agreement and Plan of Merger. The Initial Stockholders may vote any Public Shares they own in their own discretion. To the best of HCAC's knowledge, as of the date of this Joint Proxy Statement/Prospectus, the Initial Stockholders do not own any Public Shares.


     Each stockholder can vote personally or by proxy; a person acting as a proxy need not be a stockholder.


     Encore. The Encore Board has fixed February 14, 1997 as the Record Date (the "Encore Record Date") for the determination of Encore shareholders entitled to notice of and to vote at the Encore Meeting. Accordingly, only holders of record of Encore Shares at the close of business on the Encore Record Date will be entitled to vote at the Encore Meeting. At the close of business on the Encore Record Date, there were outstanding 6,337,911 Encore Common Shares and 586,900 Encore Preferred Shares, each of which is entitled to one vote on each matter properly submitted to a vote at the Encore Meeting. The affirmative vote of at least 66 2/3% of the outstanding shares of stock, voting as a single class, is required to approve the Agreement and Plan of Merger.


     Each shareholder can vote personally or by proxy; a person acting as a proxy need not be a shareholder.

SOLICITATION AND REVOCATION OF PROXIES


     Each of the HCAC Board and the Encore Board is making the solicitation of proxies from its respective stockholders hereby. All shares represented by properly executed proxies will be voted in accordance with the directions of the proxies, unless such proxies are revoked prior to the vote. FORMS OF PROXY CONTAINING NO INSTRUCTIONS REGARDING ANY PARTICULAR MATTER SPECIFIED THEREIN WILL BE VOTED FOR THE APPROVAL OF SUCH MATTER. Neither the HCAC Board nor the Encore Board knows of any other matters which may come before the meeting of its respective stockholders. If any other matters are properly presented for action at either the HCAC Meeting or the Encore Meeting, it is intended that the named proxies will vote in accordance with their best judgment on such matters. HCAC will bear the cost of solicitation of proxies for the HCAC Meeting, and Encore will bear the cost of solicitation of proxies for the Encore Meeting. In addition to the use of the mails, proxies may be solicited by telephone by directors and officers and employees of HCAC and Encore who will not be specially compensated for such services. Any proxy solicitation firm or organization, if engaged by HCAC, will be reimbursed by HCAC for reasonable expenses and receive customary fees for its services. HCAC has engaged

Georgeson & Company, Inc. ("Georgeson") to act as its proxy solicitor in connection with the HCAC Meeting. HCAC has agreed to pay Georgeson a fee of $6,500 and reimburse it for expenses incurred in connection with the provision of such services. HCAC will request that the Notice of Special Meeting, this Joint Proxy Statement/Prospectus, the proxy and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling such matters.



     A stockholder of either HCAC or Encore who executes and returns a proxy has the power to revoke it at any time before it is voted. The giving of a proxy does not affect a stockholder's rights to attend and vote in person at the HCAC Meeting or the Encore Meeting. A stockholder's presence at a meeting, however, will not in itself revoke the stockholder's proxy. An HCAC stockholder giving a proxy pursuant to this solicitation may revoke such proxy by delivering a written revocation to the Secretary of HCAC at 200 East Broward Boulevard, Fort Lauderdale, Florida 33301, and an Encore shareholder giving a proxy pursuant to this solicitation may revoke such proxy by delivering a written revocation to the Secretary of Encore at 9800 Metric Boulevard, Austin, Texas 78758. No revocation by written notice, however, will be effective unless and until such notice is received by the respective Secretary of HCAC or Encore prior to the date of the applicable meeting or by the inspector of election at the applicable meeting prior to the closing of the polls.

                                   THE MERGER

GENERAL


     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by reference. Shareholders are urged to read carefully the Agreement and Plan of Merger in its entirety.


     Pursuant to the Agreement and Plan of Merger, Acquisition will merge with and into Encore. Following the Merger, Encore, as the Surviving Corporation, will continue in existence as a Texas corporation, all of its issued and outstanding shares will be owned by HCAC, and the separate corporate existence of Acquisition will cease.

EFFECTIVE TIME

     Acquisition and Encore anticipate filing Articles of Merger and all other documents required to effect the Merger with the Secretary of State of the State of Texas within one business day after the adoption of the matters to be considered at the HCAC Meeting and Encore Meeting and the satisfaction, or waiver, of the conditions contained in the Agreement and Plan of Merger. See "The Merger -- The Agreement and Plan of Merger -- Conditions of the Merger." The Merger will be consummated on the date and time of such filing (the "Effective Time").

CONVERSION OF SHARES; EXCHANGE RATIO

     Pursuant to the Agreement and Plan of Merger, the rate at which Encore Common Shares and Encore Preferred Shares will be exchanged for HCAC Common Shares and HCAC $7.00 Warrants will be determined according to the following calculations:

          (a) determine the "HCAC Pre-Merger Share Number" by deducting from the number of HCAC Common Shares outstanding at the Effective Time (2,100,000) the number of HCAC Common Shares as to which Conversion Rights have been exercised ("Conversion Shares");

          (b) determine the "Remaining Amount" by deducting the amount paid by HCAC upon exercise of Conversion Rights by HCAC stockholders and HCAC's accounts payable at the Effective Time, as certified at the closing of the Merger by HCAC's Chairman ("Certified Accounts Payable"), from the sum of the funds held in the Trust Fund (the "Trust Fund Amount"), HCAC's additional cash on hand as of the Effective Time and $150,000;

          (c) determine the "Per Share Amount" by dividing the Remaining Amount by the HCAC Pre-Merger Share Number;

          (d) determine the number of "New HCAC Common Shares" by dividing 40,000,000 by the Per Share Amount;

          (e) determine the number of HCAC Common Shares to be issued per Encore Common Share upon conversion (the "HCAC Common Shares per Common Share") by dividing the number of New HCAC Common Shares by the "Share Conversion Sum," which is the sum of (i) the number of Encore Common Shares to be converted; (ii) the number of Encore Common Shares for which Included Options are exercisable; and (iii) the number of Encore Preferred Shares to be converted multiplied by 1.25;


          (f) determine the number of HCAC $7.00 Warrants to be issued per Encore Common Share upon conversion (the "HCAC $7.00 Warrants Per Common Share") by dividing the number representing 15% of the New HCAC Common Shares by the Share Conversion Sum;

          (g) determine the number of HCAC Common Shares to be issued per Encore Preferred Share upon conversion (the "HCAC Common Shares Per Preferred Share") by multiplying 1.25 by the HCAC Common Shares Per Common Share; and

          (h) determine the number of HCAC $7.00 Warrants to be issued per Encore Preferred Share upon conversion (the "HCAC $7.00 Warrants Per Preferred Share"), by multiplying 1.25 by the HCAC $7.00 Warrants Per Common Share.


     In addition to the above-described adjustments, if HCAC determines within 60 days after the Effective Time that the amount of actual accounts payable of HCAC at the Effective Time exceeded the amount of Certified Accounts Payable, then the number of HCAC Common Shares and HCAC $7.00 Warrants into which each Encore Common Share and Encore Preferred Share is converted will be redetermined pursuant to the calculations in the prior paragraphs using the actual accounts payable instead of the Certified Accounts Payable. In such event, the number of HCAC Common Shares and HCAC $7.00 Warrants to be issued in connection with the Merger shall be adjusted accordingly.


     The application of this formula is illustrated by the examples set forth below:

  Illustration A:  Minimum Exchange Ratio

     Assumptions:

          1) No Encore shareholders exercise dissenters rights, and no additional Encore Shares or HCAC Common Shares are issued prior to the Effective Time.


          2) No additional Assumed Options are issued between the date of this Joint Proxy Statement/ Prospectus and the Effective Time; therefore, at the Effective Time, there are Assumed Options for 4,316,606 Encore Common Shares, 3,991,606 shares of which are issuable pursuant to Included Options.


          3) No HCAC stockholders exercise their Conversion Rights, leaving 2,100,000 HCAC Common Shares issued and outstanding immediately prior to the Effective Time.


          4) The Remaining Amount is $8,774,673, based on the Trust Fund Amount of $8,731,867, HCAC's additional cash on hand of $193,899 and HCAC's accounts payable of $301,093, all as of December 31, 1996.


          These assumptions produce the following calculations:


Per Share Amount:...........................................  $   4.1784
New HCAC Common Shares:.....................................   9,573,006
HCAC Common Shares per Common Share:........................      0.8656
HCAC $7.00 Warrants per Common Share:.......................      0.1298
HCAC Common Shares per Preferred Share:.....................      1.0820
HCAC $7.00 Warrants per Preferred Share:....................      0.1623
Total HCAC Common Shares Issued and Outstanding (giving
  effect to the exchange of Encore Shares at the Effective
  Time:.....................................................   8,217,811
Total HCAC Common Shares Issued in Merger...................   6,117,811
  (% of total):.............................................       74.45%
Total HCAC $7.00 Warrants Issued in Merger:.................     917,672
Total HCAC Common Shares Reserved for Issuance Under Assumed
  Options:..................................................   3,736,520
Total HCAC $7.00 Warrants Reserved for Issuance Under
  Assumed Options:..........................................     560,478

  Illustration B:  Maximum Conversion Rights Exercised

     Assumptions:


          All of the assumptions in Illustration A remain the same except Conversion Rights are exercised with respect to one share less than 20% of the HCAC Public Shares, or 344,999 shares, and, as a result, the HCAC Pre-Merger Share Number is 1,755,001, and the Remaining Amount is reduced to $7,028,305, reflecting the payment of $1,746,368 to stockholders exercising their Conversion Rights ($5.06 per HCAC Common Share).


          These assumptions produce the following calculations:


Per Share Amount:...........................................  $  4.0047
New HCAC Common Shares:.....................................  9,988,189
HCAC Common Shares per Common Share:........................     0.9032
HCAC $7.00 Warrants per Common Share:.......................     0.1355
HCAC Common Shares per Preferred Share:.....................     1.1289
HCAC $7.00 Warrants per Preferred Share:....................     0.1693
Total HCAC Common Shares Issued and Outstanding (giving
  effect to the exchange of Encore Shares at the Effective
  Time):....................................................  8,138,143
Total HCAC Common Shares Issued in Merger...................  6,383,142
  (% of total):.............................................      78.43%
Total HCAC $7.00 Warrants Issued in Merger:.................    957,471
Total HCAC Common Shares Reserved for Issuance Under Assumed
  Options:..................................................  3,898,574
Total HCAC $7.00 Warrants Reserved for Issuance Under
  Assumed Options:..........................................    584,786



     It is anticipated that some HCAC stockholders will exercise their Conversion Rights and that the costs of such conversions and additional HCAC expenses associated with this transaction, incurred since December 31, 1996, will exceed any earnings received by HCAC between December 31, 1996 and the Effective Time from investment of its funds. The managements of each of Encore and HCAC do not believe that the actual exchange ratio will be the same as the Minimum Exchange Ratio. However, the managements of each of Encore and HCAC believe that, assuming no Encore shareholders exercise their dissenters' rights and that no additional Encore Shares are issued between the date of this Joint Proxy Statement/Prospectus and the Effective Time, the number of HCAC Common Shares and HCAC $7.00 Warrants into which each Encore Share will be converted in the Merger will not be less than and will exceed the amounts into which the Encore Shares would be converted under the Minimum Exchange Ratio.



     The issuance of any additional Encore Shares prior to the Effective Time, other than upon exercises of options having an exercise price of less than $5.00, will not affect the total number of HCAC Common Shares and HCAC $7.00 Warrants into which the Encore Shares will be converted in the Merger but will decrease the number of HCAC Common Shares and HCAC $7.00 Warrants into which each Encore Share will be converted in the Merger. If any Encore shareholders exercise their dissenters rights, the total number of HCAC Common Shares and HCAC $7.00 Warrants into which the Encore Shares will be converted in the Merger will be reduced based upon the amount Encore must pay its shareholders who exercise such rights. In addition, in the unlikely event that, as a result of higher than anticipated earnings on HCAC's investments or lower than anticipated expenses in this transaction, the HCAC Per Share Amount exceeds $4.18, the number of HCAC Common Shares and HCAC $7.00 Warrants into which each Encore Share will be converted in the Merger will be less than the number into which each Encore Share would be converted based upon the Minimum Exchange Ratio.

BACKGROUND OF THE MERGER

     The terms of the Agreement and Plan of Merger are the result of arm's-length negotiations between representatives of HCAC and Encore. The following is a brief discussion of the background of these negotiations, the Merger and related transactions.


     HCAC was formed in Delaware in March 1995 to serve as a vehicle to accomplish a Business Combination with a Target Business in the Healthcare Industry, which HCAC believes has significant growth potential. Following the consummation of HCAC's IPO in March 1996, from which HCAC derived net proceeds of approximately $9,000,000 after payment of expenses, HCAC's officers and directors commenced an active search for a prospective Target Business. Of the offering proceeds, a total of $8,383,500 was placed in the Trust Fund immediately following the IPO, and in accordance with HCAC's Certificate of Incorporation, will be released therefrom either upon the consummation of a Business Combination or upon the liquidation of HCAC, which liquidation must occur on September 8, 1997 (or March 8, 1998, if certain criteria are met) unless HCAC has consummated a Business Combination. As of December 31, 1996, the Trust Fund contained approximately $8,732,000.


     Excluding Encore, during the period from March 1996 through August 1996, HCAC evaluated several prospective Target Businesses in the Healthcare Industry, including an oncology medical practice company, a gynecological products company, a medical video product company and a generic drug company, and received proposals from several other companies. HCAC, however, did not engage in serious acquisition negotiations with any of such Target Businesses, except the oncology medical practice company, with which HCAC was unable to reach a mutually satisfactory arrangement.

     In evaluating each prospective Target Business, HCAC's officers and directors considered, among other factors, all or a majority of the following:

          (1) financial condition and results of operations of the Target Business;

          (2) costs associated with consummating the Business Combination;

          (3) growth potential;

          (4) experience and skill of management and availability of additional personnel;

          (5) capital requirements;

          (6) competitive position;

          (7) stage of development of the Target Business' products, processes or services;

          (8) degree of current or potential market acceptance of the products, processes or services; and

          (9) proprietary features and degree of intellectual property or other protection of the products, processes or services.


     In August 1996, the President of Applied Osteo Systems, Inc. ("AOS"), a California corporation acquired by Encore in May 1996, discussed the attributes of Encore as a potential Target Business with John H. Abeles, M.D., the President, Treasurer and a director of HCAC. Dr. Abeles is the general partner of Northlea Partners Ltd., which was a stockholder of AOS and, at the time of these discussions, had become a shareholder of Encore as a result of Encore's acquisition of the assets of AOS. An initial meeting between the senior management of Encore and Jay Haft and John H. Abeles, M.D., of HCAC, took place on August 15, 1996. At the initial meeting, Mr. Haft and Dr. Abeles received information about Encore's business, products, financial condition and structure.



     Nick Cindrich, Craig Smith and Harry Zimmerman, of Encore, and Dr. John Abeles, Jay Haft and Joel Kanter, of HCAC, met again on October 2, 1996 in Fort Lauderdale, Florida, to continue the discussions between Encore and HCAC, and particularly to discuss the terms of a merger agreement. Subsequently, on October 14, 1996, the parties entered into a Letter of Intent.

     Subsequent to the August 15, 1996 meeting, both Encore and HCAC commenced their "due diligence" review of the companies and began negotiation of the Agreement and Plan of Merger. Telephone conferences were held among the principals of HCAC and Encore, often including their respective counsel, on numerous occasions in August, September, October and November 1996.


     The material terms of the Agreement and Plan of Merger were reviewed by the HCAC Board, the Acquisition Board and the Encore Board on November 8, 1996, November 12, 1996 and November 1, 1996, respectively. Each Board discussed the Agreement and Plan of Merger and each voted (without dissent) to approve and adopt the Agreement and Plan of Merger and the transactions contemplated thereby, subject to the satisfactory completion of the due diligence investigation and the execution of a definitive version of the Agreement and Plan of Merger.



     On November 12, 1996, HCAC, Acquisition and Encore entered into the Agreement and Plan of Merger, and its execution was announced by HCAC and Encore on December 3, 1996, through press releases. On February 10, 1997, HCAC and Encore amended the Agreement and Plan of Merger to extend the date by which either party may terminate the Agreement and Plan of Merger and to remove certain escrow provisions.


REASONS FOR THE MERGER; RECOMMENDATIONS

     The HCAC and Encore Boards believe that the Merger is in the best interests of their respective stockholders and each unanimously recommends to its respective stockholders that they vote "FOR" approval and adoption of the Agreement and Plan of Merger. The HCAC and Encore Boards believe that their respective companies and stockholders will benefit from the Merger. As discussed below, the Merger would fulfill certain major strategic objectives of both HCAC and Encore.

     The HCAC Board believes that for the reasons set forth below the Merger offers the HCAC stockholders the opportunity to participate in the future possible growth and anticipated profitability of Encore. Consequently, the HCAC Board has determined that the Merger is in the best interests of HCAC and its stockholders. Accordingly, the HCAC Board unanimously approved and adopted the Agreement and Plan of Merger and the transactions contemplated thereby and recommends that the HCAC stockholders vote for approval and adoption of the Agreement and Plan of Merger and the transactions contemplated thereby.


     In considering the Merger, the HCAC Board gave significant import to the experience of Encore's management in the orthopedic implant field, Encore's product lines and Encore's potential for expansion. The HCAC Board also considered potentially negative factors such as intense competition in the orthopedic implant market, the concentration of Encore's customer base, and the size of Encore when compared with industry leaders. The HCAC Board concluded, however, that notwithstanding the latter considerations, a Business Combination with Encore would satisfy HCAC's business objective of effecting a Business Combination with a Target Business in the Healthcare Industry that provides health care products and/or services that have proven or potential cost savings or other advantages in their reference market.



     The Encore Board unanimously believes that the Merger is in the best interest of Encore and its shareholders for the various reasons set forth below. Accordingly, the Encore Board unanimously approved and adopted the Agreement and Plan of Merger and the transactions contemplated thereby and recommends that the Encore shareholders vote for approval and adoption of the Agreement and Plan of Merger and the transactions contemplated thereby.



     In considering the Merger, the Encore Board noted that the combination of Encore and HCAC would permit Encore to expand its business without having to obtain additional equity or debt financing for its short term needs. In this regard, the Encore Board noted that as of September 30, 1996, HCAC had approximately $8,617,000 in the Trust Fund and approximately $384,000 in other cash, which amount (less any amounts paid to HCAC stockholders who exercise their Conversion Rights and unpaid expenses to be satisfied with such proceeds) would be available to Encore upon consummation of the Merger. The Board also recognized that if HCAC's currently outstanding HCAC $5.00 Warrants (excluding the Underwriters' Unit Purchase

Options) were to be exercised, as to which no assurance can be given, HCAC would derive net proceeds of approximately $19,250,000. In addition, the Encore Board considered the following:

          (a) the availability of a public trading market for the HCAC Common Shares to be received by Encore shareholders in the Merger, which will provide such shareholders with substantially more investment liquidity than that associated with their Encore Shares, for which there is no established trading market; and

          (b) the future prospects of Encore and potential negative impact that could result if Encore were unable to obtain future financial resources.


     In determining whether to approve the Merger, the Encore Board also considered whether the following were more attractive alternatives to a merger with HCAC: (i) expanding its business using internally generated cash flows and
(ii) consummating an initial public offering of its capital stock. The Encore Board rejected the first alternative because Encore's business does not currently generate positive cash flows from operations and does not expect to generate positive cash flows from operations through fiscal 1997, and as a result, Encore would be forced to raise outside capital in order to cover the costs relating to any such expansion. The second alternative was also rejected because the Merger would give Encore's shareholders access to the public markets for the sale of their shares at a lower cost to them, without incurring the additional expenses associated with an initial public offering, including underwriting discounts.



     In reaching these conclusions, the respective Boards of HCAC and Encore considered a number of factors, including among other things, the terms and conditions of the Agreement and Plan of Merger; information with respect to the financial condition, business operations and prospects of both HCAC and Encore on both a historical and a prospective basis, including information reflecting the two companies on a pro forma combined basis; and the views and opinions of their respective managements and, in the case of HCAC, Rodman, its financial advisor.


     THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT HCAC STOCKHOLDERS VOTE TO APPROVE THE AGREEMENT AND PLAN OF MERGER.

     THE ENCORE BOARD UNANIMOUSLY RECOMMENDS THAT ENCORE SHAREHOLDERS VOTE TO APPROVE THE AGREEMENT AND PLAN OF MERGER.

OPINION OF HCAC'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated December 2, 1996 (the "Engagement Letter"), HCAC retained Rodman to act as its exclusive financial advisor in connection with rendering an opinion to the Board of Directors of HCAC as to whether or not the consideration to be paid by HCAC in the Merger is fair from a financial point of view to the stockholders of HCAC and as to whether the Fair Market Value of Encore is at least 80% of the net assets of HCAC (as of the date of such opinion), and to provide certain investment banking services to HCAC after the consummation of the Merger. "Fair Market Value" for the purposes of the foregoing opinion was defined in the prospectus of HCAC relating to its IPO (the "HCAC IPO Prospectus") as fair market value based on standards generally accepted by the financial community, such as earnings and potential therefor, cash flow and book value. Rodman was not requested to and did not make any recommendation to the HCAC Board as to the form or amount of the consideration to be paid to Encore. The form and amount of such consideration was determined through arm's length negotiations between HCAC and Encore.

     In connection with the HCAC Board's consideration of the Agreement and Plan of Merger, Rodman delivered its written opinion dated December 17, 1996, that as of the date of such opinion, based on its review and assumptions and subject to the limitations described therein: (i) the consideration to be paid by HCAC in the Merger is fair, from a financial point of view, to the stockholders of HCAC and (ii) the Fair Market Value of Encore is at least 80% of the net assets of HCAC. The Rodman opinion does not constitute a recommendation to any stockholder of HCAC as to how such stockholder should vote with respect to the proposed Merger. The full text of the Rodman opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review, is attached hereto as Appendix B and is incorporated herein by reference. HCAC stockholders are urged to read the Rodman opinion carefully and in its entirety.


     In connection with the Rodman opinion, Rodman: (i) reviewed the Joint Proxy Statement/Prospectus; (ii) reviewed the financial terms of the Agreement and Plan of Merger; (iii) met with certain senior officers, directors and other representatives and advisors of Encore and HCAC to discuss the business, operations and prospects of Encore and HCAC, respectively; (iv) examined certain business and financial information relating to HCAC and Encore as well as certain financial forecasts and other data that were provided to Rodman by HCAC and Encore, respectively; (v) examined the periodic reports filed by HCAC with the SEC; (vi) to the extent publicly available, examined the financial terms of certain other similar transactions recently effected which Rodman considered comparable to the Merger; (vii) reviewed the financial terms of the Merger in relation to, among other things, the cash value per HCAC Common Share; (viii) analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Rodman considered comparable to those of Encore; (ix) reviewed the terms of the HCAC IPO Prospectus including the characteristics and risk factors of a Specified Purpose Acquisition Company; (x) assessed certain long term strategic benefits of the Merger; (xi) analyzed the pro forma financial impact of the Merger on HCAC; and (xii) performed discounted cash flow analyses. In addition to the foregoing, Rodman conducted such other analyses and examinations and considered such other financial, economic and market information as Rodman deemed necessary or appropriate in arriving at its opinion.



     In rendering its opinion, Rodman assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with Rodman. With respect to financial forecasts and other information provided to or otherwise discussed with Rodman, Rodman assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of HCAC and Encore as to the expected future financial performance of HCAC and Encore, respectively. Rodman did not express any opinion as to what the value of the HCAC Common Shares actually will be subsequent to the Merger, or whether the potential dilutive effect of the HCAC warrants and options existing after consummation of the Merger will have a negative effect on the price of the HCAC Common Shares. Further, the Rodman opinion does not address whether the liquidation value per HCAC Common Share will exceed the value at which the HCAC Common Shares will trade or otherwise be transferable subsequent to the completion of the Merger, or the relative merits of the Merger as compared to any alternative business strategies that might exist for HCAC or the effect of any other transaction in which HCAC might engage.


     In preparing its opinion to the HCAC Board, Rodman performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying the Rodman opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Rodman did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis factor. Accordingly, Rodman believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Rodman made numerous assumptions with respect to HCAC and Encore, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of HCAC and Encore. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.

  Discounted Cash Flow Analysis

     A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future free cash flows of such corporate entity and discounting such aggregated results back to the present. Rodman performed a discounted cash flow analysis of the financial performance of Encore using certain assumptions, including but not limited to, exit multiples and discount rates. This analysis was based upon information, including certain projected financial information, provided by HCAC and Encore (the "Encore Projections").

     Relying on the information set forth in the Encore Projections, Rodman calculated the estimated "free cash flow" based on projected unleveraged net income (earnings before interest and after taxes) adjusted for, among other things, (i) certain projected non-cash items (i.e. depreciation and amortization); (ii) projected capital expenditures; and (iii) projected non-cash working capital investment. Rodman analyzed the Encore Projections and discounted the stream of free cash flows provided in such projections back to December 31, 1996 using discount rates ranging from 10.0% to 15.0%. To estimate the residual value of Encore at the end of the Encore Projections period, Rodman applied terminal multiples of 7.0x to 9.0x to the projected fiscal earnings before interest, taxes, depreciation and amortization ("EBITDA") and discounted such value estimated back to December 31, 1996 using discount rates ranging from 10.0% to 15.0%. Rodman then added the present values of the free cash flows and the present values of the residual values to derive a range of implied equity values for Encore of approximately $48.5 million to $77.0 million, compared to an implied equity value in the Minimum Exchange Ratio scenario of $42.3 million. A 10.0% to 15.0% discount rate range was selected based on, among other things, estimated weighted average costs of capital for other similar companies. Terminal value multiples of 7.0x to 9.0x were selected based on, among other things, multiples from comparable merger and acquisition transactions and comparable publicly-traded companies as set forth below. Higher discount rates lower the value of the stream of cash flows and are used when there is more uncertainty in the underlying cash flows. Higher terminal value multiples indicate greater value being placed on the stream of cash flows.

  Analysis of Public Trading Valuation of Selected Comparable Companies

     Rodman analyzed the public trading valuations of selected comparable companies, including share price, market value, multiples of market value, and multiples of market capitalization. Rodman also reviewed five-year estimated earnings per share growth for such selected comparable companies. All earnings per share figures and five-year earnings growth rates for the comparable companies were based on the consensus estimates of selected investment banking firms and all earnings per share estimates for Encore were based on estimates provided by HCAC and Encore.

     Such comparable companies that Rodman examined included the following orthopedic device companies: ArthroCare Corporation; Biomet, Inc.; Danninger Medical Technology, Inc.; DePuy, Inc.; Exactech, Inc.; Innovasive Devices, Inc.; Interpore International; OrthoLogic Corp.; Osteotech, Inc.; Sofamor Danek Group, Inc.; Spine-Tech, Inc. and Stryker Corporation.

     Rodman compared market values as multiples to, among other things, latest twelve months net income and estimated calendar 1996, 1997 and 1998 net income for orthopedic device companies, to the extent the comparable companies demonstrated net income; of the twelve comparable companies, three are forecasted to be unprofitable for calendar 1996. The respective multiples of the orthopedic device comparable companies were between the following ranges: (i) latest twelve months ended September 30, 1996 net income: 17.4x to 60.8x (with a mean of 32.3x); and (ii) estimated 1996 calendar net income: 16.2x to 60.0x (with a mean of 33.4x). Assuming a $5.00 per share amount paid to HCAC stockholders exercising their Conversion Rights (the "Conversion Price"), the multiple for latest twelve months ended September 27, 1996, net income was 159.0x for Encore. Assuming a $5.00 per share Conversion Price, the multiple for estimated twelve months ended December 31, 1996, net income was 88.3x for Encore.

     Rodman compared market capitalization to, among other things, latest twelve months net revenue and latest twelve months EBITDA of the comparable companies. The respective multiples of the orthopedic device comparable companies were between the following ranges: (i) latest twelve months net revenue: 1.2x to

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

35.3x (with a mean of 4.6x, excluding one company that was significantly in excess of its comparable peers); and (ii) latest twelve months EBITDA: 6.6x to 88.6x (with a mean of 22.9x). Assuming a $5.00 per share Conversion Price, multiples for the latest twelve months ended September 27, 1996, net revenue and EBITDA were 3.3x and 23.6x, respectively, for Encore.

     Net income is a measure of a company's financial performance over a given period of time based on the accrual method of accounting. Projected net income is a measure of a company's projected financial performance over a period of time in the future. Revenues are a measure of the amount of business generated by a company over a given period of time. EBITDA is a measure of a company's earnings before taking into account non-cash expenses such as depreciation and amortization and the financing of its capital structure over a given period of time.

  Selected Merger and Acquisition Transactions Analysis

     Rodman compared certain financial and operating statistics of Encore with such financial and operating statistics of selected orthopedic device companies immediately prior to being acquired. Transactions involving the acquisition of selected orthopedic device companies were chosen based on conversations with Encore's management as to acquired companies which possessed general business, operations and financial characteristics representative of Encore. Using publicly available information, Rodman analyzed the purchase prices and implied transaction multiples in the following selected merger and acquisition transactions in the orthopedic device industry: Hologic, Inc.'s acquisition of FluoroScan Imaging Systems, Inc.; Depuy, Inc.'s acquisition of Orthopedic Technology, Inc.; Orthofix International N.V.'s acquisition of American Medical Electronics, Inc.; Johnson & Johnson's acquisition of Mitek Surgical Products, Inc.; and Wright Medical Technology's acquisition of Orthomet, Inc. (the "Selected Acquisitions"). Rodman compared purchase prices as multiples of latest twelve months net income of the Selected Acquisitions and transaction values as multiples of latest twelve months revenues and latest twelve months EBITDA of the Selected Acquisitions and compared these multiples to the multiples of Encore's performance implied by the consideration to be paid pursuant to the Merger. The multiples of revenues, EBITDA, and net income for latest twelve months of the Selected Acquisitions were between the following ranges: (i) revenues: 1.7x to 4.6x (with a mean of 2.9x); (ii) EBITDA: 13.8x to 22.0x (with a mean of 19.1x); and (iii) net income: 27.3x to 48.3x (with an average of 36.2x). Assuming a $5.00 per share Conversion Price, multiples for estimated twelve months ended September 27, 1996, net revenues, EBITDA and net income were 3.3x, 23.6x and 159.0x, respectively, for Encore.

     In its evaluation of the Merger and in arriving at its conclusions, Rodman took into account all factors deemed relevant, including the multiples derived for Encore as compared with the range of multiples derived for the selected comparable companies and the Selected Acquisitions, and that the multiple for Encore's net income fell outside of the range for comparable companies and Selected Acquisitions. No single multiple of the selected comparable companies or the Selected Acquisitions or relationship between multiples of the selected comparable companies or the Selected Acquisitions and those of Encore was dispositive to Rodman's opinion, and no company, transaction or business used in the comparable company and selected merger and acquisition transactions analyses as a comparison is identical to HCAC, Encore or the Merger. Accordingly, analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segments or company to which they are being compared.

     Pursuant to the Engagement Letter, HCAC also retained Rodman to furnish financial advisory and investment banking services with respect to potential post-Merger acquisitions, mergers and debt or equity financings by HCAC. The Engagement Letter provides for compensation payable to Rodman in two installments and final payment due upon the closing of the Merger, consisting of: (i) an advisory fee of $100,000 payable in cash; (ii) upon consummation of the Merger, an investment banking fee of $100,000 payable in cash, and (iii) upon consummation of the Merger, warrants to purchase 150,000 HCAC Common Shares exercisable for a period of four (4) years at an exercise price of $7.00 per share with such provisions as are customary in transactions of this nature, including cashless conversion rights. HCAC has also agreed to reimburse Rodman for its reasonable out-of-pocket expenses not to exceed $25,000 and to indemnify Rodman against certain liabilities relating to or arising out of services performed and opinions rendered by Rodman pursuant to the Engagement Letter.

     Rodman has advised HCAC that, in the ordinary course of business, it may actively trade the equity securities of HCAC for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.


     Rodman is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Rodman has not been involved in any prior transaction with either HCAC or Encore.


THE AGREEMENT AND PLAN OF MERGER


     Representations and Warranties. The Agreement and Plan of Merger contains representations and warranties by each of HCAC, Acquisition and Encore, relating to, among other things, (a) proper organization, proper organization of their respective subsidiaries and similar corporate matters; (b) the respective capital structures of each corporation; (c) the authorization, performance and enforceability of the Agreement and Plan of Merger; (d) the absence of violations of governing instruments and applicable laws and agreements; (e) governmental authorizations required to effect the Merger; (f) fair presentation of financial condition and the absence of undisclosed liabilities; (g) the absence of encumbrances; (h) the absence of claims and litigation; (i) compliance with applicable laws; (j) taxes; (k) labor relations; (l) the absence of material adverse changes or other conduct; (m) fees payable to third parties arising from the Agreement and Plan of Merger; (n) board recommendations; (o) employee benefit plans; (p) absence of false or misleading statements in the S-4 Registration Statement and Joint Proxy Statement/Prospectus and compliance with applicable provisions of the securities laws; (q) vote required by stockholders;
(r) related party transactions; (s) interests in real property; (t) contracts;
(u) insurance coverage; and (v) corporate records.


     The Agreement and Plan of Merger provides further representations and warranties of HCAC and Acquisition concerning, among other things, (a) funds held in the Trust Fund and liquidation of HCAC; (b) formation, assets and liabilities of Acquisition; and (c) inapplicability of state takeover statutes.

     The Agreement and Plan of Merger contains further representations and warranties of Encore concerning (a) Encore's title to its assets; (b) Encore's intellectual property rights, inventory and accounts receivable; (c) Encore's post-merger relationship with distributors, customers or suppliers; and (d) the absence of warranty claims against Encore and the absence of defects in its technology and products.


     Conduct of Business Prior to Merger. Each of HCAC, Acquisition and Encore has agreed that, prior to the Merger, it will conduct its operations only in the ordinary course of business. HCAC and Acquisition and Encore also agreed that they will not, without the consent of the other, (a) change or amend governing instruments and material contracts; (b) issue or sell any capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, except issuances of stock pursuant to exercises of existing options and HCAC warrants, if requested by the holder thereof; (c) declare dividends or redeem capital stock; (d) organize a new subsidiary; (e) make any changes in organization; (f) waive material rights or incur material liabilities; (g) adopt or amend any employee benefit plans or become obligated to grant general increases in compensation except in the ordinary course of business; (h) acquire any business organization; (i) sell assets outside the ordinary course of business; (j) decrease the liquidity or availability of assets; and (k) take any action that would make any representation or warranty materially untrue or incorrect. HCAC and Acquisition further agree (a) to file all SEC reports in a timely manner that complies with the rules; and (b) not to encourage exercise by HCAC stockholders of their Conversion Rights.


     Certain Covenants. Pursuant to the Agreement and Plan of Merger, each of HCAC, Acquisition and Encore has agreed that it will, among other things, (a) provide the other party with reasonable access to their personnel, properties, contracts, books and records; (b) consult with the other party prior to making any press releases regarding the Merger and any matters contained in the Agreement and Plan of Merger; (c) promptly inform the other party of certain events related to the Agreement and Plan of Merger and the transactions contemplated thereby and provide any necessary supplements to the disclosure schedules; (d) use reasonable efforts to take all necessary actions or cause to be done all things necessary to consummate the transactions contemplated by the Agreement and Plan of Merger as soon as practicable including seeking or making all required filings, orders, consents or authorizations required under applicable law or consents from any governmental bodies or parties to any material contracts; and (e) except as contemplated by the Agreement and Plan of Merger and except as required by law in accordance with the fiduciary duties of their respective Boards (the "Fiduciary Duty Exception"), neither Encore or its subsidiaries nor HCAC shall, nor shall any director, officer or advisor of HCAC or Encore or its subsidiaries, be authorized or permitted to solicit or initiate proposals from, provide information to or hold discussions with any party concerning any sale of assets or all or substantially all of any capital stock of HCAC or Encore or its subsidiary or any merger, consolidation, business combination, liquidation or similar transaction; provided, that should the Board of Directors of either Encore or HCAC terminate the Agreement and Plan of Merger in favor of a superior proposal, in accordance with its fiduciary duty, the company terminating the Agreement shall pay the other company $200,000 at the time it gives notice of the termination.


     The Agreement and Plan of Merger further provides that Encore (a) shall deliver to HCAC a comfort letter of Price Waterhouse LLP; (b) will use reasonable efforts to obtain required consents relating to agreements covering its indebtedness; (c) will use its reasonable efforts to cause its officers, directors and certain shareholders to enter into lock-up agreements; and (d) will amend certain severance agreements with its officers and certain employees.


     The Agreement and Plan of Merger also provides that HCAC will, among other things, (a) work with Encore to file an application with the NASD to list the HCAC Common Shares on the Nasdaq National Market, effective as of the Effective Time; (b) cause the trustee of the HCAC Trust Fund to provide confirmation of the Trust Fund Amount; (c) use reasonable efforts to cause certain directors, officers and stockholders to comply with their respective voting obligations under certain agreements; (d) cause to be presented to its stockholders certain amendments to its Certificate of Incorporation and cause the election of each of Encore's seven designees and Jay Haft, John Abeles, M.D. and Joel Kanter to the HCAC Board and the resignation of all current members of the HCAC Board, each such action effective as of the Effective Time; and (e) for a three-year period, indemnify current officers and directors of HCAC to the extent provided in the current HCAC Certificate of Incorporation and Bylaws.



     Conditions to the Merger. The obligations of HCAC, Acquisition and Encore to consummate the Merger are subject to, among other matters, satisfaction of the following conditions (unless waived where permissible): (a) approval of the Merger by Encore and HCAC stockholders and Conversion Rights exercised with respect to less than 20% of the Public Shares; (b) the Registration Statement is declared effective and no stop order has been issued suspending such effectiveness; (c) HCAC Common Shares shall have been approved for listing on the Nasdaq National Market; (d) all applicable waiting periods shall have been terminated or expired and all consents and authorizations from government agencies shall have been obtained; (e) the aggregate number of Encore Shares held by dissenting Encore shareholders shall not exceed 5% of the aggregate number of Encore Shares outstanding; (f) the representations and warranties of the other party shall be true and correct in all material respects at the Effective Time; (g) performance and compliance in all material respects with the agreements required by the Agreement and Plan of Merger to be performed or complied with by it prior to the Effective Time; (h) obtaining all consents and approvals necessary to consummate the Merger, except for those that would not have a material adverse effect; (i) no pending or threatened action, proceeding or claim, or any order, decree or injunction, concerning certain matters involving the Merger; (j) receipt of a legal opinion from the other party's counsel; and (k) receipt by HCAC of a fairness opinion.


     The obligation of Encore to consummate the Merger is further subject to, among other matters, satisfaction of the following conditions (unless waived by Encore): (a) effective as of the Effective Time, the resignation of the HCAC Board and the election of ten directors, including at least seven Encore designees, to the HCAC Board as set forth above, and the amendments to the HCAC Certificate of Incorporation and the Option Plan shall have been approved and adopted by HCAC stockholders and shall have become effective; (b) Encore shall have received a legal opinion from Encore's counsel regarding federal income tax consequences; and (c) receipt of confirmation of amounts in the Trust Fund, a schedule of HCAC's Certified Accounts Payable and other documents required to be delivered.

     The obligation of HCAC to consummate the Merger is further subject to, among other matters, the execution and delivery of lock-up agreements by certain Encore officers, directors and shareholders.


     Amendments; Waiver; Termination. The Agreement and Plan of Merger may be changed or modified by written agreement of each of the parties. In addition, each party may at any time waive the other party's compliance with certain terms and conditions of the Agreement and Plan of Merger. The Agreement and Plan Merger may be terminated at any time prior to the Effective Time (a) by either HCAC or Encore if there has been a material breach of representations and warranties, or a failure to comply with covenants, of the other party, and such breach or noncompliance shall not have been cured within five business days after receipt of written notice from the terminating party; (b) by either HCAC or Encore if the Agreement and Plan of Merger is not approved by HCAC or Encore stockholders; (c) by either HCAC or Encore if the conditions to the terminating party's obligations have not been satisfied or waived; (d) by mutual agreement of the Boards of HCAC and Encore; (e) by either HCAC or Encore if the Merger has not occurred on or before April 30, 1997 or such later date as the parties agree upon; (f) by either HCAC or Encore if any court or governmental body issues an order or takes any action restraining, enjoining or prohibiting consummation of the Agreement and Plan of Merger; (g) by either HCAC or Encore if any supplement or amendment to the disclosure schedules to the Agreement and Plan of Merger submitted by the other party reveals a material adverse change; (h) by Encore or HCAC pursuant to the Fiduciary Duty Exception and subject to a fee of $200,000 to be paid by the company terminating the Agreement and Plan of Merger pursuant to such exception; (i) by HCAC if Rodman's fairness opinion at the time of mailing of the proxy statement is not reasonably satisfactory to its Board; or
(j) by HCAC if at the time of the mailing of the proxy statement, the required lock-up agreements shall not have been obtained by Encore.


LISTING


     HCAC, with the cooperation of Encore, filed an application on January 14, 1997 to list on the Nasdaq National Market the HCAC Common Shares and the HCAC $5.00 Warrants, including the HCAC Common Shares to be issued in the Merger, and is using all reasonable efforts to cause such application to be approved prior to the Effective Time. The HCAC $7.00 Warrants will not be listed on any exchange or market.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     No director or officer of Encore has a personal or business relationship with HCAC. In considering recommendations of the HCAC and Encore Boards with respect to the Merger, however, stockholders should be aware that certain directors, officers and employees of HCAC and Encore have an interest in the consummation of the Merger, as described below.

     As contemplated by the Agreement and Plan of Merger, the current members of the HCAC Board will resign therefrom immediately upon the Effective Time and, prior to resigning, will cause Encore's designees, and Jay Haft, John H. Abeles, M.D. and Joel Kanter, current HCAC directors, to be elected as directors effective upon the Effective Time. Encore's designees to the HCAC Board will represent seven of the ten members of the post-Merger HCAC Board and, consequently, will control the business and affairs of HCAC and the Surviving Corporation. Such resignations and elections by the current members of the HCAC Board are contingent upon the consummation of the Merger and will not be effective until the Effective Time.


     Additionally, Northlea Partners, Ltd., an Initial Stockholder of HCAC, owns 158,918 Encore Common Shares, which, based upon the Minimum Exchange Ratio, would convert to 137,562 HCAC Common Shares and 20,634 HCAC $7.00 Warrants upon consummation of the Merger. John H. Abeles, M.D., the President, Treasurer and a director of HCAC is the general partner of Northlea Partners, Ltd., a limited partnership of which the Abeles Family Trust is the sole limited partner. See "The Merger -- Conversion of Shares;

Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based.

     Pursuant to the Engagement Letter, HCAC also retained Rodman to furnish financial advisory and investment banking services with respect to potential post-Merger acquisitions, mergers and debt or equity financings by HCAC. The Engagement Letter provides for compensation payable to Rodman in two installments and final payment due upon the closing of the Merger, consisting of: (i) an advisory fee of $100,000 payable in cash; (ii) upon consummation of the Merger, an investment banking fee of $100,000 payable in cash, and (iii) upon consummation of the Merger, warrants to purchase 150,000 HCAC Common Shares exercisable for a period of four (4) years at an exercise price of $7.00 per share with such provisions as are customary in transactions of this nature, including cashless conversion rights. HCAC has also agreed to reimburse Rodman for its reasonable out-of-pocket expenses not to exceed $25,000 and to indemnify Rodman against certain liabilities relating to or arising out of services performed and opinions rendered by Rodman pursuant to the Engagement Letter. Rodman's investment banking services are to include, but not be limited to (i) introducing and evaluating potential merger or acquisition candidates to HCAC and (ii) evaluating financing alternatives available to HCAC, which alternatives may include a public debt or equity financing or a private debt or equity financing. In the event Rodman advises or represents HCAC in a merger or acquisition or acts as the underwriter in a public offering or as an agent in a private placement, the terms and conditions of such arrangement shall be embodied in an additional engagement letter to be signed at a later date and the fees due for such an arrangement shall be reduced by the amount of the $100,000 investment banking fee.

STOCK OPTIONS


     The Agreement and Plan of Merger provides that from and after the Effective Time each Assumed Option to purchase Encore Common Shares will be assumed by HCAC and exercisable for HCAC Common Shares and HCAC $7.00 Warrants on the same terms and conditions as are set forth in the option and for that number of HCAC Common Shares and HCAC $7.00 Warrants as the optionee would have been entitled to receive had the optionee exercised his option immediately prior to the Effective Time. As of December 31, 1996, options to purchase an aggregate of 4,316,606 Encore Common Shares were outstanding under Encore's 1992 Employee Stock Option Plan, 1993 Distributor Stock Option Plan, 1993 Advisory Surgeon Stock Option Plan, pursuant to options granted to certain surgeons retained by Encore to assist in designing its products, and pursuant to other options granted by Encore outside of these plans. Assuming no exercises or cancellations of existing Encore options between December 31, 1996 and the Effective Time and assuming that the Encore Shares are converted pursuant to the Minimum Exchange Ratio immediately after the Effective Time, Assumed Options to purchase 3,736,520 HCAC Common Shares and 560,478 HCAC $7.00 Warrants would be outstanding. Other than accelerated vesting, which may occur under certain option agreements pursuant to the Merger, an Assumed Option shall not give the optionee additional benefits that he did not have prior to the Effective Time under the existing stock option. See "The Merger -- Conversion of Shares; Exchange Ratio" for a discussion of the determination of the exchange ratio and the assumptions on which the Minimum Exchange Ratio is based. Approval of the Merger by the stockholders of HCAC and Encore will constitute approval of the assumption by HCAC of the Assumed Options.


EXCHANGE OF STOCK CERTIFICATES

     As of the Effective Time, each certificate formerly representing Encore Common Shares and Encore Preferred Shares, other than certificates representing shares held by Encore shareholders exercising dissenters' rights (the "Encore Certificates"), shall be deemed for all purposes to evidence ownership of the right to receive the HCAC Common Shares and HCAC $7.00 Warrants issuable pursuant to the Agreement and Plan of Merger until surrendered to the exchange agent, Continental Stock Transfer & Trust Company, New York, New York (the "Exchange Agent").

     As soon as practicable after the Effective Time, a letter of transmittal and instructions will be mailed to each holder of record of Encore Shares as of the Effective Time (excluding those Encore Shares held by shareholders exercising dissenters' rights) to be used by such holder in forwarding Encore Certificates to the Exchange Agent. Each shareholder will be required to return a properly completed transmittal letter, together with any Encore Certificates listed on the transmittal letter, to the Exchange Agent in order to receive a whole number of HCAC Common Shares and HCAC $7.00 Warrants. SHAREHOLDERS OF ENCORE SHOULD NOT SEND ENCORE CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A TRANSMITTAL LETTER.

FRACTIONAL SHARES

     No fractional HCAC Common Shares or HCAC $7.00 Warrants will be issued as a result of the Merger. Each Encore shareholder who would otherwise receive a fractional interest in HCAC Common Shares in the Merger will be entitled to receive a cash payment in lieu of such fractional amount equal to such fraction times the average of the closing bid prices of HCAC Common Shares for the five trading days prior to the Effective Time, as reported on the OTC Bulletin Board. Fractional interests in HCAC $7.00 Warrants will be rounded to the closest whole number.

AMENDMENT TO HCAC CERTIFICATE OF INCORPORATION


     The Agreement and Plan of Merger is subject to approval of HCAC stockholders of the HCAC Certificate Amendment (i) changing HCAC's corporate name to "Encore Medical Corporation," (ii) increasing the number of authorized HCAC Common Shares from 20,000,000 to 35,000,000 and (iii) changing the Board to three classes, with each class of directors elected to staggered three year terms. Therefore, in order to assure that the Merger is consummated, HCAC stockholders favoring the Merger are advised to vote in favor of the HCAC Certificate Amendment. If the HCAC Certificate Amendment is not approved, but the Merger is approved, the Encore Board may terminate the Agreement and Plan of Merger and abandon the Merger, or may elect to proceed with the Merger by waiving this condition. As of the date hereof, no decision has been made by the Encore Board as to how it will proceed if the Merger is approved, but the HCAC Certificate Amendment is not approved. If the Agreement and Plan of Merger is not approved, however, the HCAC Certificate of Incorporation will not be amended, notwithstanding stockholder approval of such proposal.



     The effectiveness of the HCAC Certificate Amendment, accomplished by filing such amendment with the Secretary of State of the State of Delaware, is a condition to the Merger. See "Description of Amendment to HCAC Certificate of Incorporation."


ADOPTION OF THE ENCORE MEDICAL CORPORATION 1996 INCENTIVE STOCK PLAN


     General. The Encore Medical Corporation 1996 Incentive Stock Plan (the "Option Plan") is proposed to be approved by the HCAC stockholders. The Option Plan was adopted by the Board of Directors of HCAC in November 1996. Subject to stockholder approval and consummation of the Merger, the Option Plan provides for the award of Stock Options, Stock Appreciation Rights, Restricted Stock, Unrestricted Stock, Deferred Stock, Performance Units, Other Stock-based Awards and certain Supplemental Grants. The maximum number of HCAC Common Shares reserved and available for distribution pursuant to the Option Plan shall be 2,000,000 shares. The purpose of the Option Plan is to enhance the ability of HCAC to attract and retain key employees. It is also intended to stimulate the efforts of these employees by providing an opportunity for capital appreciation and recognition of outstanding service to HCAC, all of which management believes will contribute to the long-term growth and profitability of HCAC. For a more complete explanation of the Option Plan, see "Adoption of the Encore Medical Corporation 1996 Incentive Stock Plan."



     Stockholder Approval. The affirmative vote of holders of a majority of the HCAC Common Shares at the HCAC Meeting, either in person or by proxy, is required to approve the Option Plan. The HCAC Board recommends a vote "FOR" approval. If the Option Plan is not approved by a majority of the HCAC Common Shares present at the Meeting or the Merger is not consummated, the Option Plan shall become void.

MANAGEMENT AFTER THE MERGER

     Prior to the Effective Time, all members of the HCAC Board will resign therefrom, and, prior to resigning, the HCAC Board will have elected ten directors, seven of whom will have been Encore designees and three of whom will be pre-Merger HCAC directors. The Board shall elect Lamar Laster, Richard Relyea and John Abeles for a term of office expiring at the annual stockholders meeting of HCAC occurring in 1998 or until their successors have been duly elected and qualified; the Board shall elect Dennis Enright, Kenneth Davidson and Jay Haft for a term of office expiring at the annual stockholders meeting of HCAC occurring in 1999 or until their successors have been duly elected and qualified, and the Board shall elect Nick Cindrich, Craig Smith, Richard Martin and Joel Kanter for a term of office expiring at the annual stockholders meeting of HCAC occurring in 2000 or until their successors have been duly elected and qualified. In addition, HCAC's two executive officers will resign effective at the Effective Time, to be replaced by the current officers of Encore. Certain members of the post-Merger HCAC Board also will be members of the board of directors of the Surviving Corporation, and Encore's executive officers will remain executive officers of the Surviving Corporation. See "Management of Encore" for information as to Messrs. Cindrich, Smith, Relyea, Laster, Martin, Enright and Davidson and the executive officers of Encore expected to replace the HCAC officers, and "Management of HCAC" for information as to Messrs. Haft, Kanter and Abeles.

ABSENCE OF REGULATORY FILINGS AND APPROVALS

     The Merger is not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which provide that certain merger transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice of the Federal Trade Commission and certain waiting periods have expired or been terminated. Other than certain filings to be made and approvals obtained under certain state securities or "blue sky" laws, there are no federal or state regulatory requirements that must be complied with or approvals obtained in connection with the Merger.

ACCOUNTING TREATMENT


     Based upon the Minimum Exchange Ratio, upon completion of the Merger, the current holders of Encore Shares, in the aggregate, will own approximately 74% of the outstanding HCAC Common Shares, and the current Encore executive officers and management team will become the executive officers and management team of HCAC and the Surviving Corporation. For accounting and financial reporting purposes, the Merger will be accounted for as a recapitalization of Encore, with the issuance of shares by Encore for the net assets of HCAC, consisting primarily of cash. Since HCAC is a SPAC with no business operations other than the search for a suitable Target Business, its assets will be recorded in the balance sheet of the combined company at book value. The unaudited pro forma balance sheet contained in this Joint Proxy Statement/ Prospectus has been prepared on this basis.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Set forth below is a discussion that summarizes the material federal income tax consequences of the Merger to holders of Encore Shares and Assumed Options under the Internal Revenue Code of 1986, as amended (the "Code"), and the tax opinion (the "Tax Opinion") of Sutherland, Asbill & Brennan, L.L.P., counsel of Encore, which will be rendered in connection with the Merger. Neither the discussion nor the Tax Opinion deals with (i) all federal income tax considerations of the Merger, such as the tax consequences to HCAC or Encore,
(ii) all of the tax considerations that may be relevant to particular shareholders of Encore, such as shareholders who are dealers in securities, foreign persons, tax-exempt entities or shareholders who received their stock in Encore in connection with Encore stock option plans, (iii) the impact of the alternative minimum tax (except to the limited discussion herein presented regarding alternative minimum tax) or (iv) the impact of "parachute payments." In addition, neither the discussion nor the Tax Opinion addresses any state, local or foreign tax considerations or any federal estate, gift, employment, excise or other non-income tax considerations. The following discussion and the Tax Opinion are based upon provisions of the

Code, regulations, administrative rulings and judicial decisions presently in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.


     ALL ENCORE SHAREHOLDERS AND OPTIONHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     No ruling from the Internal Revenue Service ("IRS") has been or will be sought with respect to the tax consequences of the Merger. In satisfaction of a condition to the consummation of the Merger, Encore will receive the Tax Opinion from Sutherland, Asbill & Brennan, L.L.P., summarized below, with respect to certain federal income tax consequences of the Merger to the shareholders of Encore. The Tax Opinion is not binding on the IRS, nor will it preclude the IRS from taking a contrary position.

     In the Tax Opinion rendered in connection with the Merger, Sutherland, Asbill & Brennan, L.L.P. has advised that it will opine as follows with respect to certain federal income tax consequences of the Merger to the shareholders of
Encore:

          (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;


          (2) No gain or loss will be recognized to Encore shareholders upon receipt of HCAC Common Shares in exchange for their Encore Shares pursuant to the Merger, although Encore shareholders will recognize gain, if any, to the extent of the fair market value of the HCAC $7.00 Warrants received in exchange for their Encore Shares pursuant to the Merger;



          (3) The basis of the HCAC Common Shares received by an Encore shareholder (including interests in fractional HCAC Common Shares not actually received) will be the same as the basis of the Encore Common Shares or Encore Preferred Shares surrendered for exchange in the Merger, decreased by the fair market value of the HCAC $7.00 Warrants received by such shareholder and increased by the amount of gain, if any, recognized on the exchange by such shareholder; and



          (4) Encore shareholders will include the holding period for the Encore Shares surrendered in the Merger in their holding period of HCAC Common Shares received in the Merger, assuming such Encore Shares were held as capital assets at the Effective Time of the Merger.


     In rendering the Tax Opinion, Sutherland, Asbill & Brennan, L.L.P. relied on representations from Encore or HCAC (i) as to no Planned Dispositions (as hereinafter defined) of a substantial portion of the HCAC Common Shares; (ii) that HCAC has no plan or intention to reacquire any of the HCAC Common Shares other than in connection with the exercise of Conversion Rights by HCAC stockholders; (iii) that HCAC has no plan or intention to liquidate Encore, to merge Encore into or with another corporation, to sell, distribute or otherwise dispose of the stock of Encore, or to cause Encore to sell or dispose of any of its assets, except for dispositions made in the ordinary course of business or the payment of expenses incurred by Encore pursuant to the Merger; (iv) that Encore will continue its historic business or use a significant portion of its historic business assets in a business; and (v) that none of the compensation received by any shareholder-employees of Encore will be separate consideration for, or allocable to, any of their shares of Encore capital stock; none of the HCAC Common Shares received by any shareholder-employee of Encore will be separate consideration for, or allocable to, any of their shares of Encore capital stock; and the compensation paid to any shareholder-employees of Encore will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services; and other representations relating to various technical requirements of the Code.

     Sutherland, Asbill & Brennan, L.L.P. has also advised that qualification of the Merger as a "reorganization" will be based upon, among other things, the Merger's satisfaction of the "continuity of interest" requirement. In order for this requirement to be met, Encore shareholders must not, pursuant to a plan or intent existing on or prior to the Merger, dispose of or transfer so much of either (i) their Encore Shares in anticipation of the Merger or (ii) the HCAC Common Shares received in the Merger (collectively, "Planned

Dispositions") such that Encore shareholders as a group would no longer have a meaningful equity interest in Encore after the Merger. Planned Dispositions include, among other things, shares disposed of pursuant to the exercise of dissenters' rights. Encore shareholders will generally be regarded as having a meaningful equity interest so long as the HCAC Common Shares received in the Merger (after taking into account Planned Dispositions) in the aggregate, represent a "substantial portion" of the entire consideration received by the Encore shareholders in the Merger. The law is unclear as to what constitutes a meaningful equity interest or a "substantial portion." The IRS ruling guidelines require that the HCAC Common Shares received in the Merger, after excluding all shares subject to a Planned Disposition, must equal at least 50% of the total consideration received in the Merger for the Encore Shares. Such guidelines, however, do not purport to represent the applicable substantive law. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a "reorganization."

     A shareholder who exercises dissenters' rights with respect to an Encore Share and who receives payment for such stock in cash should generally recognize capital gain or loss (if such share were held as a capital asset at the Effective Time of the Merger) measured by the difference between the shareholder's basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution or a dividend.

     An Encore shareholder will be required to recognize the amount of any gain realized upon the exchange of Encore Shares for HCAC Common Shares and HCAC $7.00 Warrants pursuant to the Merger to the extent of the fair market value, if any, of the HCAC $7.00 Warrants received.

     A shareholder of Encore who receives cash pursuant to the Merger in lieu of fractional share interests will be treated as having received such fractional shares of HCAC Common Shares pursuant to the Merger and then as having received such cash in redemption of such fractional share interests subject to the provisions of Section 302 of the Code. The circumstances under which cash is being issued pursuant to the Merger in lieu of a fractional share interest appear to satisfy the guidelines under which the IRS will generally issue a ruling that the receipt of such cash will qualify for capital gain or loss treatment (provided such fractional interest is held as a capital asset at the time of such exchange). No such advance ruling will be sought from the IRS, nor is the receipt of such a ruling a condition to the consummation of the Merger.


     Federal Income Tax Information for Encore Option Holders. The assumption or substitution of a compensatory stock option of Encore by HCAC should not generally result in the recognition of gain or loss to the holders thereof. Incentive stock options ("ISOs") of HCAC received in exchange for Encore ISOs should be treated as ISOs for purposes of Section 422 of the Code, provided no additional benefits are received by the Option Holders in connection with the assumption or substitution or the options by HCAC. If an additional benefit is received, the assumed or substituted option will be treated as a nonstatutory stock option.


     Federal Income Tax Information for HCAC Converting Stockholders. A stockholder of HCAC who exercises Conversion Rights with respect to HCAC Common Shares and who receives payment for such stock in cash should generally recognize capital gain or loss (if such shares were held as a capital asset at the Effective Time of the Merger) measured by the difference between the stockholder's basis in such shares and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution or a dividend.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

     The HCAC Common Shares, HCAC $7.00 Warrants and HCAC Common Shares issuable upon exercise of the HCAC $7.00 Warrants: (i) issued in connection with the Merger; (ii) issuable upon exercise of the Assumed Options; and (iii) to be issued to Rodman in connection with the provision of the fairness opinion to HCAC, will be registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer or such shares by Encore shareholders other than under the lock-up agreements, except for those shareholders who are deemed "affiliates" of Encore, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. However, there is no trading market in the HCAC $7.00 Warrants, and no assurance can be given that any such market will develop in the future. See "Risk Factors -- Absence of a Trading Market in HCAC $7.00 Warrants" and "Lock-Up Agreements."

     Notwithstanding the foregoing, HCAC will be able to issue HCAC Common Shares upon exercise of the HCAC $7.00 Warrants only if there is then a current prospectus relating to the HCAC Common Shares issuable upon the exercise of the HCAC $7.00 Warrants under an effective registration statement filed with the SEC, and only if such HCAC Common Shares are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the HCAC $7.00 Warrants then reside. Although HCAC has agreed to use its best efforts to meet such requirements, there can be no assurance that HCAC will be able to do so. See "Risk Factors of HCAC -- Current Prospectus and State Blue Sky Registration Required in Connection with Exercise of HCAC $7.00 Warrants."

LOCK-UP


     It is a condition to HCAC's obligations to consummate the Merger that Encore shall have obtained and delivered to HCAC "lock-up agreements" from each of Encore's officers and directors and from each shareholder and each holder of Assumed Options who, upon consummation of the Merger, will own, have the right to acquire, or otherwise be the "Beneficial Owner," as defined in Rule 13(d)-3 under the Exchange Act, of over 5,000 HCAC Common Shares. The lock-up agreements will provide that such persons will not, directly or indirectly, sell, offer or contract to sell, grant an option to purchase or otherwise transfer any of the "Merger Securities" (as defined below) that the person executing the agreement owns, will own of record or will have the power to control as to disposition. Merger Securities are the HCAC Common Shares, the HCAC $7.00 Warrants and the HCAC Common Shares underlying the HCAC $7.00 Warrants issued pursuant to the Merger or upon exercise of an Assumed Option. The restrictions on the lock-up agreements will begin on the date of the lock-up agreements, and the restrictions will terminate as follows: (i) such persons who will own, have the right to acquire, or be the beneficial owner of between 5,001 and 99,999 HCAC Common Shares shall be subject to the lock-up restrictions for a period of 12 months from the Effective Time, provided, however, each such person may sell or transfer one-half of such person's HCAC Common Shares included in the Merger Securities upon the expiration of 9 months after the Effective Time; (ii) such persons who will own, have the right to acquire, or be the beneficial owner of 100,000 or more HCAC Common Shares will be subject to the lock-up agreement restrictions for 18 months from the Effective Time; provided, however, each such person may sell or transfer one-third of such person's HCAC Common Shares included in the Merger Securities upon the expiration of 12 months from the Effective Time and an additional one-third of such person's HCAC Common Shares included in the Merger Securities upon the expiration of 15 months from the Effective Time; and (iii) the officers and directors of Encore, and certain other major Encore shareholders specified in the Agreement and Plan of Merger will be subject to the restrictions of the lock-up agreement for 24 months from the Effective Time, provided, however, each such person may sell or transfer one-fourth of such person's HCAC Common Shares included in the Merger Securities on the expiration of 12 months from the Effective Time, an additional one-fourth of such person's HCAC Common Shares included in the Merger Securities on the expiration of 15 months from the Effective Time, and an additional one-fourth of such person's HCAC Common Shares included in the Merger Securities on the expiration of 18 months from the Effective Time. In order to satisfy the conditions set forth in the Agreement and Plan of Merger, Encore must obtain lock-up agreements covering 90% of the HCAC Common Shares to be issued in connection with the Merger.



     The 375,000 HCAC Common Shares owned by the Initial Stockholders prior to the IPO, representing approximately 17.9% of the outstanding HCAC Common Shares as of the date of this Joint Proxy Statement/ Prospectus, have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until March 8, 1999. During such escrow period, the Initial Stockholders may vote their HCAC Common Shares held in escrow but will not be able to sell or otherwise transfer such shares, except for estate planning purposes to their spouses and children (or to trusts established for their benefit).



WARRANTS


     HCAC will be able to issue HCAC Common Shares upon exercise of the HCAC $7.00 Warrants only if there is at the time a current prospectus relating to the HCAC Common Shares issuable upon the exercise of the HCAC $7.00 Warrants under an effective registration statement filed with the SEC, and only if such

HCAC Common Shares are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the HCAC $7.00 Warrants reside. Although HCAC has agreed to use its best efforts to meet such requirements, no assurance can be given that HCAC will be able to do so.

VOTING AGREEMENTS

     All of the Initial Stockholders have agreed to vote the Initial Shares (approximately 17.9% of the HCAC Common Shares outstanding as of the date of this Joint Proxy Statement/Prospectus) in accordance with the vote of a majority of the Public Shares on the proposal to approve the Agreement and Plan of Merger. The Initial Stockholders may vote any Public Shares they own in their discretion; however, to the best of HCAC's knowledge, none of the Initial Stockholders own any Public Shares.

CONVERSION RIGHTS


     Pursuant to the Conversion Rights, HCAC's stockholders have the right to convert their HCAC Common Shares to cash, subject to consummation of the Merger and the stockholders' compliance with certain conditions to the exercise of such rights. The Initial Stockholders have no Conversion Rights as to their Initial Shares. Any Public Stockholder may demand that HCAC convert his HCAC Common Shares for a cash conversion price of at least $5.06 per share (the "Conversion Price"), which Conversion Price will equal the amount in the Trust Fund, divided by 1,725,000 (the number of HCAC Common Shares held by the Public Stockholders), as long as the Public Stockholder votes the shares he wants to convert "AGAINST" the Agreement and Plan of Merger, properly complies with the procedures set forth below and the Agreement and Plan of Merger is approved and the Merger consummated. As of December 31, 1996 the Conversion Price was approximately $5.06 per share.



     Any Public Stockholder desiring to exercise his Conversion Rights must vote the shares he wants to convert "AGAINST" the proposal to approve the Agreement and Plan of Merger and notify HCAC in writing of the intention to convert his HCAC Common Shares on or before March 24, 1997. The written notice must state that the stockholder's right to convert will be exercised if the Merger becomes effective, the number of HCAC Common Shares held by such holder that he wishes to convert and the address to which the letter of transmittal and instructions regarding conversion should be delivered or mailed. Neither a proxy nor a vote against, nor an abstention from voting on, the Merger is sufficient to constitute an exercise of Conversion Rights.



     ANY WRITTEN NOTICE INFORMING HCAC OF A STOCKHOLDER'S INTENTION TO CONVERT SHOULD BE SENT IN A MANNER THAT ASSURES THAT SUCH NOTICE IS RECEIVED BY HCAC BY NO LATER THAN MARCH 24, 1997, ADDRESSED TO HEALTHCARE ACQUISITION CORP.,
ATTENTION: JAY M. HAFT, SECRETARY, 200 EAST BROWARD BOULEVARD, FORT LAUDERDALE, FLORIDA 33301.



     Upon receipt of such notice, HCAC will mail to the Converting Stockholder a letter of transmittal and instructions to be used by such holder in forwarding certificates representing the HCAC Common Shares (the "HCAC Certificates") being converted. CONVERTING STOCKHOLDERS WILL BE REQUIRED TO RETURN A PROPERLY COMPLETED TRANSMITTAL LETTER, TOGETHER WITH ANY HCAC CERTIFICATE LISTED ON THE TRANSMITTAL LETTER, TO HCAC BY NO LATER THAN APRIL 15, 1997. THE FAILURE BY SUCH HOLDER TO DO SO SHALL TERMINATE THE STOCKHOLDER'S RIGHTS TO CONVERT HIS HCAC COMMON SHARES.


     A stockholder who fails to return a valid proxy voting against the proposal to approve the Agreement and Plan of Merger will be foreclosed from exercising his rights to convert his HCAC Common Shares. A stockholder who executes and returns an unmarked proxy will have his shares voted "FOR" the Agreement and Plan of Merger and as a consequence thereof such stockholder will be precluded from exercising his rights to convert his HCAC Common Shares. An HCAC stockholder need not vote in any particular manner as to any other proposal submitted to HCAC stockholders in order to be permitted to exercise his Conversion Rights.

     Since only holders of record may exercise Conversion Rights, persons who beneficially own shares held of record by fiduciaries, nominees or others and who wish to exercise their Conversion Rights must instruct the record holders of their shares to satisfy the conditions described herein.

     Any Public Stockholder who has properly converted HCAC Common Shares will not have any rights as a stockholder of HCAC, except the right to receive payment for his shares.

     Concurrently with the consummation of the Merger, the Trustee, as directed by HCAC, will distribute to HCAC's transfer agent an amount equal to the Conversion Price multiplied by the number of shares converted by the Converting Stockholders. As soon as practicable thereafter, the transfer agent will then distribute such amount to the Converting Stockholders as their respective interests may appear. Upon payment of the aggregate Conversion Price, the Converting Stockholder will cease to have any interest in such shares.

     Any Converting Stockholder may withdraw his demand for conversion at any time prior to the date of the HCAC Meeting. No such Converting Stockholder may withdraw his demand after the HCAC Meeting, and no other HCAC Stockholder may seek conversion of his HCAC Common Shares following the Effective Date of the Merger.

DISSENTERS' RIGHTS

     Any shareholder of record of Encore may exercise dissenters' rights in connection with the Merger by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, as amended ("TBCA"). By exercising dissenters' rights, any such shareholder would have the "fair value" of his or her Encore Shares determined by a court and paid to him or her in cash.

     The following is a summary of the statutory procedures that a shareholder of a Texas corporation must follow in order to exercise his or her dissenters' rights under Texas law. This summary is not complete and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the TBCA, the text of which is set forth in full in Appendix E of this Joint Proxy Statement/Prospectus.

     The TBCA provides that each shareholder of a Texas corporation has the right to dissent from certain transactions, including a plan of merger. Any shareholder of a Texas corporation who objects to a plan of merger may exercise the rights and remedies of a dissenting shareholder under Articles 5.11, 5.12 and 5.13 of the TBCA. Any shareholder desiring to exercise his right of dissent must file a written objection to the plan of merger with the corporation, prior to the date of the meeting of shareholders called to consider the merger. The written objections must state that the shareholder's right to dissent will be exercised if the merger becomes effective and give the address to which notice of the effectiveness of the merger should be delivered or mailed at such time. Neither a proxy nor a vote against, nor an abstention from voting on, the merger is sufficient to constitute a written objection as required under the statute.


     ANY WRITTEN OBJECTION OR NOTICE REQUIRED OF ANY DISSENTING SHAREHOLDER UNDER ARTICLES 5.11 THROUGH 5.13 OF THE TBCA SHOULD BE SENT IN A MANNER THAT ASSURES THAT SUCH NOTICE IS RECEIVED BY ENCORE BY NO LATER THAN MARCH 20, 1997, ADDRESSED TO ENCORE ORTHOPEDICS, INC., ATTENTION: CORPORATE SECRETARY, 9800 METRIC BOULEVARD, AUSTIN, TEXAS 78758.



     In order to properly exercise his dissenters' rights, a dissenting shareholder must refrain from voting by proxy or in person in favor of the Agreement and Plan of Merger. A shareholder who executes and returns an unmarked proxy will have his shares voted "FOR" the Agreement and Plan of Merger and as a consequence thereof such shareholder will be foreclosed from exercising his rights as a dissenting shareholder.



     The corporation must deliver or mail notice of the effectiveness of the merger to each dissenting shareholder that has not voted in favor of the merger within ten days of the effectiveness of the merger. Any dissenting shareholder who has not voted in favor of the merger may then make a written demand on the surviving corporation (which in such case would be Encore) within ten days of the delivery or mailing of the notice by the corporation for the payment of the fair value of his shares. Such demand must state the number and class of the shares of stock owned by the dissenting shareholder and the dissenting shareholder's estimate of the fair value of his shares as of the day immediately prior to the meeting, excluding any increase or decrease in value of the shares in anticipation of the proposed merger. Any shareholder failing to make such a demand within the ten-day period will lose the right to dissent and will be bound by the terms of the merger. In order to preserve his dissenters' rights, a dissenting shareholder must also submit his stock certificates to the surviving corporation within 20 days of making a demand for payment with notation thereon that such demand has been made. The failure of such holder to do so shall, at the option of the surviving corporation, terminate the shareholder's rights to dissent and appraisal unless a court of competent jurisdiction for good and sufficient cause shown shall direct otherwise. Encore intends to terminate a shareholder's rights to dissent and appraisal for failure of any such shareholder to comply with the statutory deadlines for submission of stock certificates and any other statutory requirements, unless a court of competent jurisdiction directs otherwise.


     Any shareholder who has properly demanded payment for his shares of stock will not have any rights as a shareholder, except the right to receive payment for his shares pursuant to Article 5.12 of the TBCA and the right to maintain an appropriate action to obtain relief on the grounds that the merger and the related transactions were fraudulent.



     Within 20 days of receipt of the demand for payment, the surviving corporation must deliver or mail to the dissenting shareholder written notice that either (i) the corporation agrees to pay the amount of the shareholder's demand within 90 days after the effectiveness of the merger upon receipt of the dissenting shareholder's duly endorsed share certificates or (ii) the corporation offers to pay its own estimate of the fair value of the shares within 90 days after the effectiveness of the merger upon receipt of the dissenting shareholder's duly endorsed share certificates and upon receipt of notice within 60 days after the effectiveness of the merger that the dissenting shareholder agrees to accept the surviving corporation's estimate. If the dissenting shareholder and the surviving corporation agree upon the value of the dissenting shareholder's shares within 60 days after effectiveness of the merger, the corporation shall pay the amount of the agreed value to the dissenting shareholder upon receipt of the dissenting shareholder's duly endorsed share certificates within 90 days of the effectiveness of the merger. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.



     If the dissenting shareholder and the corporation do not agree upon the value of the dissenting shareholder's shares within 60 days after the effectiveness of the merger, then either the dissenting shareholder or the surviving corporation may, within 60 days after the expiration of such 60-day period, file a claim in a court of competent jurisdiction in the county in Texas in which the principal office of the corporation is located (in such case, Travis County), seeking a determination of the fair value of the shares. The corporation shall file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached upon receipt of such a claim filed by a dissenting or upon the filing of such claim by the corporation. The clerk of the court will give notice of the hearing of any such claim to the corporation and to all of the dissenting shareholders on the list provided by the corporation. All dissenting shareholders notified in this manner and the corporation will be bound by final judgment of the court as to the value of their shares. Encore has not yet determined whether it will institute an action seeking a judicial determination of the fair value of the Encore Shares in the event that Encore and dissenting Encore shareholders do not agree as to the value of the dissenting shareholders' shares; such determination will depend, among other considerations, upon the number of dissenting shareholders with which such a disagreement exists and the magnitude of the difference in the parties' respective opinion on value of the dissenting shareholders' shares.


     In considering such a claim, the court will determine which of the dissenting shareholders have complied with the provisions of the TBCA and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to assist in the determination of the fair value of the shares upon such investigation as the appraisers consider proper. The appraisers shall afford a reasonable opportunity to the dissenting shareholders and the corporation to submit to them evidence as to the value of the shares.

     Upon receipt of the appraisers' report, the court will by its judgment determine the fair value of the shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their shares, with interest beginning 91 days after the date on which the merger was effected to the date of the judgment, payable by the corporation, upon receipt of the dissenting shareholder's share certificates. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in the shares or the corporation. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allocated between the parties in such manner as the court determines to be fair and equitable.


     Under Texas law, "fair value" of shares for purposes of the exercise of dissenters' rights is defined as the value of the shares as of the date before the vote is taken authorizing the merger excluding any appreciation or depreciation in value of the shares in anticipation of the proposed merger. Such "fair value" is determined in the first instance by appraisers appointed by the court, who are directed to make such determination "upon such investigation as to them may seem proper."


     Any dissenting shareholder may withdraw his demand at any time before receiving payment for his shares or before a petition has been filed seeking determination of the fair value of his shares. No such dissenting shareholder may withdraw his demand after payment has been made or, unless the surviving corporation consents to the withdrawal, where such a petition has been filed.


     Shareholders of Encore considering exercising dissenters' rights should consider that the payment which they eventually receive in exchange for their shares in a dissenters' rights proceeding under Texas law could be less than, equal to, or greater than the eventual market value of the consideration they would receive as a result of the consummation of the Merger.

     An Encore shareholder who exercises his dissenters' rights and receives cash from Encore in exchange for his Encore Shares will recognize taxable gain or loss in an amount equal to the difference between (a) the sum of cash received from Encore and (b) the basis of the Encore Shares so exchanged. Any such gain or loss recognized would be long-term capital gain or loss if the Encore Shares constitute capital assets in the hands of the dissenting Encore shareholder and have been held by such shareholder for more than one year at the Effective Time.

     ENCORE SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL COUNSEL.

                       DESCRIPTION OF HCAC CAPITAL STOCK

GENERAL


     HCAC is authorized to issue 20,000,000 HCAC Common Shares, par value $.001 per share, and 1,000,000 HCAC Preferred Shares, par value $.001 per share. As of December 31, 1996, there were outstanding 2,100,000 HCAC Common Shares, held of record by 11 shareholders, 3,450,000 HCAC $5.00 Warrants and 400,000 Bridge Warrants held of record by 12 and 6 warrantholders, respectively. No HCAC Preferred Shares are currently outstanding.


UNITS


     In its IPO, HCAC issued 1,725,000 Units. Each Unit consisted of one HCAC Common Share and two HCAC $5.00 Warrants, each HCAC $5.00 Warrant entitling the holder to purchase one HCAC Common Share. The securities constituting the Units became separable and transferable on March 13, 1996, and such securities currently trade separately.


HCAC COMMON SHARES

     The holders of HCAC Common Shares are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors then being elected. The holders of HCAC Common Shares are entitled to receive dividends when, as and if declared by the HCAC Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of HCAC, the holders of HCAC Common Shares (except for the Initial Stockholders who have agreed, with regard to the HCAC Common Shares owned by them prior to HCAC's IPO, to waive their rights to share in any distribution relating to a liquidation of HCAC due to the failure of HCAC to consummate a Business Combination within 18 months, or 24 months if certain criteria are satisfied, from the consummation of HCAC's IPO) are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the HCAC Common Shares. Holders of HCAC Common Shares, as such, have no conversion, preemptive or other subscription rights, and, except as described under "Business of HCAC -- General -- Conversion Rights," there are no redemption provisions applicable to the HCAC Common Shares. All of the outstanding HCAC Common Shares are fully paid and nonassessable.

PREFERRED STOCK


     HCAC's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock ("Preferred Shares") with such designations, rights and preferences as may be determined from time to time by the HCAC Board. Accordingly, the HCAC Board is empowered, without stockholder approval, to issue Preferred Shares with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the HCAC Common Shares, although the Underwriting Agreement prohibits HCAC, prior to a Business Combination, from issuing Preferred Shares that participate in any manner in the proceeds of the Trust Fund or that vote as a class with the HCAC Common Shares on a Business Combination. HCAC may issue some or all of such Preferred Shares in connection with a Business Combination. The Preferred Shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of HCAC. Although HCAC has no commitments as of the date of this Joint Proxy Statement/Prospectus to issue any Preferred Shares, there can be no assurance that HCAC will not do so in the future.


HCAC WARRANTS

     HCAC intends to issue, in connection with the Merger and as otherwise described herein, the HCAC $7.00 Warrants, each entitling the registered holder to purchase one HCAC Common Share at a price of $7.00 per share (which exercise price may be paid in cash or in HCAC Common Shares already owned by the warrant holder), subject to adjustment in certain circumstances, at any time commencing on the Effective Date and ending at 5:00 p.m., Eastern Standard Time, four years thereafter. The HCAC $7.00 Warrants are not subject to mandatory redemption at the call of HCAC (unlike the HCAC $5.00 Warrants described below).

     HCAC has also issued the HCAC $5.00 Warrants, which entitle the registered holder thereof to purchase one HCAC Common Share at a price of $5.00 per share, subject to adjustment in certain circumstances, at any time commencing on the later of the consummation by HCAC of its Business Combination or March 8, 1997 and ending at 5:00 p.m., Eastern Standard Time, on March 8, 2003, at which time the HCAC $5.00 Warrants will expire. HCAC may call the HCAC $5.00 Warrants for redemption, in whole and not in part, at a price of $.01 per Warrant at any time after they become exercisable upon notice of not less than 30 days prior written notice if the last sale price of the HCAC Common Shares has been at least $8.50 per share ("Redemption Price") for the 20 consecutive trading days ending on the third day prior to the date on which the notice of redemption is given. The warrantholders shall have exercise rights until the close of business on the date fixed for redemption.

     The HCAC $5.00 Warrants and the HCAC $7.00 Warrants are issued in registered form under a Warrant Agreement between HCAC and Continental Stock Transfer and Trust Company, as Warrant Agent.

     The exercise price, number of HCAC Common Shares issuable on exercise of the HCAC $5.00 Warrants and the HCAC $7.00 Warrants and, as to the HCAC $5.00 Warrants only, the Redemption Price, are subject to adjustment in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of HCAC. The HCAC $5.00 Warrants and the HCAC $7.00 Warrants, however, are not subject to adjustment for issuances of HCAC Common Shares or rights to purchase HCAC Common Shares at prices less than their exercise prices.

     HCAC has the right, in its sole discretion, to decrease the exercise price of the HCAC $5.00 Warrants and the HCAC $7.00 Warrants, for a period of not less than 30 days on not less than 30 days prior written notice to the warrantholders. In addition, HCAC has the right, in its sole discretion, to extend the expiration date of the HCAC $5.00 Warrants and the HCAC $7.00 Warrants on five business days prior written notice to the warrantholders.


     The HCAC $5.00 Warrants and the HCAC $7.00 Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price for the number of HCAC $5.00 Warrants or HCAC $7.00 Warrants being exercised. The warrantholders do not have the rights or privileges of holders of HCAC Common Shares prior to the exercise of the HCAC $5.00 Warrants or the HCAC $7.00 Warrants.


     No HCAC $5.00 Warrant or HCAC $7.00 Warrant will be exercisable unless at the time of exercise HCAC has filed with the Securities and Exchange Commission a current prospectus covering the HCAC Common Shares issuable upon exercise of such HCAC $5.00 Warrant or HCAC $7.00 Warrant and such shares have been registered or qualified for sale or been determined to be exempt under the securities laws of the state of residence of the holders of such HCAC $5.00 Warrants or HCAC $7.00 Warrants. Although HCAC intends to have all shares so qualified for sale in those states where the holders of the HCAC $5.00 Warrants or HCAC $7.00 Warrants reside and to maintain a current prospectus relating thereto until the expiration of the HCAC $5.00 Warrants or HCAC $7.00 Warrants, subject to the terms of the Warrant Agreements, there can be no assurance that it will be able to do so.


     No fractional shares will be issued upon exercise of the HCAC $5.00 Warrants or HCAC $7.00 Warrants. If a warrantholder exercises all HCAC $5.00 Warrants or HCAC $7.00 Warrants then owned of record by him, however, HCAC will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to such warrantholder, an amount in cash based on the market value of the HCAC Common Shares on the last trading day prior to the date of exercise.

BRIDGE WARRANTS

     In May 1995, HCAC raised $200,000 in a bridge financing ("Bridge Financing"). In connection therewith, six investors were issued 400,000 warrants (the "Bridge Warrants"). The Bridge Warrants are identical to the HCAC $5.00 Warrants, except that they are not redeemable by HCAC until 90 days after the consummation of a Business Combination. The holders of the Bridge Warrants have agreed not to transfer them until after the consummation of a Business Combination and not to exercise them until 90 days after such Business Combination is consummated.

UNDERWRITER'S UNIT PURCHASE OPTION

     In connection with the IPO, HCAC sold to the underwriters of the IPO, GKN Securities Corp. and Gaines, Berland, Inc. (the "Underwriters"), for nominal consideration, the option to purchase up to an aggregate of 150,000 Units (the "Underwriter's Unit Purchase Option"). The units issuable upon exercise of the Underwriter's Unit Purchase Option are identical to the Units described above except that the HCAC $5.00 Warrants contained therein expire on March 8, 2001. The Underwriter's Unit Purchase Option is exercisable initially at $6.60 per Unit (the "Exercise Price") for a period of four years commencing on March 8, 1997.

     The Underwriter's Unit Purchase Option contains anti-dilution provisions providing for adjustment of the Exercise Price upon the occurrence of certain events including the recapitalization, reclassification, stock dividend, stock split, stock combination or similar transactions. The Underwriter's Unit Purchase Option granted to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from March 8, 1996, with respect to registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Underwriter's Unit Purchase Option. The Underwriters' Unit Purchase Option may not be sold, assigned, transferred or hypothecated until March 8, 1997, except to the Underwriters and members of the selected dealers who assisted in the IPO and their officers and partners.

DIVIDENDS

     HCAC has not paid any dividends on the HCAC Common Shares, the HCAC $5.00 Warrants or the HCAC $7.00 Warrants to date and does not intend to pay any cash dividends prior to the consummation of a Business Combination. The payment of any dividends subsequent to the Merger will be within the discretion of HCAC's then Board of Directors.

TRANSFER AGENT

     The transfer agent and registrar for the HCAC Common Shares is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

                        COMPARISON OF STOCKHOLDER RIGHTS


     At the Effective Time, the shareholders of Encore will become stockholders of HCAC. Differences between the Texas Business Corporation Act (referred to in this section as "TBCA") and the Delaware General Corporation Law (referred to in this section as "DGCL") and between Encore's existing Articles of Incorporation and Bylaws (respectively, the "Encore Articles" and "Encore Bylaws") and HCAC's Certificate of Incorporation and Bylaws (respectively, the "HCAC Certificate" and "HCAC Bylaws") will result in various changes in the rights of shareholders of Encore.


     The following is a summary of the rights of HCAC stockholders, as compared with those of Encore shareholders. This summary does not purport to be a complete description of the provisions discussed and is qualified in its entirety by the TBCA, DGCL, Encore Articles, Encore Bylaws, HCAC Certificate and HCAC Bylaws, to which Encore shareholders are referred.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS


     Under the DGCL, directors generally may be removed, with or without cause, by a vote of the holders of a majority of the shares being voted. However, unless a corporation's certificate of incorporation provides otherwise, if a board of directors is classified (i.e., elected for staggered terms), directors may only be removed for cause. Because HCAC's Board will be classified after the Merger and the HCAC Certificate will not provide that directors may be removed without cause, stockholders of HCAC will only be able to remove directors from its Board for cause. Under the TBCA, a Texas corporation may provide in its articles or bylaws that directors may be removed with or without cause in accordance with the provisions of the bylaws or articles of incorporation. The Encore Bylaws provide that the directors may be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to be cast at an election of directors or by a majority of the Board of Directors. If a director is elected by holders of a class or series of shares, the TBCA provides that only the shareholders of that class or series can vote to remove that director, and the DGCL provides that only the stockholders of that class can vote to remove that director. As HCAC stockholders, the former Encore shareholders will be unable to remove directors of HCAC without cause as they generally are permitted to do as holders of Encore Shares.


     The TBCA provides that a vacancy among the directors may be filled for the remainder of the term by the vote of a majority of the remaining directors. A directorship to be filled by reason of an increase in the number of directors may be filled by the shareholders, or by the remaining directors for a term of office continuing only until the next election of directors by the shareholders, provided that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. The Encore Bylaws provide that shareholders or a majority of the remaining directors may fill a vacancy among the directors provided that the directors may not fill more than two such vacancies during the period between any two successive annual meetings. The HCAC Bylaws provide, as permitted by the DGCL, that a vacancy on the board occurring during the course of the year, including a vacancy created by an increase in the number of directors, shall be filled until the next annual election of directors by a majority of the remaining directors or by a sole remaining director, and does not provide for stockholders to fill such vacancies prior to such next annual election. Thus, as a result of the Merger, the former Encore shareholders, as holders of HCAC Common Shares, will not have the right, as they presently have, to fill vacancies arising in the HCAC Board until the next election, which right is reserved to the HCAC Board, and, unlike Encore, there will be no limit on the number of vacancies that may be created by the HCAC Board by increasing the number of directors.

QUORUM OF STOCKHOLDERS

     A quorum for a meeting of Encore shareholders under the Encore Bylaws consists of the holders of a majority of the shares issued and outstanding entitled to vote thereat, present in person or represented by proxy. Under the DGCL, a quorum consists of a majority of the shares entitled to vote, present in person or represented by proxy, unless otherwise provided in the charter or Bylaws, but in no event can the quorum be less than one-third of the outstanding shares entitled to vote. The HCAC Bylaws provide that a quorum for a meeting of holders of HCAC Common Shares consists of a majority of the shares entitled to vote thereat, represented in person or by proxy. Thus, there will be no material change in the rights of the Encore shareholders in this respect as a result of the Merger.

ADJOURNMENT AND NOTICE OF STOCKHOLDER MEETINGS

     Both the HCAC Bylaws and the Encore Bylaws provide that if a quorum is not present or represented at a stockholders meeting, the stockholders entitled to vote may adjourn the meeting without notice other than an announcement at the meeting. The DGCL provides that a meeting of stockholders may be adjourned by one more adjournments for up to 30 days without, subject to such corporation's bylaws, giving notice of the adjourned meeting (so long as the record date for stockholders entitled to vote does not change) other than by announcement at the earliest meeting adjourned. The HCAC Bylaws provide that if after the adjournment of a meeting, the Board chooses a new record date for the adjourned meeting, a notice of the adjourned meeting shall be delivered to the stockholders of record on the new record date.

     Under the TBCA, the Encore Bylaws, the DGCL and the HCAC Bylaws, notice of stockholder meetings must be given between 10 and 60 days before a meeting. Thus, while Delaware law will afford further notice to HCAC stockholders in the case of adjournments beyond 30 days, there will be no material change in the rights of Encore shareholders with respect to notice of stockholders meetings as a result of the Merger.

CALL TO SPECIAL STOCKHOLDER MEETINGS


     Under the TBCA, special meetings of shareholders may be called by the president, the board of directors, a person authorized by the articles of incorporation or bylaws or by holders of not less than 10% of all the shares entitled to vote, unless the articles of incorporation provide otherwise, but in no event may the articles of incorporation provide for a number of shares greater than 50% as required to call a special meeting of shareholders. Stockholders of a Delaware corporation do not have a right to call special meetings unless it is conferred in the corporation's certificate of incorporation or bylaws. The DGCL provides that special meetings of stockholders may be called by the board of directors or by a person authorized by the charter or Bylaws. The HCAC Bylaws provide that special meetings of stockholders may be called by the President, a majority of the board of directors, the secretary, or at the written request of holders of not less than thirty percent (30%) of all of the shares entitled to vote at the meeting. The Encore Bylaws provide that special meetings of shareholders may be called by the Encore Board pursuant to a resolution approved by a majority of the members of the Board. Thus, because the HCAC Certificate of Incorporation and Bylaws authorize the stockholders holding thirty percent (30%) of the voting shares to call a special meeting, and the Encore Articles and Bylaws do not authorize the shareholders to call a special shareholders' meeting, Encore shareholders may have the right to call stockholders meetings under certain circumstances as a result of the Merger.


STOCKHOLDER CONSENT IN LIEU OF MEETING


     The DGCL permits and the HCAC Bylaws provide that action by stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The TBCA permits, and the Encore Articles and Bylaws provide, that action by shareholders may be taken without a meeting if a consent in writing is signed by all holders of Encore Shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all Encore Shares entitled to vote on the action were present and voted. In this respect, there will be no material change in the rights of the Encore shareholders in respect of, or as a result of, the consummation of the Merger.


DISSENTERS' RIGHTS

     The DGCL generally entitles a stockholder to exercise its appraisal rights upon a merger or consolidation of the corporation effected pursuant to the DGCL if the holder complies with the requirements of Section 262 thereof. The DGCL, however, does not provide (unless required by a charter provision which the HCAC Certificate does not include) appraisal rights for stockholders of a corporation that engages in (a) a sale of substantially all assets; (b) an amendment to its certificate of incorporation; (c) in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange or held of record by more than 2,000 stockholders; or (d) in the case of a merger in which a Delaware corporation is the surviving corporation, if (i) the merger agreement does not amend the surviving corporation's certificate of incorporation, (ii) each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of the surviving corporation after the merger, and (iii) the increase in the outstanding shares as a result of the merger does not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the effective date of the merger.


     The TBCA generally entitles a shareholder to exercise its appraisal rights upon a merger of the corporation (except for the limited classes of mergers for which no shareholder approval is required, and as set forth hereunder), sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation or share exchange in which the shares of the shareholder are to be acquired if the holder complies with the requirements of Articles 5.12 and 5.13 thereof. The TBCA, however, does not provide appraisal rights for shareholders with respect to any plan of merger in which there is a single surviving or new domestic or foreign corporation or from any plan of exchange, if (a) the shares held by the shareholder are part of a class of shares which are listed on a national securities exchange or held by not less than 2,000 shareholders, and (b) the shareholder is not required by the terms of the plan of merger or exchange to accept for his shares any consideration other than (i) shares of a corporation that, immediately after the merger or exchange, will be part of a class or series of shares which are listed, or authorized for listing, on a national securities exchange or held of record by not less than 2,000 holders, and (ii) cash in lieu of fractional shares otherwise entitled to be received. By virtue of the Merger, the shareholders of Encore, under Delaware law, will no longer be entitled to appraisal rights in connection with a sale, lease, exchange or other disposition of property and assets that occurs outside the ordinary course, whereas under Texas law, a shareholder generally has the right to dissent and seek appraisal with respect to such types of transactions. See "The Merger -- Dissenters' Rights."


DERIVATIVE ACTIONS


     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he was a stockholder of the corporation at the time of the transaction of which he complains. However, no action may be brought by a stockholder unless he first seeks remedial action on his claim from his corporation's board of directors unless such a demand for redress is excused. The board of directors of a Delaware corporation can appoint an independent litigation committee to review a stockholder's request for a derivative action and the litigation committee, acting reasonably and in good faith, can terminate the stockholder's action subject to a court's review of such committee's independence, good faith and reasonable investigation. Under the DGCL, the court in a derivative action may apply a variety of legal and equitable remedies on behalf of the corporation which vary depending on the facts and circumstances of the case and the nature of the claim brought.

     Derivation actions may be brought under the TBCA by a shareholder in the right of the corporation. The TBCA provides that a shareholder must plead in the complaint that (a) he was a record or beneficial owner of shares, or of an interest in a voting trust for shares, at the time of the transaction of which he complains, and (b) with particularity, the efforts made by such shareholder to have suit brought for the corporation by the board of directors, or the reasons for not making such efforts. The shareholder may be required to give security for the expenses incurred or expected to be incurred by one or more defendants if ordered by the court and taking into account the Texas Rules of Civil Procedure regarding inability to give security. If the shareholder fails to give such security so ordered within a reasonable time, the court must dismiss the suit without prejudice. Further, the court may, upon final judgment for one or more defendants and a finding that the suit against such defendants was brought without reasonable cause, require the shareholder to pay expenses to such defendants, whether or not security had been required.

DIVIDENDS AND DISTRIBUTIONS

     Subject to any restrictions contained in a corporation's charter, the TBCA generally provides that a corporation may make distributions. Distributions may not be made if after giving effect to the distribution the corporation would be insolvent or the distribution exceeds the surplus of the corporation (which is defined as the excess of the net assets of a corporation over its stated capital). Subject to the Encore Articles and the TBCA, the Encore Bylaws provide that the board of directors may declare dividends to be paid in cash, property or Encore shares, out of funds legally available therefor.

     Subject to any restrictions contained in a corporation's charter, the DGCL generally provides that a corporation may declare and pay dividends out of surplus (defined as the excess, if any, of net assets over stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the stated capital of the corporation is less than the amount of stated capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Thus, because Delaware law, unlike Texas law, permits dividends out of net profits in certain specified circumstances, even though no surplus exists, the rights of a Board of Directors to declare and pay dividends is somewhat more expansive for Delaware corporations such as HCAC, as contrasted with Texas corporations such as Encore.

DIRECTOR QUALIFICATION AND NUMBER


     The articles or bylaws of a Texas corporation specify the number of directors and the articles must fix the number constituting the initial board of directors. The TBCA provides that directors need not be state residents or shareholders of the corporation to qualify to serve unless the articles or bylaws so require. Further, the articles or bylaws may prescribe other qualifications for directors. The Encore Articles and Bylaws do not impose more restrictive qualifications for directors. The Encore Bylaws provide for seven directors and such number may be changed by amendment to the bylaws. The number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the Bylaws, unless the charter fixes the number of directors. Under the DGCL, a director need not be a stockholder to be qualified unless so required by the charter or Bylaws. The HCAC Bylaws provide that the number of directors shall be one or more, as may be determined from time to time by the directors or the shareholders. The HCAC Board, by resolution, will increase the size of the board to ten directors upon consummation of the Merger. Thus, there is no meaningful difference between HCAC and Encore regarding director qualifications and as to number of directors, except Encore presently has seven directors and HCAC will have ten directors following the Merger, which is not expected to materially affect the conduct of Board deliberations.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under the TBCA and pursuant to the Encore Articles, Encore may indemnify its directors, officers, employees and agents (each, an "Indemnitee") against all expenses, including attorneys' fees, amounts paid in settlement, judgments and fines actually and reasonably incurred by him in connection with the defense or settlement of the suit to which he is made a party by reason of being or having been an Indemnitee of Encore if (a) he is successful on the merits; (b) he acted in good faith and, in the case of conduct in his official capacity as a director, his conduct was in the best interests of the corporation, and in all other cases, his conduct was at least not opposed to the corporation's best interests; and (c) in the case of a criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. In respect of an action by or on behalf of Encore or such body corporate, Encore shall indemnify an Indemnitee meeting the preceding standard against all expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of the suit to which he is made a party by reason of being or having been an Indemnitee of Encore, but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred, and (ii) shall not be made if the person is found liable for willful or intentional misconduct.

     The DGCL permits a corporation to indemnify its directors, officers, employees and agents (each, an "Indemnitee") against all reasonable expenses (including attorneys' fees), and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, provided that such individual is determined to have acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided, further, that in actions initiated by or in the right of the corporation, no indemnification shall be made if such individual shall have been adjudicated to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such individual is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper. The DGCL contemplates that the determination of whether the Indemnitee is entitled to indemnification is to be made in the specific case by a majority of a quorum of the disinterested directors, by independent legal counsel or by the stockholders, unless otherwise determined by a court of competent jurisdiction.

     Under the DGCL and the TBCA, there is in effect a right of mandatory indemnification to the extent that an Indemnitee is successful on the merits or otherwise in the defense of the proceeding. Both the DGCL and the TBCA allow for the advance payment of an Indemnitee's expenses prior to the final disposition of an action, provided that the Indemnitee undertakes to repay any such amounts advanced if it is later determined that the Indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced. The HCAC Certificate and Bylaws provide that directors, officers, employees and agents of HCAC are entitled to be indemnified to the maximum extent permitted by the DGCL.

     The DGCL permits a corporation to maintain insurance on behalf of an Indemnitee against any expenses incurred in any proceeding and any liability asserted against such Indemnitee by reason of his having been a director or officer, whether or not the corporation would have the power to indemnify him against such expenses or liabilities under the applicable provisions of the DGCL. The TBCA also provides for the maintaining of such insurance and the Encore Articles provide that Encore may purchase and maintain such insurance for the benefit of the Indemnitee and every person who acts or has acted at Encore's request as a director, officer, agent or employee of another corporation or of a partnership, joint venture, trust or other enterprise against any liability incurred by him in such capacity whether or not Encore would have the power to indemnify him against such liability under the Encore Bylaws.

     In addition, the indemnification rights provided by the above DGCL provisions are not exclusive of any rights to indemnification or advancement of expenses to which such Indemnitee may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Under the TBCA, a corporation may not validly provide for indemnification in a manner that is inconsistent with the statutory indemnification provisions, while Delaware law expressly provides that statutory indemnity shall not be deemed exclusive. In addition, the power of a Delaware corporation to indemnify and advance expenses to officers and directors may be somewhat clearer and more liberal than under Texas law.

DIRECTOR LIABILITY

     The charter of a Delaware corporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for beach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including intentional misconduct and breach of the duty of loyalty. The HCAC Certificate contains such a provision limiting the liability of its directors. Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act expressly provides for limitation of a director's liability, except to the extent that the director is found liable for a breach of the director's duty of loyalty; an act or omission not in good faith that constitutes a breach of the director's duty to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; a transaction from which the director received an improver benefit; or an act or omission for which liability is provided by an applicable statute. The Encore Articles contain a provision so limiting the liability of its directors. Because of the variation in the statutory framework between Delaware and Texas law, it is possible that monetary liability of a director may be eliminated in some cases under one law but not the other.

AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS

     The TBCA requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon for any amendment to the articles of incorporation, unless such level is decreased by such articles of incorporation. The Encore Articles do not provide for such decreased level of approval. The Encore Bylaws provide that the express provisions of the TBCA shall govern the shareholder voting requirements for such amendments. The TBCA provides that the shareholders or board of directors may amend the bylaws, unless the charter reserves the power exclusively to the shareholders. The TBCA also permits the shareholders to confer exclusive power on the directors to adopt, alter, amend or repeal bylaws. The Encore Articles grant to the Board the exclusive power to adopt, alter, amend or repeal the bylaws. The Encore Bylaws provide that the board may amend the bylaws at a meeting at which a quorum is present, by the affirmative vote of the directors present at the meeting.


     The DGCL requires the approval of the holders of a majority of the outstanding stock entitled to vote for any amendment to the certificate of incorporation, unless such level of approval is increased by the certificate of incorporation. The HCAC Certificate does not provide for an increased level of approval. The DGCL provides stockholders with the right to amend the Bylaws, and a corporation is permitted in its charter to give this right to the directors as well, subject to any director action being amended or repealed by stockholders. The HCAC Certificate of Incorporation gives the directors this right, and the HCAC Bylaws impose a majority vote requirement for amendment by the board of directors.


     By means of the Merger, it will be easier to obtain stockholder approval of amendments to the HCAC Certificate as compared to the Encore Articles, since only a majority vote will be required under the DGCL as contrasted with a minimum affirmative vote of two-thirds required under the TBCA. Further because Encore shareholders do not have the right to adopt, repeal or amend the Encore Bylaws, but HCAC stockholders have the right to adopt, repeal and amend the HCAC Bylaws, the rights of HCAC stockholders to adopt new Bylaws and amend and repeal Bylaws afford HCAC stockholders rights not possessed by Encore shareholders.


VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS


     Under the TBCA, a merger or exchange requires the approval of each constituent corporation's shareholders, except if the domestic corporation meets the following requirements and unless the charter provides otherwise: (a) the corporation is the sole surviving corporation in the merger; (b) the charter will remain unchanged after the merger; (c) each shareholder will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger; (d) the voting power of outstanding voting shares immediately after the merger plus the voting power of voting shares issuable as a result of the merger will not exceed by more than 20% the voting power of voting shares outstanding before the merger; (e) the number of outstanding participating shares immediately after the merger plus the number of participating shares issuable as a result of the merger will not exceed by more than 20% the total number of participating shares outstanding before the merger; and (f) the board of directors adopts a resolution approving the plan of merger. A dissolution and a sale, lease, exchange or other disposition of substantially all of the corporation's assets if not made in the usual and regular course of business also require shareholder approval. Such a transaction is in the usual and ordinary course of business if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply the consideration received in connection with the transaction to the conduct of a business in which it engages following the transaction. The TBCA provides that unless the board of directors requires a greater vote, the approval of a merger or exchange requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of each corporation entitled to vote thereon. The approval of a dissolution or the sale of substantially all of the corporation's assets requires the affirmative vote of at least two-thirds of the outstanding shares entitled to vote thereon. While the TBCA permits a corporation to reduce the minimum vote required to approve a dissolution or sale of a corporation's assets to a majority vote by including a provision in the articles of incorporation, the Encore Articles do not contain such a provision.


     Under the DGCL, a merger, consolidation, dissolution or sale or other disposition of substantially all of a corporation's assets must be approved by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, as contrasted with the affirmative vote of at least two-thirds of the shares applicable to Encore. Additionally, the DGCL provides that no vote of the stockholders of the surviving corporation is required, unless the certificate of incorporation provides otherwise, to approve a merger if (a) the agreement of merger does not amend in any respect the corporation's certificate of incorporation; (b) each share of the corporation's stock outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and (c) either (i) no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issuable as a result of the merger or (ii) the increase in the outstanding shares as a result of the merger does not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the effective date of the merger.

     Because of the variations in the statutory framework between Texas and Delaware law, a smaller percentage of shares is required under Delaware law to approve mergers, consolidations, dissolutions and sales of assets, and certain transactions do not require stockholder approval that would require such approval under Texas law.

     Neither the Encore Articles not the HCAC Certificate contains a provision relating to the approval of mergers, consolidations, dissolutions or sales of assets.

CLASS VOTING

     Under Texas law, class voting is required in connection with certain amendments to a corporation's articles of incorporation, a merger or consolidation if the plan of merger or consolidation contains any provision which, if contained in a proposed amendment to a corporation's articles of incorporation, would require class voting or certain sales of all or substantially all of a corporation's assets. In contrast, under Delaware law, class voting is not required in connection with such matters except in the case of an amendment of a corporation's certificate of incorporation which adversely affects a class of shares. Thus, by virtue of the Merger, holders of Encore Common Shares and Encore Preferred Shares will no longer be entitled to vote as a class with respect to the above-mentioned matters.

INTERESTED STOCKHOLDER TRANSACTIONS

     The DGCL prohibits a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is one who, directly or indirectly, controls 15% or more of the outstanding voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where (a) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired its shares; (b) the interested stockholder acquired at least 85% of the outstanding voting stock of the corporation in the transaction in which the stockholder became an interested stockholder excluding, for determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; (c) the business combination is approved by the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting; (d) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder; or (e) the corporation has opted out of this provision. HCAC has not opted out of this statutory provision.

     The TBCA has no similar statute currently existing and the Encore Articles do not contain business combination provisions.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

     The business combination provision of the DGCL would prohibit "business combinations" between HCAC and certain stockholders unless the established requirements are met. Consequently, the business combination provisions may have the effect of deterring merger proposals, tender offers and other attempts to effect changes in control of HCAC that are not negotiated with and approved by the board of directors. Other than the Merger, which has been approved unanimously by the HCAC Board, HCAC is not aware of any effort or intent to gain control of HCAC or any effort to organize a proxy contest or to accumulate HCAC's shares.


     Additionally, the following provisions of the HCAC Certificate and the HCAC Bylaws may be considered to have anti-takeover implications: (a) the ability of the board to fill (but only until the next annual meeting of stockholders) the vacancies resulting from an increase in the number of directors; (b) the ability of the board of directors to establish the rights of, and to issue, substantial amounts of preferred stock without the need for stockholder approval; and (c) the proposed classification of the HCAC Board of Directors into three groups of directors, among other things, may be used to create voting impediments with respect to changes in control of HCAC or to dilute the stock ownership of holders of HCAC Common Shares seeking to obtain control of HCAC. In addition, the provisions of the HCAC Certificate and the proposed amendments thereto described herein under "Description of Amendment of HCAC Certificate of Incorporation" which provide for staggered election of directors through a classified board of directors may make it more difficult to effect a change in control of HCAC's Board, and therefore may have an anti-takeover effect.



     Neither Encore nor HCAC currently has a stockholders' rights plan. Stockholders' rights plans, in a variety of forms, are common to many corporations incorporated in the United States and serve to afford a corporation's board of directors the opportunity to withstand an unsolicited takeover attempt while providing the board sufficient time to evaluate the offer and its adequacy and to consider alternative measures or transactions that may be appropriate in responding to the offer. The DGCL permits stockholders' rights plans in general and permits the adoption of stockholders' rights plans by a board of directors without stockholder approval.

                       MARKET PRICES OF HCAC'S SECURITIES

     HCAC Common Shares and HCAC $5.00 Warrants are each quoted on the OTC Bulletin Board under the symbols HCAC and HCACW, respectively. The following table sets forth the high and low closing bid quotations on the OTC Bulletin Board for the periods indicated since such HCAC Common Shares and HCAC $5.00 Warrants commenced public trading on March 13, 1996. HCAC has never paid cash dividends on HCAC Common Shares or its other shares of capital stock.


                                                                  HCAC
                                                                 COMMON        HCAC $5.00
                                                                 SHARES         WARRANTS
                                                              -------------   -------------
                                                              HIGH     LOW    HIGH     LOW
                                                              -----   -----   -----   -----
1st Quarter -- 1996 (from March 13, 1996)...................  $4.50   $4.50   $1.06   $1.06
2nd Quarter -- 1996.........................................   4.63    4.50    1.06    0.91
3rd Quarter -- 1996.........................................   4.84    4.63    1.03    0.84
4th Quarter -- 1996.........................................   4.88    4.63    1.00    0.63
1st Quarter -- 1997 (through February 14, 1997).............   5.13    4.88    0.94    0.63


     On October 16, 1996, the last full trading day prior to the public announcement of the execution and delivery of the Letter of Intent, the high bid prices of the HCAC Common Shares and the HCAC $5.00 Warrants, as reported on the OTC Bulletin Board, were $4.63 and $0.73, respectively.


     On February 14, 1997, the most recent date for which it was practicable to obtain market price information prior to the printing of this Joint Proxy Statement/Prospectus, such closing bid prices were $5.00 and $0.78, respectively.


     The above quotations represent prices between dealers and do not include retail markups, markdowns or commissions. They may not necessarily represent actual transactions. Because the market price of HCAC Common Shares is subject to fluctuation, the market value of the HCAC Common Shares that Encore shareholders will receive in the Merger may increase or decrease prior to the Merger. Encore shareholders are urged to obtain current market quotations for HCAC Common Shares. See "Risk Factors -- Risks Relating to HCAC -- Possible Volatility of Stock Prices."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HCAC


     HCAC was incorporated in March 1995 as a SPAC, the objective of which is to acquire an operating business in the Healthcare Industry. See "Business of HCAC" for information as to the characteristics of a SPAC.



     In May 1995, HCAC raised $200,000 in the Bridge Financing from six investors in order to pay certain organizational expenses and the costs of the Bridge Financing and of its IPO. Such investors were issued promissory notes in the amount of $200,000, bearing interest at the rate of 10% per annum and payable at the consummation of HCAC's IPO, and 400,000 Bridge Warrants. Other than organizational activities and preparing for its IPO, HCAC had no business activities in 1995.



     HCAC's IPO was consummated in March 1996, and raised net proceeds of approximately $9,000,000, after payment of offering expenses. HCAC deposited $8,383,500 of such proceeds in the Trust Fund. As of December 31, 1996, approximately $8,732,000 was held in the Trust Fund.


     Substantially all of HCAC's working capital needs subsequent to the IPO have been attributable to general and administrative expenses, including director and officer liability insurance and legal and accounting fees primarily due to SEC filing requirements, the identification, evaluation and selection of a suitable Target Business and the structuring, negotiation and consummation of the Merger. HCAC will satisfy all of such working capital needs and the payment of federal and state income taxes with its existing cash balances and, to the extent necessary, its working capital after consummation of the Merger. See "The Merger" for information as to the Agreement and Plan of Merger, the parties thereto and the transactions contemplated thereby. All income is from interest. Except for its efforts to effect a Business Combination following its IPO, HCAC has not engaged in any business activities.

     If HCAC does not consummate a Business Combination within 18 months from the consummation of the IPO (September 8, 1997), or 24 months (March 8, 1998) if certain criteria are met, HCAC will be dissolved and will distribute to all Public Stockholders in proportion to their respective equity interests in HCAC, an aggregate sum equal to the amount in the Trust Fund, inclusive of any interest thereon, plus any remaining net assets of HCAC. A Public Stockholder also is entitled to receive funds from the Trust Fund if such stockholder exercises his Conversion Rights in connection with the Business Combination against which the stockholder votes but which is consummated by HCAC. See "The Merger -- Conversion Rights."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENCORE

GENERAL

     Encore develops, manufactures, markets and sells orthopedic implant devices and related surgical instrumentation to hospitals and stocking distributors. In the past four years, Encore has introduced its total joint replacement and trauma products to the marketplace and established both domestic and international sales. Its strategy reflects its founders' belief that it must design and market high quality orthopedic products to a world-wide audience. Encore's past financial results are reflective of Encore's efforts as an early stage company to develop the necessary infrastructure and relationships to make Encore a competitive participant in the orthopedics industry.


     Encore has expanded its full line of total joint implants to cover knee, hip and shoulder applications. In addition, in May 1996, Encore acquired all of the assets and liabilities of AOS, an orthopedic company that markets products in the trauma implant area, in a transaction accounted for as a pooling of interests. All financial information included herein reflects this transaction. Encore has developed a network of independent sales representatives that sell Encore's products throughout the United States. Encore has also established relationships with several international stocking distributors. Encore must receive 510(k) or PMA approval from the FDA for every product that it desires to sell in the United States and similar regulatory approvals in other countries in which it sells it products. Encore has received such approvals for most, but not all, of its products. See "Business of Encore -- Products."



RESULTS OF OPERATIONS



  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995



     Sales for the year ended December 31, 1996 increased to $17,621,000 from $13,791,000 for the year ended December 31, 1995. This reflects an increase of 27.8%. Net sales of reconstructive products increased to $15,909,000 from $12,024,000, while sales of trauma products decreased slightly to $1,712,000 from $1,767,000. The increase in reconstructive product sales resulted from continued expansion of the sales force in more productive sales territories. The decline in sales of trauma products resulted from the transition in sales forces as a result of the AOS acquisition in May 1996.



     The gross margin for the year ended December 31, 1996 increased to $11,563,000 from $8,051,000 for the year ended December 31, 1995. The gross margin as a percentage of sales increased to 65.6% from 58.4%. This increase was primarily due to increased volume, changes in the sales mix and continuing refinement of manufacturing processes. The change in the sales mix resulted from greater domestic sales, which carry a higher margin than international sales, and increased sales of higher margin products to international distributors, i.e., implants which have a higher margin than instrument sales to international distributors. Some of the margin improvement is offset by increased selling expenses described below.



     Selling, general and administrative expenses increased to $8,175,000 for the year ended December 31, 1996 compared to $5,457,000 for the year ended December 31, 1995. Selling, general and administrative costs as a percentage of sales increased to 46.4% from 39.6%. This increase reflects higher commission expenses as a result of increased domestic sales (which carry higher commission rates than international sales), additional infrastructure to support new product lines, an expanded sales distribution network in anticipation of additional sales to be generated in the future, costs related to Encore's acquisition of AOS ($37,000), and costs to shut down AOS's California operations ($155,000). Additionally, there were approximately $88,000 of expenses related to acquisitions that were not consummated successfully.



     Research and development expenses increased to $1,259,000 from $836,000 for 1996 compared to 1995. Research and development expenses as a percentage of sales increased to 7.1% from 6.1%. This reflects increased expenses, primarily salaries to newly hired staff, in connection with developing new reconstructive products and extensions of current product lines and development costs related to the trauma products. In addition, certain clinical studies have begun, and Encore is beginning FDA Investigational Device Exemption activities related to new products and advances in its hip system.


     Income from operations increased to $2,129,000 from $1,758,000 for 1996 compared to 1995, a 21.1% increase, due primarily to the growth in sales exceeding the increase in operating expenses. Net income decreased to $1,033,000 from $1,408,000 for 1996 as compared to 1995. The primary reason for the decrease in net income as compared to the increase in income from operations was the increase in interest expense attributable to the outstanding term debt to Sirrom, which was outstanding for the full period in 1996 as opposed to only a partial period (August to December) in 1995. Also, the amount of the outstanding term debt increased from $3,000,000 to $5,000,000 in February 1996.



     There was a significant decrease in net income applicable to common stock in 1996 as result of a change in the valuation of common stock put warrants held by Sirrom for financial accounting purposes. These warrants contain a put feature that allows them to be redeemed for cash in the years 2000 and 2001 at fair market value. As such, they are reflected in the financial statements at their current fair market value. The change in 1996 reflects the increase in the value of the Encore Common Shares. While this change in value does not affect net income, it does affect net income applicable to common stock. A condition of the merger with HCAC is that the put feature of these warrants be released so that this charge against net income applicable to common stock will no longer be required.



  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994



     Net sales for the year ended December 31, 1995, were $13,791,000 compared to net sales for the year ended December 31, 1994, of $7,762,000. This reflects an increase of 77.7%. Net sales of reconstructive products increased to $12,024,000 from $6,240,000 while the sales of trauma products increased to $1,767,000 from $1,522,000, for the years ended December 31, 1995, and December 31, 1994, respectively. This reflects increased penetration in the market place of the Foundation(R) Knee system, as well as the introduction of the Foundation(R) Posterior Stabilized Knee and the beginning of the introduction of the Foundation(R) Hip and Shoulder Systems. Additionally, more productive sales territories were added while weak sales territories were eliminated. During 1995, significant sales of the Foundation(R) Knee System to Encore's Japan distributor occurred following receipt of registration in late 1994.


     In 1995, gross margin in dollars and as a percent of sales was $8,051,000 and 58.4%, respectively, versus $4,487,000 and 57.8%, respectively, during 1994. The increase was primarily due to increased volume discussed in the prior paragraph.

     Selling, general and administrative expenses increased to $5,457,000 from $3,594,000. This increase substantially reflects greater commissions and royalties on the increased sales. As a percent of sales, these expenses declined to 39.6% in 1995 from 46.3% in 1994. This reflects the spreading of relatively fixed costs over a greater sales base.

     Research and development expenses increased minimally from 1994 to 1995, rising to $836,000 from $727,000. As a percent of sales, the decrease was significant, falling to 6.1% of sales from 9.4% of sales, since the sales base increased substantially.

     Income from operations increased to $1,758,000 from $166,000 for 1995 as compared to 1994. This was approximately a 1000% increase. The primary reasons for this were increased sales accompanied by a tight control on expenses to preserve cash. Net income increased to $1,408,000 in 1995 from $447,000 in 1994. The reasons this did not increase as much as income from operations for 1995 was an increase in interest expense in 1995 and the fact that in 1994 there was a one time gain of $181,000 from the sale of older manufacturing equipment.


CAPITAL EXPENDITURES


     Encore has spent a significant amount of its resources over the past several years on building a state-of-the-art, fully integrated orthopedic implant company. These expenditures have included the investment in surgical instrumentation, machine tools to increase manufacturing capacity, computer hardware and software, and equipment required to support a growing organization. Over the last two years, Encore has acquired machine tools primarily through capital leases. Encore has made significant investments in surgical instrumentation as such instrumentation is necessary to implant Encore reconstructive products. In the United States, these instruments are capitalized and depreciated. They are then leased or loaned to the sales force to aid in sales. Internationally, these instruments are sold to the distributors at cost. The amounts of surgical instruments capitalized in 1994, 1995 and 1996 were $189,000, $816,000 and $1,433,000 respectively. Other capital expenditures were $313,000, $508,000 and $527,000 respectively.



     Encore relocated its facilities in January 1997. This is expected to require approximately $700,000 of expenditures for leasehold improvements and furniture and fixtures. Encore's relocation will result in the unification of its manufacturing and administrative functions and provide Encore the space it needs to meet its objectives over the next several years.


LIQUIDITY


     Over the past three years, Encore's working capital requirements have increased. The increases have been in the areas of inventory and accounts receivable as sales and product base have expanded. During 1996, Encore increased the amounts available to it under its credit facilities by increasing its loan from Sirrom from $3,000,000 to $5,000,000. The interest rate on the loan from Sirrom is 13.5% for the first $3,000,000 and 13% for the next $2,000,000. In connection with obtaining this loan, Encore issued common stock put warrants which were valued at $821,000 and reflected as a debt discount. Amortization of this discount amounted to approximately $30,000 and $138,000 for 1995 and 1996, respectively, and such amounts are reflected as part of interest expense. In addition, Encore increased its revolving line-of-credit with Norwest Bank Texas, South Central (formerly Franklin Federal Bancorp, F.S.B. "Norwest") from $1,500,000 to $5,000,000. As of December 31, 1996, the outstanding balance on this loan was $2,300,000. The interest rate on the revolving line-of-credit is the institution's base rate plus 1%. Encore received a waiver for October and November 1996 from Norwest, with respect to maintaining a required debt coverage ratio. The line of credit from Norwest expires July 28, 1997, but management believes that it can be renewed for another year.



     Over the past 4 3/4 years, Encore has raised approximately $7,654,000 in equity capital. This has been through the sale of a combination of Encore Common and Preferred Shares, and such shares have been sold at prices ranging from $1.40 to $5.00. Included in this amount is $1,275,000 raised through the sale, during 1996, of Encore Preferred Shares at a price of $5.00 per share.



     For each year presented in the financial statements appearing elsewhere in this Joint Proxy Statement/ Prospectus, there has been negative cash flows from operations. During each year, the primary reason for the negative cash flows from operations has been an increase in working capital, primarily inventory. The amount of inventory increase in 1994, 1995 and 1996 was $1,146,000, $2,560,000, and $4,187,000 respectively. This build up of inventory was required to support the growing product line, the growing sales network, and the growth in overall sales that Encore has sustained over the past several years and anticipates in 1997.


     In addition, if any of the events that would cause the payments under the Technology Transfer Agreement between Encore and Sandor Turanyi to accelerate, Encore would be required to use its cash to satisfy such liability. See "Risk Factors -- Relating to Encore -- Future Capital Requirements; Dilution."


     Encore intends to use the proceeds from the Merger to primarily fund working capital, specifically inventory and the expected increase in accounts receivable, as well as capital expenditures. The increase in inventory in 1996 is due to the introduction of several new products, and the increase in selling territories in 1996, as well as anticipated increases in such territories in 1997, in which Encore's products are or are intended to be sold.



     Encore believes that through the combination of the cash generated from sales, its credit facilities and the funds available as a result of the merger with HCAC, the cash available to meets its needs will be sufficient over at least the next 12 months. Thereafter or sooner, in the event that Encore consummates an acquisition (a course of action that Encore intends to actively pursue), it will require additional funds.

         DESCRIPTION OF AMENDMENT TO HCAC CERTIFICATE OF INCORPORATION


     The Agreement and Plan of Merger requires that, as of the Effective Time, the HCAC Certificate of Incorporation be amended by restating Articles First and Sixth in their entirety and increasing the number of authorized shares. The following description of the HCAC Certificate Amendment does not purport to be complete and is qualified in its entirety by reference to the text of such HCAC Certificate Amendment, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix C and is incorporated herein by reference.


     Pursuant to the HCAC Certificate Amendment, Article First of HCAC's Certificate of Incorporation would be amended to change HCAC's name to "Encore Medical Corporation" and Article Sixth, which contained provisions applicable to HCAC only prior to the consummation of a Business Combination, would be amended to provide for staggered terms for the directors, with each director being elected for a term of three (3) years. The HCAC Board shall, effective as of the Effective Time, elect as directors: Lamar Laster, Richard Relyea and John Abeles, M.D., for a term of office expiring at the annual meeting of HCAC stockholders occurring in 1998 or until their successors shall have been duly elected and qualified; Dennis Enright, Kenneth Davidson and Jay Haft, for a term of office expiring at the annual meeting of HCAC stockholders occurring in 1999 or until their successors shall have been duly elected and qualified; and Nick Cindrich, Craig L. Smith, Richard Martin and Joel Kanter for a term of office expiring at the annual meeting of HCAC stockholders occurring in 2000 or until their successors shall have been duly elected and qualified. Article Four would be amended to increase the number of authorized HCAC Common Shares to 35,000,000.

     THE HCAC BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE HCAC CERTIFICATE AMENDMENT. If the Agreement and Plan of Merger is not approved, the HCAC Certificate of Incorporation will not be amended notwithstanding stockholder approval of such proposal.


     Consummation of the Merger is conditioned not only upon HCAC stockholder approval of the Agreement and Plan of Merger, but also upon stockholder approval of the HCAC Certificate Amendment and approval and adoption of the Option Plan. Therefore, in order to assure that the Merger is consummated, HCAC stockholders favoring the Merger are advised to vote in favor of the HCAC Certificate Amendment and the adoption of the Option Plan.

      ADOPTION OF THE ENCORE MEDICAL CORPORATION 1996 INCENTIVE STOCK PLAN

GENERAL

     The Encore Medical Corporation 1996 Incentive Stock Plan (the "Option Plan") is proposed to be approved by the stockholders. The Option Plan was adopted by the Board of Directors of HCAC in November 1996. The Option Plan provides for the award of Stock Options, Stock Appreciation Rights, Restricted Stock, Unrestricted Stock, Deferred Stock, Performance Units, Other Stock-based Awards and certain Supplemental Grants. The maximum number of Common Shares reserved and available for distribution pursuant to the Option Plan shall be 2,000,000 shares.

     The purpose of the Option Plan is to enhance the ability of HCAC to attract and retain key employees. It is also intended to stimulate the efforts of these employees by providing an opportunity for capital appreciation and recognition of outstanding service to HCAC, all of which management believes will contribute to the long-term growth and profitability of HCAC.


     The full text of the Option Plan is attached as Appendix D to this Joint Proxy Statement/Prospectus. The following summary of certain features of the Option Plan is qualified in its entirety by the full text of the Option Plan.


ADMINISTRATION


     Eligible Employees. The Option Plan is administered by the Management Compensation and Organization Committee of the Board of Directors (the "Committee"). Members of the Committee and other non-employee directors will not be eligible for awards. The Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be made, to make any combination of awards to any participants, and to determine the specific terms of each award, subject to the provisions of the Option Plan.


     Persons eligible to participate in the Option Plan will be those officers and other key employees of HCAC and its subsidiaries (expected to be approximately 100 persons) who are responsible for or contribute to the management, growth or profitability of the business of HCAC and its subsidiaries, as selected from time to time by the Committee.

STOCK OPTIONS

     The Option Plan permits the granting of non-transferable stock options that qualify as incentive stock options under Section 422A(b) of the Code ("incentive options" or "ISOs") and non-transferable stock options that do not qualify ("nonstatutory options"). The option exercise price of each option shall be determined by the Committee in its discretion but may not be less than the fair market value of the HCAC Common Shares on the date the option is granted in the case of incentive options, and may not be less than 50% of such fair market value in the case of nonstatutory options, except that the Committee may establish an exercise price equal to par value for nonstatutory options.

     The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant.

     The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The exercise price of options granted under the Option Plan must be paid in cash or by delivery of unrestricted HCAC Common Shares or a combination of cash and shares.

     In the event of termination of employment for normal retirement, disability or death, an option may thereafter be exercised to the extent it was then exercisable for a period of one year (except in the case of retirement and exercise of an ISO, in which case for a period of three months) unless the Committee specifies another period, subject to the stated term of the option. In case of death after normal retirement or disability while the option is still exercisable, the option will in general be exercisable for one year following death, or other period specified by the Committee, subject to the stated term of the option. If an optionee terminates employment for any reason other than normal retirement, disability, or death, generally his or her options will terminate 30 days after termination, subject to the stated term of the option, unless provided otherwise by the Committee.


     To qualify as incentive options, options must currently meet additional federal tax requirements, including limits on the value of shares subject to incentive options first exercisable annually to any participant, a shorter exercise period and a higher minimum exercise price in the case of certain large shareholders. To the extent these special requirements are changed or eliminated, the Option Plan will be amended accordingly.

STOCK APPRECIATION RIGHTS

     The Committee may also grant non-transferable rights, alone or in conjunction with options, entitling the holder to receive upon exercise an amount in any combination of cash or unrestricted HCAC Common Shares, Restricted Stock, or Deferred Stock awards equal to (or if determined by the Committee at the time of grant, less than) the increase since the date of grant in the value of the shares covered by such right ("stock appreciation right"). Each tandem stock appreciation right terminates upon the termination or exercise of any accompanying option.

     The fair market value of a share will generally be the average of the closing prices on the Nasdaq Stock Market on the last three trading days prior to and including the date of exercise. The Option Plan gives the Committee discretion to establish a uniform "fair market value" that would apply to any rights that are exercised or requests that are made and honored with respect to certain officers of HCAC during certain designated periods, irrespective of the market price of the HCAC Common Shares on the particular day during such period on which such rights are exercised. However, the Committee may not establish for this purpose a value for any period that exceeds the highest closing sale price of the Common Shares reported on the Nasdaq Stock Market during such period.

RESTRICTED STOCK AND UNRESTRICTED STOCK


     The Committee may also award HCAC Common Shares subject to such conditions and restrictions as the committee may determine ("Restricted Stock"). The purchase price, if any, of shares of Restricted Stock shall be determined by the Committee.


     Recipients of Restricted Stock must enter into a Restricted Stock award agreement with HCAC, in such form as the Committee determines, setting forth the restrictions to which the shares are subject and the date or dates on which the restrictions will lapse. The Committee may at any time waive such restrictions or accelerate such dates. Shares of Restricted Stock are non-transferable. If a participant who holds shares of Restricted Stock terminates employment for any reason (including death) prior to the lapse or waiver of the restrictions, then, unless otherwise provided in the award agreement or otherwise determined by the Committee, the shares shall be forfeited and HCAC shall pay the participant any cash consideration paid by the participant. Prior to the lapse of restrictions on shares of Restricted Stock, the participant will have all rights of a shareholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted Stock or specifically set forth in the Restricted Stock award agreement.


     The Committee may also grant HCAC Common Shares which are free from any restrictions under the Option Plan ("Unrestricted Stock"). Unrestricted Stock could be issued (at no cost or for par value) in recognition of past services or in other circumstances where the Committee determines the grant to be in the best interests of HCAC.


DEFERRED STOCK


     The Committee may also make Deferred Stock awards under the Option Plan. These are non-transferable awards entitling the recipient to receive HCAC Common Shares without any payment in one or more installments at a future date or dates, as determined by the Committee. Receipt of Deferred Stock may be conditioned on such matters as the Committee shall determine, including continued employment or attainment of performance goals. Any deferral restrictions under a Deferred Stock award may be waived by the Committee at any time prior to termination of employment.

PERFORMANCE UNITS


     The Committee may also award non-transferable Performance Units entitling the recipient to receive HCAC Common Shares or cash in such combinations as the Committee may determine. Payment of the award may be conditioned on achievement of individual or HCAC performance goals over a fixed or determinable period and such other conditions as the Committee shall determine. Except as otherwise determined by the Committee, rights under a Performance Unit award will automatically terminate 30 days after the participant's termination of employment for any reason excluding death, in which case, such right shall automatically terminate one year after such termination. Any conditions in an award may be waived or modified by the Committee at any time prior to termination of employment.


     Performance Units may be awarded independently or in connection with stock options or other awards under the Option Plan. Unless otherwise determined by the Committee, exercise of Performance Units issued in connection with stock options shall reduce the number of shares subject to the option on such basis as is specified in the award agreement.

OTHER STOCK-BASED AWARDS

     The Committee may in its discretion grant other types of awards of, or based on, HCAC Common Shares ("Other Stock-based Awards"). Such awards may include debt securities convertible into or exchangeable for HCAC Common Shares upon such conditions, including attainment of performance goals, as the Committee shall determine. The Committee may determine the amount and form of consideration, if any, payable upon the issuance or exercise of an Other Stock-based Award. The Committee may prescribe limitations or conditions requiring forfeiture by the participant, or permitting repurchase by HCAC, of Other Stock-based Awards or related securities, and may at any time, if it determines such action to be in the best interests of HCAC, accelerate or waive any such limitations or conditions.

     Other Stock-based Awards may not be transferred other than by will or by the laws of descent and distribution, but only to the extent provided in the award agreement, or be exercised, during the life of the participant, other than by the participant or the participant's guardian or legal representative. The recipient of an Other Stock-based Award will have the rights of a shareholder only to the extent, if any, specified by the Committee in the Other Stock-based Award agreement.

SUPPLEMENTAL GRANTS

     In connection with awards granted or exercised under the Option Plan, the Committee may authorize loans from HCAC to the participant. Loans, including extensions, may be for up to 10 years and may be either secured or unsecured. Each loan shall be subject to such terms and conditions and shall bear such rate of interest, if any, as the Committee shall determine. However, any such loan shall not be used to pay the par value of any shares issued to the borrower, and the amount of any such loan shall not exceed the total exercise or purchase price paid by the borrower under an award or for related stock plus an amount equal to the cash payment which could have been paid to the borrower in respect of taxes as described in the next paragraph. Loans may be made at any time, subject to such limitations as the Committee shall prescribe.

     The Committee may at any time also grant to a participant the right to receive a cash payment in connection with taxable events (including the lapse of restrictions) under grants or awards. The amount of any such payment may not exceed the amount estimated to be necessary to cover the federal, state and local income taxes due with respect to the award and cash payment.

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

DIVIDENDS AND DEFERRALS; NATURE OF HCAC'S OBLIGATIONS UNDER THE OPTION PLAN

     The Committee may require or permit the immediate payment or deferral of dividends and amounts equal to dividends on awards under the Option Plan. The Committee may also provide for the accrual of interest on amounts deferred under the Option Plan on such terms as the Committee may determine.

     Unless the Committee expressly determines otherwise, participants in the Option Plan will have no rights greater than those of a general creditor of HCAC. The Committee may authorize the creation of trusts and other arrangements to facilitate or ensure HCAC's obligations under the Option Plan, provided that such trusts and arrangements are consistent with the foregoing provisions.

ADJUSTMENTS

     The Committee is required to make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger in which HCAC is the surviving corporation, recapitalization or similar reorganization, HCAC shall make appropriate adjustments to outstanding stock options and stock appreciation rights and, in the Committee's discretion, may make other equitable or appropriate adjustments to other outstanding awards. In the event of a liquidation, dissolution or merger in which HCAC is not the survivor, the Committee in its discretion may provide for substitution or adjustments or may accelerate or, upon payment of other consideration for the vested portion of any award as the Committee deems equitable in the circumstances, terminate such awards.

AMENDMENT AND TERMINATION


     The HCAC Board may at any time amend or discontinue the Option Plan and the Committee may at any time amend or cancel awards or provide substitute awards to satisfy changes in the law or for any other lawful purpose. However, no such action shall adversely affect any rights under outstanding awards without the holder's consent. Stockholder approval is required for any amendment that would materially increase benefits accruing under the Option Plan, increase the number of HCAC Common Shares reserved under the Option Plan, or materially modify eligibility requirements under the Option Plan.


FEDERAL INCOME TAX CONSEQUENCES

     Under the federal income tax laws now in effect:

          Incentive Options. For regular income tax purposes, no taxable income is realized by the optionee upon the grant or exercise of an ISO, if no disposition of shares issued upon exercise of the ISO is made by the optionee within two years from the date of grant or within one year after the transfer of such shares to the optionee. In such case, (a) upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deductions will be allowed to HCAC for federal income tax purposes. However, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.


          If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of the holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) HCAC will be entitled to deduct such amount. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by HCAC. Special rules apply when all or a portion of the exercise price of the ISO is paid by tendering HCAC Common Shares, and special rules may also apply where the optionee is subject to Section 16(b) of the Exchange Act. A disqualifying disposition will eliminate the item of tax preference associated with the exercise of the ISO if it occurs in the same taxable year as the exercise of the ISO.


          Nonstatutory Options. No income is realized by the optionee at the time a nonstatutory option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and HCAC receives a tax deduction for the same amount, and (b) at disposition, appreciation or depreciation after the date of the exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules could apply in some situations if the optionee is subject to Section 16(b) of the Exchange Act.

          Stock Appreciation Rights. No income will be realized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, or when a participant receives payment in cancellation of a right, the participant will generally be required to include as taxable ordinary income in the year of such exercise or payment an amount equal to the amount of cash received and the fair market value of any stock received. HCAC will generally be entitled at the same time to a deduction for federal income tax purposes equal to the amount includable as ordinary income by such participant.

          Restricted Stock, Unrestricted Stock. The recipient of Restricted Stock generally will realize ordinary income equal to the fair market value of the stock at the time the stock is no longer subject to forfeiture, minus any amount paid for such stock and HCAC will receive a corresponding deduction. However, unless prohibited by the award agreement, a recipient may elect under Section 83(b) of the Code to realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), minus any amount paid for such stock. If the shares are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the shares. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code). If Restricted Stock is received in connection with another award under the Option Plan, the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above for Restricted Stock.

          The recipient of Unrestricted Stock will realize ordinary income equal to the fair market value of the stock at the time the stock is transferred, minus any amount paid for such stock. Where the recipient is subject to
     Section 16(b) of the Exchange Act, special rules apply under which the timing and the amount of ordinary income to the recipient and the timing and amount of tax deduction available to HCAC may be deferred until the date six months after receipt of the Unrestricted Stock.

          Deferred Stock. The recipient of a Deferred Stock award generally will realize ordinary income equal to the fair market value of the stock on the date that the stock is distributed to the participant. The capital gain or loss holding period for such stock will also commence on such date. HCAC generally will be entitled to a deduction equal to the amount taxable as ordinary income to the employee.

          If a right to Deferred Stock is received under another award, the income and the deduction, if any, associated with such award may be deferred in accordance with the rules described above.


          Performance Units. The recipient of a Performance Unit award generally will realize ordinary income equal to any cash received and the fair market value of any HCAC Common Shares issued under the award, and HCAC will generally be entitled to a deduction equal to the amount of ordinary income realized by the recipient. Any cash received under a Performance Unit award will be included in income at the time of receipt. The fair market value of any HCAC Common Shares received will also generally be included in income (and a corresponding deduction will generally be available to HCAC) at the time of receipt. The capital gain or loss holding period for any HCAC Common Shares distributed under a Performance Unit award will begin when the recipient recognizes ordinary income in respect of that distribution.


          Other Stock-based Awards. The federal income tax consequences of Other Stock-based Awards will depend on how such awards are structured. Generally, HCAC will be entitled to a deduction with respect to such awards only to the extent that the individual realizes compensation taxable as ordinary income in connection with such awards. It is anticipated that Other Stock-based Awards will usually result in compensation income to the participant in some amount. However, some forms of Other Stock-based Awards may not result in any compensation income to the participant or any income tax deduction for HCAC.

          Supplemental Grants. Generally speaking, bona fide loans made under the Option Plan will not result in taxable income to the recipient or in a deduction to HCAC. However, any such loan made at a rate of interest lower than certain rates specified under the Internal Revenue Code may result in an amount (measured, in general, by reference to the difference between the actual rate and the specified rate) being included in the borrower's income and deductible by HCAC. Forgiveness of all or a portion of a loan will also result in ordinary income to the borrower and a deduction for HCAC. If outright cash grants are given in order to facilitate the payment of award-related taxes, the grants will be includable as ordinary income by the recipient at the time of receipt and will in general be deductible by HCAC.

          Dividends. Dividends paid on HCAC Common Shares (including Restricted Stock), to the extent includable in a participant's income under the Option Plan, will be taxed as ordinary income. Generally, HCAC will not be entitled to any deduction for dividends. However, if dividends are paid with respect to shares that are not transferable and are subject to a substantial risk of forfeiture, and if the participant has not elected immediate recognition of income under Section 83(b) of the Code with respect to those shares, the dividends will be treated as additional compensation deductible by HCAC at such time as the dividends are included in the participant's income.


     The foregoing discussion is provided for the information of stockholders and is not a complete description of the federal tax consequences in respect of transactions under the Option Plan, nor does it describe state or local tax consequences.


     No determination has been made by the Committee regarding the future grant of specific awards under the Option Plan.


STOCKHOLDER APPROVAL



     The affirmative vote of a majority of the HCAC Common Shares at the HCAC Meeting, represented either in person or by proxy, is required to approve the Option Plan. The Board of Directors of HCAC recommends a vote "FOR" approval. If the Option Plan is not approved by a majority of the HCAC Common Shares present at the Meeting, the Option Plan shall become void.

                                BUSINESS OF HCAC

GENERAL


     HCAC was formed in March 1995 as a SPAC the objective of which is to acquire an operating business in the Healthcare Industry. To date, HCAC's efforts have been limited to organizational activities, completion of its IPO and evaluation of possible Business Combinations.


     A SPAC is an entity incorporating the following selected investor safeguards. Immediately after the consummation of a Business Combination, these provisions (other than as described under "Escrow of Initial Stockholders' Shares") will no longer be applicable.


     Offering Proceeds Held in Trust. The proceeds of HCAC's IPO consummated in March 1996 after payment of underwriting discounts and the underwriter's nonaccountable expense allowance, totalled approximately $9,000,000, after payment of expenses. Approximately $8,383,500 of such proceeds was placed in the Trust Fund and invested in United States government securities. The Trust Fund will not be released until the earlier of the consummation of a Business Combination or the liquidation of HCAC. The Trust Fund contained approximately $8,732,000 as of December 31, 1996. If the Merger is consummated, the Trust Fund will be released to HCAC, less amounts paid to HCAC stockholders exercising Conversion Rights in the Merger. See "The Merger -- Conversion of Shares; Exchange Ratio" and "The Merger -- Conversion Rights."


     Stockholder Approval of Business Combination. To approve and authorize the Merger, HCAC's Certificate of Incorporation requires the affirmative vote of at least a majority of the outstanding HCAC Common Shares and also requires that Conversion Rights be exercised with respect to less than 20% of the Public Shares. In addition, the Initial Stockholders have agreed to vote the Initial Shares (approximately 17.9% of the HCAC Common Shares outstanding as of the date of this Joint Proxy Statement/Prospectus) in accordance with the vote of the holders in interest of a majority of the Public Shares on the proposal to approve the Agreement and Plan of Merger. The Initial Stockholders may vote any Public Shares they own in their discretion.

     Conversion Rights. HCAC's Certificate of Incorporation provides that each Public Stockholder has the right to have his HCAC Common Shares converted to cash if such stockholder votes against the Business Combination and follows specified procedures, and the Agreement and Plan of Merger is approved and the Merger consummated. See "The Merger -- Conversion Rights."


     Escrow of Initial Stockholders' Shares. The Initial Shares owned by the Initial Stockholders, representing approximately 17.9% of the outstanding HCAC Common Shares as of the date of this Joint Proxy Statement/Prospectus, have been placed in escrow with Continental Stock Transfer and Trust Company, as escrow agent, until March 8, 1999. During such escrow period, the Initial Stockholders may vote their HCAC Common Shares held in escrow but will not be able to sell or otherwise transfer such shares, except for estate planning purposes to their spouses and children (or to trusts established for their benefit).


     Liquidation if No Business Combination. If HCAC does not consummate a Business Combination within 18 months of the consummation of HCAC's IPO (September 8, 1997), or 24 months from the consummation of the IPO if certain extension criteria have been satisfied (March 8, 1998), HCAC will be dissolved and will distribute to all Public Stockholders, in proportion to their respective equity interests in HCAC, an aggregate sum equal to the amount in the Trust Fund, inclusive of any interest thereon, plus any remaining net assets of HCAC. The Initial Stockholders have waived their respective rights to participate in any liquidation distribution with respect to the HCAC Common Shares owned by them prior to HCAC's IPO, and, in addition, if HCAC liquidates prior to consummation of a Business Combination, the Initial Stockholders have agreed to contribute an aggregate of an additional $25,000 to HCAC.

COMPETITION

     If the Merger is consummated, HCAC will become subject to competition from competitors of Encore. See "Business of Encore -- Competition."

EMPLOYEES


     HCAC has no employees except three executive officers who receive no compensation.


FACILITIES

     HCAC does not lease any permanent office space. However, it does pay an administrative services fee to its legal counsel for the periodic use of office space and secretarial and other basic office services. If the Merger is consummated, HCAC will discontinue its use of such offices and its utilization of such services and conduct its activities from the current offices of Encore. See "Business of Encore -- Facilities".

LEGAL PROCEEDINGS

     There are no legal proceedings pending against HCAC.

                               MANAGEMENT OF HCAC

DIRECTORS AND EXECUTIVE OFFICERS

     The following individuals are the current directors and executive officers of HCAC.


                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Jay M. Haft................................  61    Chairman, Secretary and Director
John H. Abeles, M.D........................  52    President, Treasurer and Director
Joel S. Kanter.............................  40    Vice President and Director
Paul E. Freiman............................  62    Director


     JAY M. HAFT has been Chairman of the Board and Secretary of HCAC since its inception. Since November 1994, Mr. Haft has been interim Chief Executive Officer of Noise Cancellation Technologies Inc. (a company engaged in the development of noise cancellation technology and products that is traded on the Nasdaq National Market). From January 1994 to February 1996, Mr. Haft was of counsel to the law firm of Ruden, McClosky, Smith, Schuster & Russell, P.A. in Fort Lauderdale, Florida. Since December 1993, Mr. Haft has been of counsel to the law firm of Parker, Duryee, Rosoff & Haft in New York, New York. Mr. Haft was a partner of Parker, Duryee, Rosoff & Haft from September 1989 through December 1993 and a partner in the New York law firm of Rivkin, Radler, Dunne and Bayh from 1988 to August 1989. Mr. Haft currently serves as a member of the board of directors of Robotic Vision Systems, Inc., Noise Cancellation Technologies Inc., DUSA Pharmaceuticals, Inc., PC Service Source, Inc., Extech Inc., Viragen, Inc. and Oryx Technology Corporation. Mr. Haft earned both his B.A. and J.D. degrees from Yale University.

     JOHN H. ABELES, M.D. has been President, Treasurer and a director of HCAC since its inception. From 1971 to 1975, Dr. Abeles was an executive with several major pharmaceutical companies in the United Kingdom and the United States, including Sterling Drugs (UK), Pfizer Labs and USV Pharmaceuticals (a division of Revlon Healthcare). From 1975 to 1980, he was an analyst in Kidder Peabody's healthcare research department. Since 1980, Dr. Abeles has been President of MedVest Inc., which has provided consulting services to, and has been active in the founding and financing of, emerging companies, principally in the healthcare industry. Dr. Abeles is currently a member of the board of directors of Oryx Technology Corporation, DUSA Pharmaceuticals, Inc., AccuMed International, Inc., PharmaPrint Corporation and IFlow Corporation. Dr. Abeles earned a M.B., Ch.B. from the University of Birmingham (England).

     PAUL E. FREIMAN has been a director of HCAC since June 8, 1995. Prior to joining HCAC as a director, he was a member of the Board of Advisors to HCAC since its inception. From 1963 to February 1995, Mr. Freiman was employed with Syntex Corporation, where he served as Chairman of the Board and CEO from January 1991 through September 1994. In September 1994, Syntex was acquired by Roche Holdings Inc., and thereafter he was Chairman of Syntex USA, a division of Roche, from September 1994 through February 1995. Mr. Freiman is currently a member of the Board of Directors of Penwest Corp. Mr. Freiman has been actively involved as a member and former Chairman of the Pharmaceutical Manufacturers Association. In addition, Mr. Freiman was recently elected as Chairman of the University of California San Francisco Foundation. Mr. Freiman earned a B.S. degree from Fordham University's Pharmacy College.


     JOEL S. KANTER has been a director of HCAC since its inception. In January 1997, Mr. Kanter was elevated to the role of Vice President of HCAC. Since February 1995, Mr. Kanter has been President and a director of Walnut Financial Services, Inc., a financial service and consulting firm listed on the Nasdaq SmallCap Market, and Walnut Capital Corp., a venture capital firm listed on the Nasdaq SmallCap Market that has provided financing and consulting services to many companies in the healthcare industry. In 1996, Mr. Kanter was also named chief executive officer of these companies. Mr. Kanter is also currently a consultant to Universal Partners, L.P., which specializes in the provision of bridge financing to small and medium sized corporations. From 1988 through February 1995, Mr. Kanter was a consultant to Walnut Capital Corp. and from 1986 through the present, Mr. Kanter has served as the President of Windy City, Inc., and currently serves as a director of GranCare, Inc., I-Flow Corporation, Vitalink Corp. and Osteoimplant Technologies, Inc. Mr. Kanter earned a B.A. degree from Tulane University.

EXECUTIVE AND DIRECTOR COMPENSATION

     No officer, director or stockholder of HCAC received any compensation other than reimbursement for any out-of-pocket business expenses incurred in connection with activities on behalf of HCAC. None of HCAC's officers, directors or stockholders or their respective affiliates have received any consulting or finder's fees in connection with introducing HCAC to Encore, or evaluating Encore or any other Target Business. The HCAC Board has no compensation policies required to be disclosed as none of its executive officers receives any compensation.

                               OTHER TRANSACTIONS

     In April 1995, HCAC issued 425,000 HCAC Common Shares for an aggregate purchase price of $25,000 to the Initial Stockholders and a former director of HCAC. In June 1995 such former director resigned, and in July 1995 he transferred his shares to certain Initial Stockholders for approximately $0.06 per share. In January 1996, the Initial Stockholders contributed an aggregate of 100,000 HCAC Common Shares to HCAC, and in March 1996, HCAC effected a 1 2/13 for 1 stock split, so that the Initial Stockholders' ownership of HCAC would equal 375,000 HCAC Common Shares. The Initial Stockholders have agreed that, if HCAC liquidates prior to consummating a Business Combination, they will contribute an aggregate of an additional $25,000 to HCAC.

     In May 1995, HCAC consummated its Bridge Financing in order to pay certain organizational expenses, the costs of the Bridge Financing and certain costs of the IPO. Six "Bridge Investors" loaned an aggregate of $200,000 to HCAC and were issued "Bridge Notes" in that amount, each note bearing interest at the rate of 10% per annum and payable at the consummation of the IPO, and 400,000 Bridge Warrants. None of the Bridge Investors is affiliated with HCAC or any of HCAC's Initial Stockholders. One of the six Bridge Investors is a minority stockholder of GKN Holding Corp., the sole stockholder of GKN Securities Corp., and a minority stockholder of Gaines, Berland Inc., the underwriters in the IPO. The Bridge Warrants are identical to the HCAC $5.00 Warrants except they are not redeemable by HCAC until 90 days after consummation of a Business Combination. The Bridge Investors have agreed not to transfer the Bridge Warrants until after the consummation of a Business Combination and not to exercise them until 90 days after such consummation. The resale of the Bridge Warrants and the issuance of the HCAC Common Shares underlying the Bridge Warrants were registered under the Registration Statement filed with respect to the IPO, and the Bridge Notes issued in the Bridge Financing were paid in full from the proceeds of the IPO.

     HCAC has engaged GKN Securities Corp. ("GKN") on a non-exclusive basis, as its agent for the solicitation of the exercise of the HCAC $5.00 Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, HCAC has agreed to pay GKN for bona fide services rendered a commission equal to 5% of the exercise price for each HCAC $5.00 Warrant exercised more than one year after the date of the Prospectus relating to HCAC's IPO if the exercise was solicited by GKN. In addition to soliciting, either orally or in writing, the exercise of the HCAC $5.00 Warrants, such services may also include disseminating information, either orally or in writing, to warrantholders about the HCAC or the market for HCAC's securities, and assisting in the processing of the exercise of HCAC $5.00 Warrants. No compensation will be paid to GKN in connection with the exercise of the HCAC $5.00 Warrants if the market price of the underlying HCAC Common Shares is lower than the exercise price, the holder of the HCAC $5.00 Warrants has not confirmed in writing that GKN solicited such exercise, the HCAC $5.00 Warrants are held in a discretionary account, the HCAC $5.00 Warrants are exercised in an unsolicited transaction or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, while it is soliciting exercise of the HCAC $5.00 Warrants, GKN will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to HCAC's securities unless GKN has waived its right to receive a fee for the exercise of the HCAC $5.00 Warrants.

                         PRINCIPAL STOCKHOLDERS OF HCAC


     The following table sets forth certain information regarding beneficial ownership of the HCAC Common Shares as of December 31, 1996, by (i) each stockholder known by HCAC to be the beneficial owner of more than 5% of the outstanding HCAC Common Shares, (ii) each director of HCAC and (iii) all directors and executive officers of HCAC as a group. Except as otherwise indicated, HCAC believes that the beneficial owners of the HCAC Common Shares listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                                               NUMBER            PERCENTAGE
                   PRINCIPAL STOCKHOLDERS                     OF SHARES      BENEFICIALLY OWNED
                   ----------------------                     ---------      ------------------
Jay M. Haft and Clayre Haft.................................   131,250(1)           6.25%
  10 Edgewater Drive
  Coral Gables, Florida 33133
John H. Abeles, M.D.........................................   131,250(2)           6.25
  c/o Medvest Inc.
  2365 N.W. 41st Street
  Boca Raton, Florida 33431
Northlea Partners Ltd.......................................   131,250              6.25
  c/o Medvest Inc.
  2365 N. W. 41st Street
  Boca Raton, Florida 33431
Joel S. Kanter..............................................    37,500(3)           1.79
  c/o Windy City, Inc.
  8000 Towers Crescent Drive
  Suite 1070
  Vienna, Virginia 22182
Windy City, Inc.............................................    37,500              1.79
  8000 Towers Crescent Drive
  Suite 1070
  Vienna, Virginia 22182
Paul E. Freiman.............................................    37,500              1.79
  66 Bret Harte Terrace
  San Francisco, California 94133
Barry Rubenstein............................................   359,000(4)          17.10
  39 Woodland Road
  Roslyn, New York 11576
Marilyn Rubenstein..........................................   359,000(5)          17.10
  39 Woodland Road
  Roslyn, New York 11576
All Officers and Directors as a group.......................   337,500             16.07
  (four persons)

---------------

(1) Represents shares owned by husband and wife as joint tenants, with right of survivorship.

(2) Represents the 131,250 HCAC Common Shares owned by Northlea Partners Ltd., a limited partnership of which Dr. Abeles is the general partner and the Abeles Family Trust is the sole limited partner. Northlea Partners Ltd.'s principal activity is investment for its own account. Dr. Abeles has sole voting and investment power with respect to such shares.


(3) Represents the 37,500 HCAC Common Shares owned by Windy City, Inc., a corporation of which Joel Kanter is the President and a member of the Board of Directors. Windy City, Inc.'s principal activity is investment for its own account. Mr. Kanter has sole voting and investment power with respect to such shares.
(4) Represents 169,000 shares individually owned by Mr. Rubenstein, 20,000 shares owned by Mr. Rubenstein's wife, 50,000 shares owned by Woodland Partners, a general partnership of which Mr. Rubenstein is a general partner, 50,000 shares owned by Seneca Ventures, a limited partnership of which Mr. Rubenstein is a general partner, 50,000 shares owned by Woodland Venture Fund, a limited partnership of which Mr. Rubenstein is a general partner, and 20,000 shares owned by the Marilyn and Barry Rubenstein Family Foundation, a tax-exempt organization under Section 501(a) of the Code, of which Mr. Rubenstein is a trustee. Except for the 169,000 shares individually owned by Mr. Rubenstein, Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. Mr. Rubenstein has sole voting and investment power with respect to 169,000 of these shares and shared voting and investment power with respect to 190,000 of these shares.
(5) Represents 20,000 shares individually owned by Mrs. Rubenstein, 169,000 shares owned by Mrs. Rubenstein's husband, 50,000 shares owned by Woodland Partners, a general partnership of which Mrs. Rubenstein is a general partner, 50,000 shares owned by Seneca Ventures, a limited partnership of which Mrs. Rubenstein is a limited partner, 50,000 shares owned by Woodland Venture Fund, a limited partnership of which Mr. Rubenstein, Mrs. Rubenstein's husband, is a general partner and 20,000 shares owned by the Marilyn and Barry Rubenstein Family Foundation, a tax-exempt organization under Section 501(a) of the Code, of which Mrs. Rubenstein is a trustee. Except for the 20,000 shares individually owned by Mrs. Rubenstein, Mrs. Rubenstein disclaims beneficial ownership of these securities, except to the extent of her pecuniary interest therein. Mrs. Rubenstein has sole voting power with respect to 20,000 of these shares and shared voting power with respect to 339,000 of these shares.

                               BUSINESS OF ENCORE

OVERVIEW

     Encore designs, markets and distributes orthopedic products and supplies. Its products are used primarily by orthopedic medical specialists to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and participation in sporting events. Encore's products cover a broad variety of orthopedic needs and include hip, knee and shoulder implants to reconstruct damaged joints and trauma products to reconstruct bone fractures.


     In April 1992, seven former executives of Intermedics Orthopedics, Inc., an orthopedic products company, joined T&R Manufacturing, Inc., an original equipment manufacturer that was engaged in the supply of orthopedic implants and related instruments. T&R Manufacturing, Inc. then changed its name to Encore Orthopedics, Inc. and began to produce and distribute orthopedic products under its own name. The members of Encore's management team possess over 100 years of combined experience in the orthopedic products industry.


     Encore's first product, the Foundation(R) Knee System, was introduced in Europe in October 1992 and in the United States in February 1993, upon Encore's receipt of FDA 510(k) approval. Encore obtained registration for the Foundation(R) Knee System in Japan, and sales began in Japan in late 1994. Since that time, Encore has developed and obtained regulatory approval for additional products and product improvements and has several products awaiting receipt of 510(k) approval from the FDA. In August 1992, Encore entered into a strategic alliance with PLUS Switzerland, which directly and through its affiliates has provided Encore with equity capital for the initial phases of its growth, the ability to sell its products in European and Japanese markets and the ability to sell a fully developed total hip replacement system in North America.


     In May 1996, Encore acquired the assets and liabilities of Applied Osteo Systems, Inc. ("AOS"). AOS sold several products in the trauma market, primarily intramedullary nails used for fracture repair. This acquisition expanded Encore's product line into the market for trauma products, an area in which Encore had not previously participated. Encore currently offers knee, shoulder, hip and trauma products that are sold in countries throughout the world.


INDUSTRY BACKGROUND

     Certain of the information contained in this Joint Proxy Statement/Prospectus, generally, and in this section concerning the definition, size and development of the various product markets in which Encore participates, and Encore's general expectations concerning the development of such product markets, both domestically and internationally, are based on estimates prepared by Encore using data from various sources (primarily MediFacts International, MDIS Publications and Knowledge Enterprises, as well as data from Encore's internal research), which data Encore has no reason to believe are unreliable, and on assumptions made by Encore, based on such data, and Encore's knowledge of the orthopedic product industry, which Encore believes to be reasonable. While Encore is not aware of any misstatements contained in these sections, its estimates, in particular as they relate to Encore's general expectations concerning the product markets in which Encore participates, involve risks and uncertainties and are subject to change based on various factors, including those discussed in "Risk Factors."

     Over the last two decades, the orthopedic products market, which consists of implants for joint replacement, spinal implants, trauma products, certain arthroscopic, sports medicine and soft goods products, bone cement and related products and instrumentation, has experienced significant growth in both revenues and unit sales. In 1995, the worldwide market for orthopedic products produced approximately $7.0 billion in revenue. In the United States, the orthopedic products market represented approximately $3.9 billion in revenue in 1995. From 1989 to 1995, the average annual revenue growth rate was approximately 16%. Unit growth accounted for approximately 10% of this growth; the remainder of the growth was attributable to technology driven price increases.

     Joint reconstruction products accounted for approximately $1.8 billion of the overall orthopedic products market in the U.S. in 1995 and approximately $3.5 billion worldwide. Among the joint replacement products, hip replacement products account for approximately 48% of worldwide revenues (with approximately $1.7 billion in worldwide sales in 1995), knee replacement products account for approximately 48% of worldwide revenues (with approximately $1.7 billion in worldwide sales in 1995) and shoulder replacement and other related products (spinal, elbow, wrist, finger, toe, ankle and ligament prostheses) account for approximately 4% of worldwide revenues (with approximately $110 million in worldwide sales in 1995). The trauma, or fracture fixation, segment of the orthopedic products market approached $500 million in 1995, representing approximately 14% growth over 1994. The trauma product market is divided between internal and external fixation products. In 1995, internal fixation products accounted for about 75% of the revenues from the sale of all trauma products. The other segments of the orthopedic products market (soft goods, cast room products, power and hand instruments, arthroscopy, etc.) account for approximately 40% of the revenue for the total orthopedic products market.



     The international orthopedic market remains concentrated in a few primary areas. The United States alone accounts for approximately 50% of the worldwide market, and five countries, the United States, Germany, France, Japan and the United Kingdom, account for approximately 80% of the worldwide market for such products. There are, however, other markets being developed in areas such as China, Eastern Europe and Russia, where there is significant growth potential for sales of orthopedic products of the type Encore markets.


     Encore's management believes that the markets in the United States, Germany, France, Japan and the United Kingdom are mature and that growth will be largely due to the increase in the number of persons over age 65, the increase in the fitness orientation of the populations, which leads to increased strain and wear on joints, improvements in implant technology and development of successful procedures for additional body parts, the increased use of implant products in younger patients and the increased survivorship of parties involved in automobile accidents. In the United States, the "baby-boomer" generation is approaching the age at which conditions such as arthritis and osteoporosis begin to require corrections involving orthopedic products. Similar circumstances exist in Japan, Germany and other highly developed countries. Moreover, many of the early generation of hip and knee implants have begun to reach the end of their useful lives, resulting in an increased demand for hip and knee revision surgeries.

     Typically, hospitals and clinics are the primary customers for orthopedic products. However, in the United States, health care reform and the emergence of managed care systems are changing the dynamics of the health care industry. As a result, major third-party payors, including Medicare, Medicaid and commercial health care insurers, have either revised their existing payment methodologies or adopted new methodologies, in an attempt to contain rising health care costs. Such changes, which affect reimbursement levels, along with the overall escalation in the cost of medical products and services, have placed increasing pressure on hospitals and clinics to reduce the cost of such products and services.


     In response to and as a result of these pressures, health care providers are authorizing fewer elective surgical procedures, requiring the use of less expensive products and devices, instituting review committees to review buying decisions and pressuring product manufacturers to lower prices. Whereas in the past, orthopedic surgeons had the primary decision-making authority with respect to which orthopedic devices and supplies to use, the advent of hospital buying groups, national purchasing contracts and various bidding procedures imposed by hospitals or buying groups to increase buying power and encourage lower prices have added to the number of people who make or influence the purchasing decision. These trends have expanded the traditional customer base in the orthopedic industry beyond the individual surgeons to include hospital administrators, material management personnel, purchasing agents and review committees. With the increased focus on the economics of orthopedic procedures, manufacturers have been forced to adjust their marketing practices. Even though several factors have influenced the decision-making process, the surgeon still remains the most critical decision maker. Encore will continue to emphasize surgeon involvement with its products, also involving the other decision makers in its sales efforts.

     The emergence of managed care is also increasing the importance of clinical data and patient satisfaction information. In a managed care environment, physicians and hospitals rely heavily on the relationships and contracts they have with local third party payors and integrated health care delivery networks for patient referrals. Payors and health care networks often demand that surgeons and health care facilities prove their status as suppliers of quality health care. In order to establish such proof, surgeons and health care facilities are increasingly seeking documented clinical outcomes, such as time to failure/survival rates (the probability an implant is still functioning in patients for a given period), and patient satisfaction information, and are electing to use products for which such data is available.

     In the 1980s and 1990s, the market growth measured by sales in the orthopedic products market increased more rapidly in the United States than in the balance of the world. Encore's management believes that cost containment programs and managed care will affect future price growth in the United States. As a result, it expects that overall market growth in the United States will become comparable to worldwide growth, where cost containment programs are already in place.

STRATEGY

     Encore has established its knee, hip and shoulder total joint products as the core of its product line. Encore's management believes that it must offer a complete line of reconstructive total joint implant products, along with specialty trauma and spinal products, to remain competitive in the orthopedic products marketplace. Encore will continue to design and acquire technology to assemble complete, high quality, competitively-priced, U.S.-designed product lines and will continue to expand its network of independent sales agents for the sale of its products in the United States and its distributor relationships worldwide. Concurrent with its U.S. designed total joint market segment, Encore will also expand its distribution of PLUS products to serve niche markets. Encore's goal is to increase its penetration in the United States and foreign markets by introducing total joint replacement ancillary products and specialty products, grow its line of trauma products and enter the spinal implant marketplace, most likely through the acquisition of existing products or companies. The acquisition of AOS is indicative of the type of product and/or market coverage Encore will seek in future transactions.

     Outside the United States, Encore's strategy is to expand its existing distribution arrangements and enter into new distribution agreements in other parts of the world. For both its United States and its international products, Encore will continue to work with a team of experienced orthopedic surgeons to help design and promote its products, develop clinical results, assist in marketing the products and participate in educational programs focusing on the products.

PRODUCTS


     Encore currently designs, manufactures and markets over 3,400 separate orthopedic reconstructive joint products, trauma products and instruments used by surgeons to perform orthopedic surgery. Encore plans to continue to develop or acquire new hip, knee and shoulder systems as well as new trauma products, including line extensions, systems that address the differing preferences of surgeons (i.e., cruciate sparing v. posterior stabilized knees or straight v. anatomic hip stems) and new systems for new indications (i.e., primary v. revision). There can be no assurance that Encore will be successful in designing, manufacturing or selling such new products or that 510(k) or other regulatory approval will be received for such products.


  Reconstructive Knee Products


     Encore currently offers the Foundation(R) Knee System in both cruciate sparing and posterior stabilized versions, for both primary and revision applications, all of which are designed to duplicate as closely as possible the anatomical function of the patient's knee, thereby improving its range of motion and stability. Encore's knee systems are used to replace the articulating surfaces of the knee: the knee cap (patella), top of the shin bone (tibia), and bottom of the thigh bone (femur). The knee system consists of eight different sizes of knee components, which are made of cobalt chrome alloy, titanium alloy and high density polyethylene. Sales of knee products and related instruments accounted for approximately 66% of total sales in fiscal 1996.

  Reconstructive Hip Products


     Encore is currently marketing three internally designed hip systems as the initial components of the Foundation(R) Hip System. Encore also markets the SL-PLUS Hip System for both primary and revision applications, a hip system designed and manufactured by PLUS. Encore's hip implant consists of the same basic parts as the normal hip, including a femoral stem (thighbone) with a spherical femoral head (ball) and an acetabular cup (socket) on which the femoral head articulates. Sales of hip products and related instruments accounted for approximately 12% of total sales in fiscal 1996.


  Reconstructive Shoulder Products


     Encore has received FDA approval for, and is manufacturing and marketing, its own internally designed Foundation(R) Shoulder System. Encore's shoulder implant consists of the same basic parts as the normal shoulder, including a humeral stem with a spherical humeral head (ball) and a glenoid component on which the humeral head articulates. Sales of shoulder products and related instruments accounted for approximately 3% of total sales in fiscal 1996.


  Trauma Products

     The acquisition of AOS in May 1996 has provided Encore with a complementary extension of its product line into trauma products. AOS's products include a patented system of intramedullary nails used in repairing bone fractures. AOS sells products for use in correcting upper extremity fractures and has recently begun to sell products in the higher volume market for products used in correcting lower extremity conditions.


     Encore plans to access the trauma market not only through its sale and distribution of AOS products, but also through its association with PLUS. PLUS trauma products include an intramedullary nail used for proximal femoral fractures, which has been approved through the 510(k) process and is generally used to repair fractures or deformities to the long bones of the body. In addition, Encore plans to expand the trauma product line by concentrating on "specialty" trauma products. Sales of trauma products and related instruments accounted for approximately 10% of total sales in fiscal 1996.


  Instrumentation

     Encore's complementary instrumentation serves as an important sales aid for Encore's implant systems. These instrumentation sets contain many individual instruments per set and are designed to enhance a surgeon's ability to perform quality, reproducible surgeries. Encore's instrumentation sets are designed so that they can be used in connection with various procedures involving Encore's products for a specific body part.


  Products With FDA 510(k) Approval


     The following Encore products have received FDA 510(k) approval:

                                                                   DATE
                          PRODUCT                                APPROVED
                          -------                             --------------
FOUNDATION(R) IMPLANT SYSTEM PRODUCTS
  KNEE PRODUCTS
  Cruciate Sparing Knee System..............................  February 1993
  Bone Screws...............................................  February 1994
  Metal Backed Patella......................................  August 1994
  Modular Tibial Base plate.................................  August 1994
  Posterior Stabilized Knee System..........................  November 1994
  Augmentation Blocks (knee system).........................  February 1995
  Ultacongruent Insert......................................  October 1996
  HIP PRODUCTS
  All Polyethylene Acetabular Cup...........................  June 1994
  Metal Backed Acetabular Cup...............................  June 1994

                                                                   DATE
                          PRODUCT                                APPROVED
                          -------                             --------------
  All Polyethylene Acetabular Cup with Cement Spacers.......  September 1994
  Non-Porous Coated Femoral Hip Stems with CoCr Heads.......  March 1995
  Textured Acetabular Cup...................................  May 1995
  Porous Coated Femoral Hip Stems with CoCr Heads...........  July 1995
  Textured Femoral Hip Stem.................................  July 1995
  Bi-Polar Acetabular Component.............................  August 1995
  Ceramic Heads.............................................  August 1996
  Vitality Femoral Hip Stem.................................  September 1996
  SHOULDER PRODUCTS
  Total Shoulder System.....................................  May 1995
  Hemi Shoulder System......................................  May 1995

PLUS PRODUCTS
  HIP PRODUCTS
  SL -- PLUS Primary Hip Stem...............................  February 1994
  SLR -- PLUS Revision Hip Stem.............................  February 1994
  CS -- PLUS Hip Stem.......................................  June 1994
  CCG Cerclage System.......................................  February 1995
  OTHER PRODUCTS
  DDS Spinal System.........................................  February 1995
  Intramedullary Gliding Nail...............................  August 1995

AOS PRODUCTS
  TRAUMA PRODUCTS
  True/Flex(R) Humerus, Ulna, and Radius Intramedullary Rods
     with Caps..............................................  July 1990
  True/Flex(R) Clavicle Intramedullary Rods.................  February 1994
  True/Flex(R) End-Caps for Intramedullary Rods.............  November 1994
  True/Flex(R) Femur Rods, Caps, Screws and
     Instrumentation........................................  January 1995
  True/Flex(R) Tibia Intramedullary Rods with Caps..........  October 1991
  True/Flex(R) Fibular Intramedullary Rods..................  November 1992
  True/Flex(R) Upper Extremity Traction Device..............  August 1990
  True/Flex(R) Upper Extremity Instrumentation..............  January 1992
  True/Flex(R) Humerus End-Cap (fracture) and
     Instrumentation........................................  April 1992
  True/Fit(TM) Femoral Rod (non-modular stainless steel)....  August 1993
  True/Fit(TM) Femoral Rod (modular titanium)...............  March 1995
  True/Lok(TM) External Fixation System (Associated
     nonimplantable devices for Ringed system)..............  February 1994
  True/Lok(TM) External Fixation System (Associated
     implantable devices)...................................  February 1994
  True/Lok(TM) External Fixation System (Monolateral,
     Bilateral components)..................................  October 1994
  True/Fix(TM) Ligament Interference Screw and
     Instrumentation........................................  October 1994

MARKETING AND SALES

     Encore's products are currently marketed and sold in the United States, Western Europe and Japan. In the United States, products are sold to hospitals and orthopedic surgeons through a network of independent commissioned sales agents. Outside the United States, Encore's products are sold through distributors, primarily PLUS and its affiliates. In addition, Encore works closely with affiliated surgeons who use the products, assist in the preparation of marketing materials and participate in educational and professional activities relating to the products.


     Encore strives to place its sales agents in the United States in sales territories whose populations contain significant concentrations of individuals over 55 years of age. As of December 31, 1996, Encore has independent sales agents selling either reconstructive products, trauma products, or both, in 38 sales territories in 29 states of the United States. Sales agents are generally granted a contract with a term of one to three years and are typically paid a sales commission ranging from 20% to 25% of the gross selling price of all products sold, with the possibility of a 5% bonus on all annual sales if the agent exceeds established sales goals. Encore's sales agents are also eligible to receive stock options under the 1993 Distributor Stock Option Plan, pursuant to which 550,000 Encore Common Shares have been reserved for option grants. As of December 31, 1996, there were outstanding options issued to such agents to purchase 266,500 Encore Common Shares (36,425 of which are vested) at exercise prices of $2.50 to $5.00. Each of Encore's sales agents are assigned an exclusive sales territory. The sales agents may sell non-competing lines of orthopedic products manufactured by other companies but may not carry competing product lines. Encore provides its agents product inventories on consignment for their use in marketing its products and for filling customer orders. All sales agents are required to participate in periodic product and sales training courses given by Encore at its corporate offices in Austin, Texas as well as other locations around the United States.


     Encore's management believes that the changing orthopedic product marketplace will require orthopedic product companies to emphasize the value-added services provided together with products in order to be successful. Towards that end, Encore has instituted programs to formalize training of support personnel in both hospital and medical office environments, has included key customers (i.e., surgeons and hospital administrators) in defining the desired levels and types of customer service, and is upgrading its order processing system to allow the creation of a simple and effective interface with both hospitals, sales agents and international distributors. In addition, Encore is developing a comprehensive distribution support system that will provide for instrument and inventory loaners, in order to enable sales agents to service low volume territories, and an on-line inventory control system. Encore is also developing a dedicated field support group to provide rapid response to technical issues.

     Encore continues to evaluate the most efficient methods of product marketing and distribution and to assess its use of sales agents and stocking distributors. Encore is designing its sales efforts to take into account the fact that the customer base for its products now includes, in addition to surgeons, hospital administrators, material management personnel, purchasing agents and review committees. The need to sell effectively to all of these groups will continue to grow, and Encore intends to continue to address the evolving landscape of the orthopedic marketplace.

INTERNATIONAL SALES AND DISTRIBUTION


     Encore's total joint implant products are currently sold to Encore's strategic partner, PLUS, and distributed by PLUS and its sales subsidiaries in Western Europe. A PLUS affiliate, PLUS Japan, distributes Encore's total joint implant products in Japan. Pursuant to Encore's distribution agreement with PLUS, Encore distributes PLUS products in North America. In addition, Encore distributes trauma products (formerly AOS products) through distributors in certain Western European countries and Japan, pursuant to arrangements originally entered into by AOS. Encore's management is continuing to look for opportunities to expand the international market for Encore's products and will continue its efforts to identify, along with PLUS, international markets in which its U.S.-designed products can obtain rapid acceptance with surgeons, hospitals and other buyer groups. Encore's management will also continue to seek markets outside of the Encore/PLUS network that have sufficient profit potential and appropriate size and market conditions.


AFFILIATED SURGEONS


     A key aspect in Encore's development, marketing and sale of its products is the use of designing and consulting surgeons. Each major product is supported by three to five designing surgeons who assist Encore not only with the design of the product but who also give demonstrations using the product, assist in developing marketing materials and participate at symposia addressing both clinical and economic aspects of the product. The designing surgeons working on a product are compensated with a royalty of approximately 5%, which is typically split among the group members. The designing surgeons also receive stock options, which vest over a four year period. Encore has reserved 200,000 Encore Common Shares for issuance of options to designing surgeons. As of December 31, 1996, there were outstanding options issued to designing surgeons to purchase 169,000 Encore Common Shares (75,000 of which are vested) at exercise prices of $1.00 to $5.00. Encore has encouraged interaction among the surgeons with visits to designing surgeons' institutions (e.g., viewing surgeries, training meetings and regional workshops) and by attempting to regionalize the designing surgeon groups.


     Advocacy groups are being formed among U.S. and European surgeons that, through clinical visits and information exchanges, will support conversions to PLUS designed products in the United States and to Encore designed products in Europe.


     Encore also has established relationships with six to twelve consulting surgeons, who perform various consulting services for Encore. Such services include conduct of clinical studies on various products, analysis of economic issues relating to use of the products, establishment of protocols for use of the products and participation at various symposia. The consulting surgeons do not receive royalty payments but are granted stock options under the 1993 Surgeon Advisory Stock Option Plan, pursuant to which 250,000 Encore Common Shares have been reserved for issuance. As of December 31, 1996, there were outstanding options issued to consulting surgeons to purchase 217,500 Encore Common Shares (41,250 of which are vested) at exercise prices of $2.50 to $5.00. Consulting surgeons are also occasionally paid consulting fees for their services relating to Encore's products.


RESEARCH AND DEVELOPMENT


     Encore conducts extensive research and development programs at its manufacturing facility in Austin, Texas. Such activities are focused on making improvements to existing products and developing new products using new materials and surgical applications.


COMPETITION

     The market for orthopedic products is highly competitive and is dominated by a number of large companies, each of which has research and development, sales, marketing and manufacturing capabilities greater than those of Encore. These competitors also feature a wider range of product offerings than Encore, and many have the endorsement of leading orthopedic surgeons for their products.

     The major companies in the industry offering products similar to those offered by Encore are as set forth below:

                                                               PRODUCT LINES
                                           -----------------------------------------------------
                                           TOTAL                      SOFT    CAST
                                           JOINTS   SPINAL   TRAUMA   GOODS   ROOM   INSTRUMENTS
                                           ------   ------   ------   -----   ----   -----------
Zimmer...................................    X                 X        X      X          X
Howmedica................................    X        X        X
DePuy....................................    X        X        X        X      X          X
Smith & Nephew (Richards)................    X        X        X        X      X
Biomet...................................    X        X        X        X      X          X
Osteonics................................    X        X                        X          X
Wright Technology........................    X        X        X
Johnson & Johnson........................    X                 X        X      X          X
Intermedics Orthopedics..................    X
Sofamor Danek............................             X                                   X
AcroMed..................................             X
AO Syntheses.............................             X        X                          X
Ace......................................                      X

     In the last ten years, new technologies and product concepts have been introduced into the orthopedic market at a rapid rate, often before prior technologies and concepts have been fully integrated. Many of Encore's competitors have entered into various agreements and joint ventures with other companies to develop innovative products for the industry. Furthermore, most orthopedic product companies are attempting to develop new implant surfaces to enhance bone ingrowth and are experimenting with new materials such as hydroxylapatite and ceramics. It is the opinion of Encore's management that this evolution in high technology products will continue for the foreseeable future.

     In addition to the race for technology, orthopedic product companies must now devote attention to the prices of their products. Price has become increasingly important as a competitive factor, due particularly to governmental and third party payors' adoption of prospective payment systems. Thus, although Encore's management believes that the design and quality of its products compare favorably with those of its competitors, should Encore be unable to offer products with the latest technological advances at relatively modest prices, its ability to successfully compete with its competitors could be materially and adversely affected. Currently, Encore competes favorably on price with most of its competitors.

MANUFACTURING

     Encore's management believes that Encore must be a low-cost manufacturer in order to effectively compete and that its manufacturing system must be flexible and responsive to ongoing supply demands. Encore uses both in-house manufacturing capabilities and partnership relationships with third party vendors to supply products. The third party vendors may have special manufacturing capabilities (i.e., casting, forging, porous coating or sterilization) or may be general suppliers of finished components. With the exception of those vendors supplying special capabilities, the choice of in-house or vendor supply is based on available in-house capacity, lead time control, and cost control.

     Encore's in-house capacity includes CNC machine tools (four mills, three lathes), belting, polishing, cleaning, packaging and quality control. Encore recently obtained the ISO 9001 and Medical Device Directive "CE" certification for its manufacturing facility. At present, the machining capacity is used to produce about 50% of the implant units; the remainder are produced by third party manufacturers. Encore's machine tools are presently being used to over 90% capacity over two shifts. The primary raw materials used in the manufacture of Encore's reconstructive products are cobalt chromium alloy, stainless steel alloys, titanium alloy and ultra high molecular weight polyethylene. Encore has alternate sources for all of its vendors and suppliers and believes that adequate capacity exists at its suppliers to meet all anticipated needs.

     All implants and instruments go through in-house quality control, cleaning and packaging operations. Quality control measures begin with an inspection of all raw materials and castings to be used. Each piece is inspected at each step of the manufacturing process. As a final step, products pass through a "clean room" environment designed and maintained to reduce product exposure to particulate matter.

INTELLECTUAL PROPERTY

     Encore holds one United States patent, covering a tibia base plate design, used in connection with its Foundation(R) Knee System. It also has four exclusive patent licenses, which protect Encore both in the United States and in several foreign countries. Encore has five trademarks registered in the United States, one of which is also registered in Germany, Switzerland and Austria. Encore is in the process of registering that trademark with the European Community, Japan and China. Encore also depends on four unregistered trademarks, two of which have been submitted for registration in the United States. In the future, Encore will apply for such additional patents and trademarks as it deems appropriate. Finally, Encore relies on non-patented proprietary know-how, trade secrets, process and other proprietary information, which it protects through a variety of methods, including confidentiality agreements and proprietary information agreements.

PROPERTIES

     As of the date of this Joint Proxy Statement/Prospectus, Encore owns no real property but leases the following facilities:


       TYPE OF FACILITY         APPROX. SQUARE FOOTAGE      LOCATION          EXPIRATION
       ----------------         ----------------------      --------          ----------
Manufacturing.................  18,000 square feet       Red Rock, Texas  March 31, 1997
Administrative/Manufacturing... 70,000 square feet       Austin, Texas    February 28, 2007

EMPLOYEES



     As of December 31, 1996, Encore employed approximately 82 people worldwide. Approximately 47 people are engaged in operations, 11 in marketing and sales, 12 in research and development and 12 in general administrative functions. Encore believes that its employee relations are satisfactory.


LITIGATION

     Encore may become subject to various legal actions arising out of its operations in the ordinary course of business. No Encore property is presently the subject of any pending legal proceeding and, with the exception of being named a defendant (on December 5, 1996) in Intermedics Orthopedics, Inc. vs. Encore Orthopedics, Inc., Joint Concepts, Inc. and Bob Wolf, cause no. 9614729, 98th Judicial District Court of Travis County, Texas, Encore is not currently a party to any pending legal proceeding. The plaintiff in the Intermedics action claims that Encore tortiously interfered with the plaintiff's contractual relationship with its former sales agent and sub-agent in eastern Pennsylvania, southern New Jersey and Delaware by contracting with said agent and sub-agent. The plaintiff seeks unspecified damages and injunctive relief. Encore denies the plaintiff's allegations and plans to vigorously defend the suit.

GOVERNMENT REGULATION

     Encore's products are subject to rigorous government agency regulation in the United States and certain other countries. In the United States, the FDA regulates the testing, labeling, manufacturing and marketing of medical devices to ensure that medical products distributed in the United States are safe and effective for their intended uses. The FDA also regulates the export of medical devices manufactured in the United States to international markets. Encore's products are subject to such FDA regulation.

     Under the Food, Drug and Cosmetic Act, as amended, medical devices are classified into one of three classes depending on the degree of risk imparted to patients by the medical device. Class I devices are those for which safety and effectiveness can be assured by adherence to General Controls, which include compliance with Good Manufacturing Practices ("GMPs"), facility and device registrations and listings, reporting of adverse medical events, and appropriate truthful and non-misleading labeling, advertising and promotional materials. Some Class I devices also require premarket review and clearance by the FDA through the 510(k) Premarket Notification process described below. Class II devices are subject to General Controls as well as premarket demonstration of adherence to certain Performance Standards or other Special Controls as specified by the FDA. Premarket review and clearance by the FDA is accomplished through the 510(k) Premarket Notification procedure. In the 510(k) Premarket Notification procedure, the manufacturer submits appropriate information to the FDA in a Premarket Notification submission. If the FDA determines that the device is "substantially equivalent" to a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or to another similar commercially available device subsequently cleared through the 510(k) Premarket Notification process, it will grant clearance to commercially market the device. It generally takes from three to 12 months from the date of submission to obtain clearance of a 510(k) submission, but the process may take longer. If the FDA determines that the device, or its "labeled" intended use, is not "substantially equivalent," the FDA will automatically place the device into Class III.

     A Class III product is a product that has a wholly new intended use or is based on advances in technology for which the device's safety and effectiveness cannot be assured solely by the General Controls, Performance Standards and Special Controls applied to Class I and II devices. These devices often require formal clinical investigation studies to assess their safety and effectiveness. A PMA from the FDA is required before the manufacturer of a Class III product can proceed in marketing the product. The PMA process is much more extensive than the 510(k) Premarket Notification process. In order to obtain a PMA, Class III devices, or a particular intended use of any such device, must generally undergo clinical trials pursuant to an application submitted by the manufacturer for an IDE. An approved IDE exempts the manufacturer from the otherwise applicable FDA regulations and grants approval for the conduct of human clinical investigation in order to generate the clinical data necessary to scientifically evaluate the safety and efficacy of the Class III device or intended use.

     When a manufacturer believes that sufficient pre-clinical and clinical data has been generated to prove the safety and efficacy of the new device or new intended use, it may submit a PMA application to the FDA. An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but the process may take significantly longer. In approving a PMA application, the FDA may also require some form of post-market surveillance whereby the manufacturer follows certain patient groups for a number of years, making periodic reports to the FDA on the clinical status of those patients. This helps to ensure that the long-term safety and effectiveness of the device are adequately monitored for adverse events. Most pre-amendment devices (those marketed prior to the enactment of the Medical Device Amendment of 1976) are, in general, exempt from such Premarket Approval requirements, as are Class I and Class II devices.

     Encore's products include both pre-amendment and post-amendment Class I, II and III medical devices. All currently marketed devices hold the relevant exemptions or premarket clearances or approvals, as appropriate, required under federal medical device law.

     Encore's manufacturing processes are also required to comply with GMP regulations that cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of Encore's products. Further, Encore's facilities, records and manufacturing processes are subject to periodic unscheduled inspections by the FDA or other agencies. Failure to comply with applicable U.S. medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspensions of production, refusal of the FDA to grant future pre-market clearances or approvals, withdrawals or suspensions of current clearances or approvals and criminal prosecution. There are currently no adverse regulatory compliance issues or actions pending with the FDA, and no FDA GMP audits conducted at Encore's facilities have resulted in any adverse compliance enforcement actions.

     Encore is subject to regulations in many of the foreign countries in which it sells its products, in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to Encore's devices and products in such countries are similar to those of the FDA. The national health or social security organizations of certain countries require Encore's products to be qualified before they can be marketed in those countries. To date, Encore has not experienced any difficulty in complying with these regulations. Encore has also implemented policies and procedures allowing it to position itself for the changing international regulatory environment. The ISO 9000 series of standards has been developed as an internationally recognized set of guidelines that are aimed at ensuring the design and manufacture of quality products. A company that passes an ISO audit and obtains ISO registration becomes internationally recognized as well run and functioning under a competent quality system. In certain foreign markets, it may be necessary or advantageous to obtain ISO 9000 series certification, which is in some ways analogous to compliance with the FDA's GMP requirements. The European Community has promulgated rules requiring medical products to receive a CE mark by mid-1998. A CE mark is an international symbol of adherence to certain standards and compliance with applicable European medical device requirements. ISO 9000 series certification is one of the prerequisites for CE marking for most of Encore's products. ISO 9001 is the highest level of ISO certification, covering both the quality system for manufacturing as well as the quality system for product design control. Encore has received an ISO 9001 certification and "CE" certification.

     Encore must obtain export certificates from the FDA before it can export certain of its products.


     Certain provisions of the Social Security Act, commonly known as the "Medicare Fraud and Abuse Statute," prohibit entities, such as Encore, from offering, paying, soliciting or receiving any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Violation of this statute is a felony, punishable by fines of up to $25,000 per violation and imprisonment of up to five years. In addition, the federal Department of

Health and Human Services may impose civil penalties excluding violators from participation in Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third party payor patients.

     Federal physician self-referral legislation prohibits, subject to certain exemptions, a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The penalties for violations include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each referral in violation of the statute and $100,000 for participation in a "circumvention scheme."

                              MANAGEMENT OF ENCORE

DIRECTORS AND EXECUTIVE OFFICERS

     The following individuals are the current directors and executive officers of Encore.


                   NAME                     AGE                     CURRENT POSITION
                   ----                     ---                     ----------------
Nick Cindrich.............................  65     Chief Executive Officer and Chairman of the Board
                                                   of Directors
Craig L. Smith............................  53     President and Director
August Faske..............................  44     Vice President -- Finance and Chief Financial
                                                   Officer
Kenneth Ludwig, Jr........................  44     Vice President -- Marketing
Jim Abraham...............................  37     Vice President -- Sales
J.D. Webb, Jr.............................  44     Vice President -- Research and Development
Lowell Davis..............................  64     Vice President -- Operations
Harry L. Zimmerman........................  41     Vice President -- General Counsel, Secretary
Dennis J. Enright.........................  58     Director
Richard D. Relyea.........................  49     Director
Richard Martin............................  56     Director
Lamar Laster..............................  45     Director
Kenneth Davidson..........................  49     Director



  Nick Cindrich, Chief Executive Officer



     Mr. Cindrich founded Encore in March of 1992 and served as President until August 1992. From 1992 through August 1994, Mr. Cindrich was self-employed as a business consultant, while being restricted from participation in the management of Encore as a result of the settlement of a lawsuit involving his prior employer. Since August 1994, he has served as the Chief Executive Officer and Chairman of the Board of Directors of Encore. Mr. Cindrich has over 25 years of experience in the medical device industry. He founded Encore after leaving Intermedics Orthopedics, Inc. ("Intermedics") where he served as President from 1984 to 1991. From 1980 to 1984, Mr. Cindrich was the Group Vice
President -- Operations for DePuy, Inc. From 1969 to 1980, Mr. Cindrich held a series of positions at Zimmer Inc., the last of which was Vice President of Manufacturing.


  Craig L. Smith, Ph.D., President

     Dr. Smith has been a director of Encore since July 1992 and President since August 1992. Dr. Smith first joined Encore as its Vice President of Research and Development in April 1992, with 10 years of experience in the medical device industry. From 1985 to April 1992, he served as Vice President -- Research and Development for Intermedics. During this period, his responsibilities included product design, materials development and qualification, quality assurance, clinical studies and FDA product approval submissions. Dr. Smith also oversaw major research programs pertaining to the characterization of hydroxyl-apatite coated implants and the characterization of bone growth factors derived from bovine sources. Prior to his experience with Intermedics, Dr. Smith served from 1982 to 1984 as Vice President -- Engineering for Carbomedics, Inc., a manufacturer of pyrolytic carbon coated heart valve components, and from 1972 to 1982 at General Atomic Co., where he did work producing and characterizing carbon coatings. Dr. Smith has a BS in Metallurgical Engineering from the University of Washington (1966) and a Ph.D. in Materials Science from Carnegie Mellon University (1971).

  August Faske, Vice President -- Finance and Chief Financial Officer

     Mr. Faske joined Encore in April 1992 with four years experience in the orthopedics industry and a total of 17 years experience in finance and accounting. Prior to joining Encore, he served from 1988 to April 1992 as Vice President -- Finance and Controller for Intermedics. Prior to joining Intermedics, Mr. Faske was the Manager of Financial Accounting for Cooper Industries, Inc. and Internal Staff Auditor and Factory

Accounting Manager for Hughes Tool Company. Mr. Faske has a BBA in Accounting from Southwest Texas State University (1974). He is a Certified Public Accountant and is a member of the Texas Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

  Kenneth Ludwig, Jr., Vice President -- Marketing

     Mr. Ludwig joined Encore in April 1992 with 11 years of medical device industry experience and a total of 18 years experience in medical products. Prior to joining Encore, he served as Group Product Manager, Director of Marketing and Vice President -- Marketing for Intermedics from 1984 to April 1992. At Intermedics, he oversaw general marketing and communications, product management, new product introduction, hospital cost containment analysis and bid negotiations. During 1991, he owned and operated an Intermedics sales agency in Arizona. From 1982 to 1984, he was Group Product Manager, PCA Knee at Howmedica, Inc. From 1976 to 1982 he held positions in sales and product management at Breon Laboratories (Sterling Drug, Inc.). From 1974 to 1976, he executed quality control and FDA compliance related duties at Hoffman LaRoche. Mr. Ludwig has a BS in Biology from St. Lawrence University (1974). He has completed graduate and executive level courses in Marketing and Business at Fairleigh-Dickinson University, Dartmouth College and The Wharton School of Executive Education.

  James P. Abraham, Vice President -- Sales

     Mr. Abraham joined Encore in August 1995 with over 13 years of experience in medical device sales and marketing experience. Prior to joining Encore, he had been Director of Sales for Intermedics from April 1992 through August 1995. At Intermedics, he was responsible for the domestic sales force which included 6 regional managers, a national sales development manager and 40 agencies with a combined force of approximately 240 sales representatives. Mr. Abraham was also responsible for corporate sales training and continuing medical education. Prior to his employment with Intermedics, Mr. Abraham was Executive Vice President for Sales and Marketing for Implant Technologies from 1989 to 1992 and Director of Sales for Orthomet, Inc. from 1986 to 1989. Mr. Abraham received his BS/BA degree in Finance from Creighton University in Omaha, Nebraska in 1981. He has completed graduate and executive level courses in Marketing and Business at The Wharton School of Executive Education, the Southern Methodist University Executive Education Program and the Philip Crosby Total Quality College.

  J.D. Webb, Jr., Vice President -- Research and Development


     Mr. Webb joined Encore in April 1992 with nine years of orthopedic industry experience. From 1988 to April 1992, he served as Manager-Engineering, Director -- Product Development and Director -- Regulatory and Clinical Affairs at Intermedics. During that time, his responsibilities included product design and testing, quality assurance, clinical studies and FDA approval to market. Under his direction, Intermedics completed several development projects including the APRII and Collared Revision Hip Systems, the Unicondylar Natural Knee and the High Tibial Osteotomy System. From 1983 to 1988, Mr. Webb served as Development Engineer, Senior Development Engineer and Group Development Manager for Specialty Orthopedic Products at Zimmer, Inc. Mr. Webb holds a BS in Mechanical Engineering and an MS in Bioengineering from the University of Utah (1982 and 1983).


  Lowell Davis, Vice President -- Operations

     Mr. Davis joined Encore in October 1992 with 41 years of experience in all phases of operations management. He had previously served as factory general manager for BJ-Hughes from 1977 to 1983 where he was responsible for manufacturing activities, overseeing scheduling, cost, quality control and inventories. From 1987 to October 1992, Mr. Davis was employed by Dee Howard Corporation as Director of Corporate Bids and Proposals. From 1983 to 1987, Mr. Davis was self-employed as an engineering consultant. Among his other accomplishments, Mr. Davis has managed, staffed and overseen facility construction for start-up of a large metal working facility at Round Rock, Texas. He holds a BS in Industrial Engineering from San Diego State University
(1958).

  Harry L. Zimmerman, Vice President -- General Counsel, Secretary

     Mr. Zimmerman joined Encore in April 1994 with 12 years of experience in the private practice of corporate, real estate and tax law. From 1992 to April 1994, Mr. Zimmerman was associated with the law firm of Winstead Sechrest & Minick, P.C., a law firm based in Texas, where he was responsible for the corporate, tax and real estate practices. Mr. Zimmerman was a partner in the law firm of Bissex & Hedricks, P.C. from 1991 to 1992. He has a BS in Economics from the Wharton School of the University of Pennsylvania (1977), with honors, and a JD from the University of Texas School of Law (1982), with honors. He has been licensed as a Certified Public Accountant in Texas since 1979.

  Dennis J. Enright, Director


     Mr. Enright has been a director of Encore since August 1994. Prior to his retirement in 1995, Mr. Enright was employed by 3M as Staff Vice President, Technology Development and had been with 3M since 1965. Mr. Enright began his career as a product development engineer in the telecommunications area and then progressed to Technical Director, General Manager and then Division Vice President for 12 years. His primary focus during the past several years has been acquisitions. Mr. Enright was elected to the Carlton Society, an internal 3M recognition for technical people.



     Mr. Enright has been a board member of Associated Electronics of Mentor, Ohio; Japan Interconnect Systems (a joint venture with Nippon Steel); Precision Interconnect; and Raycom of Denver, Colorado.


  Lamar F. Laster, Director

     Mr. Laster has been a director of Encore since August 1994. Mr. Laster is currently Chief Executive Officer of Lamarz Interests, Inc., a Houston-based financial consulting and investment firm, with which he has been associated since 1994. Previously he served as Executive Vice President and Chief Operating Officer of STAAR Surgical Company from October 1989 to February 1994, and he was Chairman of the Board of STAAR from June 1990 to February 1994. He was also Vice President of Finance and Chief Financial Officer of STAAR from November 1987 to October 1989. He served as a director of STAAR beginning in 1984.


     From March 1978 through July 1982, Mr. Laster was associated with Intermedics. He served as the Corporate Vice President -- Finance of Intermedics and as President of the Intermedics Venture Capital Investment subsidiary. Mr. Laster also served as the Corporate Treasurer and Assistant Secretary for Intermedics, Inc. and its seventeen worldwide subsidiaries.


     Mr. Laster is a member of the Board of Directors of Citizens National Bank of Houston, Texas. He holds a bachelor's degree in Mathematics and Economics from Macalester College, St. Paul, Minnesota, as well as a Master of Business Administration from the University of Chicago.

  Richard D. Relyea, Director


     Mr. Relyea has been a director of Encore since August 1994. Mr. Relyea is currently Chairman of the Board and Chief Executive Officer of EduCare Community Living Corporation, which he founded in August 1987. EduCare provides community-based long-term care and support services for persons with mental retardation and other developmental disabilities. Prior to forming EduCare, Mr. Relyea was President and a Director of Pro-Health Facilities, Inc. and Texas Health Investments, Inc. These companies acquired, developed, operated and financed ambulatory care and surgery centers, imaging centers and rehabilitation centers.



     Prior to entering the field of healthcare management, Mr. Relyea worked as a registered professional engineer. Mr. Relyea received a Bachelor of Science in Mechanical Engineering and a Master of Business Administration from the University of Texas at Austin.

  Richard Martin, Ph.D., Director


     Dr. Martin has been a director of Encore since February 1996. Dr. Martin is currently President and Chief Executive Officer of Physio-Control Corporation, positions that he has held since 1991. Prior to joining Physio-Control, Mr. Martin was Vice President, Cardiovascular Business Development for Sulzermedica, in Angleton, Texas. He has also served as President and Chief Operating Officer of Positron Corporation in Houston, Texas, and held a variety of positions with other companies, culminating as President and Chief Operating Officer of Intermedics.


     Dr. Martin is a member of the Institute of Electrical and Electronic Engineers, the Association for Advancement of Medical Instrumentation, and the American Society for Engineering Education. He holds a BSEE in Electrical Engineering from Christian Brothers College (1962), a MSEE in Electrical Engineering from Notre Dame University (1964) and a Ph.D. in Electrical/Biomedical Engineering from Duke University (1978).

  Kenneth W. Davidson, Director


     Mr. Davidson has been a director of Encore since November 1996. Mr. Davidson has served as Chairman, President and CEO of Maxxim Medical, Inc. since November 1986. Previously, Mr. Davidson held various positions with Intermedics, Baxter Laboratories, and Merck & Co. Mr. Davidson presently serves on the Board of Directors and is the current President of Operation Rainbow, an international charity organization. Mr. Davidson also serves on the Board of Directors of Lasermedics, Inc., a public company with a focus on physical therapy.


     Mr. Davidson received a Bachelor of Science degree in Biology and Chemistry from Laurentian University, Sudbury Ontario, Canada.

OTHER TRANSACTIONS

     Encore has engaged in certain transactions with the directors of Encore and with companies in which the directors of Encore are also officers, directors or shareholders. Such transactions include: (1) a lease by Encore of its manufacturing facilities in Red Rock, Texas from Mr. and Mrs. Sandor Turanyi;
(2) a Technology Transfer Agreement between Encore and Mr. Sandor Turanyi relating to certain technical know how that Mr. Turanyi possessed prior to April 1, 1992; (3) a Distribution Agreement with PLUS-Switzerland, an affiliate of Wolfgang Schweizer, and (4) a Sales Representative Agreement with VS Investments, Inc., an affiliate of Wolfgang Schweizer. The lease for the manufacturing facilities is for a period expiring on March 31, 1997, with a monthly rent of $8,600, triple net. The Technology Transfer Agreement calls for an aggregate amount of $1,400,000 to be paid to Mr. Turanyi over the next four years, or sooner if sales of Encore's primary knee product significantly exceed expectations. The Distribution Agreement provides for both Encore and PLUS-Switzerland to have the right to sell the other company's products in its primary geographic territory. The Sales Representative Agreement provides that VS Investments shall receive a commission on all Encore sales to PLUS.


     On April 1, 1992, Encore sold Encore Common Shares to MVI AG, an affiliate of Wolfgang Schweizer, at a sale price of $5.00 per share. In 1993, Encore sold Encore Preferred Shares to Medica, an affiliate of Wolfgang Schweizer, at a sale price of $5.00 per share, payable partially in cash and partially by a promissory note, and Encore Common Shares at a sale price of $2.00 per share payable in cash. On March 31, 1995, Encore redeemed 172,000 Encore Preferred Shares from Medica at a price of $5.00 per share, and Medica used the proceeds of the redemption to pay in full the outstanding balance of the promissory note.



     On May 17, 1995 Encore granted Mr. and Mrs. Nick Cindrich options to purchase 20,000 Encore Common Shares, at an exercise price of $1.40 per share, in exchange for the Cindrichs' pledge of certain of their assets as security for Encore's revolving line of credit from Franklin.



     On March 31, 1996 Encore granted Nick Cindrich options to purchase 115,000 Encore Common Shares at an exercise price of $2.50. These options were issued to Mr. Cindrich to replace options sold by Mr. Cindrich to distributors and surgeons affiliated with Encore.

     Encore believes that all of such transactions were fair to, and in the best interest of, Encore.

DIRECTOR COMPENSATION

     Encore directors who serve as officers of Encore receive no compensation for their services as directors. Those directors who are not employees of Encore receive 10,000 stock options for every year of service on the Encore Board, which options vest after the year of service. In addition, Encore reimburses all of the directors for any expenses incurred in attending meetings of the Board, including travel expenses, the costs of meals and the costs of lodging.

COMMITTEES OF THE BOARD

     Encore currently has two committees of the Board of Directors: the Audit Committee and the Compensation Committee. Craig L. Smith, Richard D. Relyea and Dennis J. Enright currently serve on the Audit Committee, and Dr. Richard Martin and Lamar Laster serve on the Compensation Committee.

EXECUTIVE COMPENSATION


     The following table summarizes for the fiscal year ended December 31, 1996 the compensation of Encore's Chief Executive Officer and the other four most highly compensated executive officers (the "Named Executives") who will continue to serve as executive officers of the Surviving Corporation upon consummation of the Merger.


                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                            ------------------------------------------------   ------------------------
                                                                                        AWARDS
                                                                               ------------------------
                                                                                             SECURITIES
                                                                               RESTRICTED    UNDERLYING
                                                                 OTHER            STOCK       OPTIONS/
         NAME AND                                                ANNUAL           AWARD         SARS
    PRINCIPAL POSITION      YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)     (S)($)         (#)
    ------------------      ----   ----------   ---------   ----------------   -----------   ----------
Nick Cindrich.............  1996    $140,000       0.00              *               *        196,053
  Chief Executive Officer
Craig L. Smith............  1996     130,000       0.00              *            0.00         60,211
  President
James Abraham.............  1996     130,000      6,000              *               *         16,500
  Vice President -- Sales
Kenneth Ludwig, Jr........  1996     105,000       0.00              *            0.00         36,474
  Vice President --
  Marketing
August Faske..............  1996     100,000       0.00              *            0.00         34,737
  Vice
  President -- Finance;
  Chief Financial Officer
Harry L. Zimmerman........  1996     100,000       0.00              *            0.00         35,097
  Vice
  President -- General
  Counsel

                                LONG TERM COMPENSATION
                            ------------------------------
                                       PAYOUTS
                            ------------------------------

         NAME AND              LTIP          ALL OTHER
    PRINCIPAL POSITION        PAYOUTS     COMPENSATION ($)
    ------------------      -----------   ----------------
Nick Cindrich.............     0.00         0.00
  Chief Executive Officer
Craig L. Smith............     0.00         0.00
  President
James Abraham.............     0.00         0.00
  Vice President -- Sales
Kenneth Ludwig, Jr........     0.00         0.00
  Vice President --
  Marketing
August Faske..............     0.00         0.00
  Vice
  President -- Finance;
  Chief Financial Officer
Harry L. Zimmerman........     0.00         0.00
  Vice
  President -- General
  Counsel


---------------

All options apply to Encore Common Shares.

* Excludes certain personal benefits, the total value of which did not exceed the lesser of $50,000 or 10% of the total annual salary for the Named Executive.

                           OPTIONS/SAR GRANTS IN 1996



                                        INDIVIDUAL GRANTS                                               POTENTIAL REALIZABLE
                          ---------------------------------------------                                   VALUE AT ASSUMED
                                NUMBER OF                                                                  ANNUAL RATES OF
                          SECURITIES UNDERLYING                                                              STOCK PRICE
                               UNEXERCISED           PERCENT OF TOTAL       EXERCISE                      APPRECIATION FOR
                                OPTIONS/               OPTIONS/SARS            OR                            OPTION TERM
                              SARS GRANTED         GRANTED TO EMPLOYEES    BASE PRICE     EXPIRATION    ---------------------
          NAME                     (#)                IN FISCAL YEAR         ($/SH)          DATE        5% ($)      10% ($)
          ----            ---------------------    --------------------    -----------    ----------    --------    ---------
Nick Cindrich...........          33,207                   4.64%              $1.90       12/31/2004     $33,814     $ 82,860
                                 115,000                  16.06                2.50       3/31/2001           --(1)    64,996
                                  47,846                   6.68                2.09       12/31/2000      14,874       43,636
Craig L. Smith..........          60,211                   8.41                1.90       12/31/2004      61,312      150,242
James Abraham...........          16,500                   2.30                1.90       12/31/2004      16,802       41,172
Kenneth Ludwig, Jr......          36,474                   5.09                1.90       12/31/2004      37,141       91,012
August Faske............          34,737                   4.85                1.90       12/31/2004      35,372       86,678
Harry L. Zimmerman......          35,097                   4.90                1.90       12/31/2004      35,739       87,576


---------------


(1) These options were granted with an exercise price greater than the fair market value of Encore Common Shares on the date of grant. Based on a 5% annual rate of return during the option term, the fair market value of Encore Common Shares received upon exercise would be less than the exercise price.



     The following table sets forth certain information concerning the unexercised options to purchase Encore Common Shares held by the Named Executives as of December 31, 1996. See "The Merger -- Interests of Certain Persons in the Merger and Related Party Transactions."


        AGGREGATED OPTION/SAR EXERCISE AND FISCAL YEAR-END OPTION VALUES


                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISABLE        ACQUIRED IN-THE-MONEY
                                                              OPTIONS/SARS AT          OPTIONS/SARS DECEMBER 31,
                                 SHARES                      DECEMBER 31, 1996                1996 ($)(1)
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME                EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   --------   -----------   -------------   -----------   -------------
Nick Cindrich................        --           --      342,059                     $  565,322      $     --
Craig L. Smith...............        --           --      388,783                      1,030,717            --
James Abraham................        --           --       57,750         93,750         117,800       206,250
Kenneth Ludwig, Jr...........        --           --      327,098                        907,379            --
August Faske.................        --           --      322,951                        899,124            --
Harry L. Zimmerman...........    25,000      $12,500      183,311        115,000         384,736       253,000


---------------


(1) For purposes of valuing in-the-money options at December 31, 1996, Encore Shares have been valued at $3.60, based on the belief of Encore's management that such figure represents the fair value of the Encore Common Shares at December 31, 1996. The Encore Shares are privately held and are not actively traded.


     Encore does not currently grant any long-term incentives, other than stock options, to its executives or other employees. Similarly, Encore does not sponsor any defined benefit or actuarial plans at this time.

AGREEMENTS WITH EXECUTIVE OFFICERS


     Encore has employment agreements with all of its executive officers, providing initial five year terms. The contracts for Messrs. Cindrich, Smith, Ludwig, Faske, Abraham and Zimmerman all expire in August 1999. Each agreement includes a one year non-competition provision and provides for a severance payment equal to one year's base salary if the executive officer is terminated without cause. In addition, each executive officer has a severance agreement that provides certain benefits to the executive officer in the event that, at any time during the three year period following a "change in control" of Encore as defined therein, the executive officer is terminated by Encore for other than cause or the executive's death or disability, or the executive terminates his employment for "good reason" as defined therein. The severance agreements provide for the payment to each of the executives, upon a change in control, of a sum equal to three times the annual salary of the executive, three times the amount of the average bonus payment paid to the executive in the last two calendar years and lifetime coverage under various life and health insurance contracts. As part of the Agreement and Plan of Merger, the severance agreements will be amended to provide that, beginning two years after the Effective Time, upon a change in control, each executive will receive a payment equal to the sum of the executive's annual salary for one year, the average of the bonus payments paid to the executive in the last two calendar years and certain life and health insurance benefits for a period of five years.

BONUS PAYMENTS TO EXECUTIVE OFFICERS


     Encore has historically compensated its executive officers and other employees for meeting certain performance goals by paying bonuses. In the last several years, these bonuses have been in the form of incentive stock options, partially as a means of conserving cash, which bonuses have not required the recording of an expense.


                        PRINCIPAL SHAREHOLDERS OF ENCORE


     The following table sets forth certain information regarding beneficial ownership of the shares of each class of capital stock of Encore as of December 31, 1996, by (i) each shareholder known by Encore to be the beneficial owner of more than 5% of the outstanding shares of each class of capital stock, (ii) each director of Encore, (iii) each executive officer of Encore named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group. Except as otherwise indicated, Encore believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.



                                                                   NUMBER OF
                                             NUMBER OF         SHARES -- SERIES A         PERCENTAGE
         PRINCIPAL SHAREHOLDERS           SHARES -- COMMON         PREFERRED          BENEFICIALLY OWNED
         ----------------------           ----------------     ------------------     ------------------
Nick and Mary Louise Cindrich...........      1,885,484(1)(4)      -0-                      25.96%
  6 Candleleaf Court
  Austin, Texas 78734
Sandor and Lois Turanyi.................      2,000,000            -0-                      28.90
  P. O. Box 134
  Red Rock, Texas 78642
MVI AG..................................        777,000(2)          132,000(2)              12.82
  Erlenstrasse 4B
  Rotkreuz, Switzerland
Medica Holding AG.......................        777,000(2)          132,000(2)              12.82
  Erlenstrasse 4B
  Rotkreuz, Switzerland
Wolfgang Schweizer......................        777,000(2)          132,000(2)              12.82
  Erlenstrasse 4B
  Rotkreuz, Switzerland
Richard Relyea..........................         15,000(4)         -0-                       0.22
  5700 Scout Island Cove
  Austin, Texas 78731
Richard Martin..........................       -0-                 -0-                        0.0
  6605 204th Drive, N.E.
  Redmond, Washington 98053
Lamar Laster............................         55,000(3)(4)      -0-                       0.79
  4377 N. MacGregor Way
  Houston, Texas 77004
Dennis Enright..........................         45,000(4)         -0-                       0.65
  9309 Ashton Ridge
  Austin, Texas 78750

                                                                   NUMBER OF
                                             NUMBER OF         SHARES -- SERIES A         PERCENTAGE
         PRINCIPAL SHAREHOLDERS           SHARES -- COMMON         PREFERRED          BENEFICIALLY OWNED
         ----------------------           ----------------     ------------------     ------------------
Kenneth Davidson........................       -0-                 -0-                        0.0
  6240 Kipps Colony Ct., #106
  St. Petersburg, Florida 33707
Craig Smith.............................        399,783(4)         -0-                       5.47
  5904 Ivy Hills Drive
  Austin, Texas 78759
Kenneth Ludwig, Jr......................        327,098(4)         -0-                       4.51
  396 Sunrise Terrace
  Cedar Park, Texas 78613
August Faske............................        322,951(4)         -0-                       4.46
  10103 Grand Oak Drive
  Austin, Texas 78750
Harry L. Zimmerman......................        208,311(4)         -0-                       2.93
  2628 Barton Hills Drive
  Austin, Texas 78704
James Abraham...........................         58,285            -0-                       0.84
  14819 Calaveras Dr.
  Austin, Texas 78717
All Officers and Directors as a group
  (12 persons)..........................      3,673,392(4)         -0-                      41.52


---------------

(1) Represents shares owned by husband and wife as joint tenants.

(2) Represents 600,000 Encore Common Shares owned by MVI AG, 5,000 Encore Common Shares owned by Wolfgang Schweizer, 132,000 Encore Preferred Shares owned by Medica, 172,000 options held by Medica and 15,000 options held by Mr. Schweizer. Mr. Schweizer has sole voting and investment power with respect to such shares.

(3) Represents the 40,000 shares held by Lamarz Interest, Inc., a corporation of which Lamar Laster is the president and primary shareholder. Mr. Laster has sole voting and investment power with respect to such shares.
(4) Includes stock options exercisable within 60 days of the Effective Time for each of the following persons, in the following amounts:


Mr. Cindrich................................................  342,059   options
Mr. Relyea..................................................   15,000   options
Mr. Laster..................................................   15,000   options
Mr. Enright.................................................   15,000   options
Mr. Smith...................................................  388,783   options
Mr. Ludwig..................................................  327,098   options
Mr. Faske...................................................  322,951   options
Mr. Zimmerman...............................................   83,311   options
Mr. Abraham.................................................   57,750   options


                                 OTHER MATTERS


     Neither the HCAC Board nor the Encore Board is aware of any matters not set forth herein that may come before the Meetings. If, however, further business properly comes before the Meetings, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                                 LEGAL OPINIONS

     Sutherland, Asbill & Brennan, L.L.P., Atlanta, Georgia, will render an opinion with respect to tax matters and will pass on certain other matters on behalf of Encore. Ruden, McClosky, Smith, Schuster & Russell, P.A., Fort Lauderdale, Florida, will render opinions with respect to the validity of the HCAC Common Shares to be issued in the Merger and certain other matters on behalf of HCAC.

                                    EXPERTS


     The financial statements of HCAC included in this Joint Proxy Statement/Prospectus have been audited by Richard A. Eisner & Company, L.L.P., independent public accountants, as indicated in their report with respect thereto, included herein. Such financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The financial statements of Encore as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
HEALTHCARE ACQUISITION CORP.
Report of Independent Auditors..............................   F-2
Balance Sheets as of December 31, 1995 and December 31,
  1996......................................................   F-3
Statements of Operations for the period March 21, 1995
  (inception) to December 31, 1995; and for the period March
  21, 1995 (inception) to December 31, 1996.................   F-4
Statements of Common Stock, Common Stock Subject to Possible
  Conversion, Preferred Stock, Additional Paid-In Capital
  and Deficit for the period March 21, 1995 (inception) to
  December 31, 1996.........................................   F-5
Statements of Cash Flows for the period March 21, 1995
  (inception) to December 31, 1995; and for the period March
  21, 1995 (inception) to December 31, 1996.................   F-6
Notes to Financial Statements...............................   F-7
ENCORE ORTHOPEDICS, INC.
Report of Independent Accountants...........................  F-10
Balance Sheets as of December 31, 1995 and 1996.............  F-11
Statements of Income for the years ended December 31, 1994,
  1995 and 1996.............................................  F-12
Statements of Changes in Stockholders' Equity for the years
  ended December 31, 1994, 1995 and 1996....................  F-13
Statements of Cash Flows for the years ended December 31,
  1994, 1995 and 1996.......................................  F-14
Notes to Financial Statements...............................  F-15

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders


Healthcare Acquisition Corp.


Fort Lauderdale, Florida



     We have audited the accompanying balance sheets of Healthcare Acquisition Corp. (a corporation in the development stage) as at December 31, 1995 and December 31, 1996 and the related statements of operations, common stock, common stock subject to possible conversion, preferred stock, additional paid-in capital and deficit and cash flows for the year ended December 31, 1996 and for the periods from March 21, 1995 (inception) to December 31, 1995, and from March 21, 1995 to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Healthcare Acquisition Corp. as at December 31, 1995 and December 31, 1996 and the results of its operations and its cash flows for the year ended December 31, 1996 and for the periods from March 21, 1995 (inception) to December 31, 1995 and March 21, 1995 to December 31, 1996, in conformity with generally accepted accounting principles.



     As discussed in Note 1 to the financial statements, the Company must liquidate in the event that it does not consummate a business combination, or satisfy certain extension criteria, by September 8, 1997, and, although the Company has signed a merger agreement with a target company, there is no assurance that such merger will take place or that the Company will have sufficient funds to seek another target company in the event that the proposed merger does not take place.



New York, New York


January 17, 1997

                          HEALTHCARE ACQUISITION CORP.


                    (A CORPORATION IN THE DEVELOPMENT STAGE)



                                 BALANCE SHEETS



                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1995        1996
                                                              --------   ----------
                                      ASSETS
Current assets:
  Cash......................................................  $ 31,562   $  193,899
  U.S. Treasury Bills and cash held in Trust Fund (Note
     1).....................................................        --    8,731,867
  Prepaid expenses..........................................        --       20,669
                                                              --------   ----------
          Total current assets..............................    31,562    8,946,435
  Deferred merger costs (Note 2)............................        --      407,427
  Deferred registration costs...............................   184,056           --
  Deferred financing costs (net of amortization)............    12,543           --
  Organization costs (net of amortization)..................     5,195        4,416
                                                              --------   ----------
          TOTAL.............................................  $233,356   $9,358,278
                                                              ========   ==========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bridge notes payable (Note 5).............................  $190,726           --
  Reimbursable expenses due to stockholder..................     3,489           --
  Accrued interest on notes payable.........................    12,722           --
  Accrued expenses..........................................    20,340   $  278,093
  Income taxes payable......................................        --       23,000
                                                              --------   ----------
          Total current liabilities.........................   227,277      301,093
                                                              --------   ----------
Common stock, subject to possible conversion to cash,
  344,999 shares at conversion value (Note 1)...............        --    1,746,368
                                                              --------   ----------
Stockholders' equity (Notes 1, 4, 5, 6 and 7):
  Preferred stock, $.001 par value -- shares authorized
     1,000,000; none issued.................................        --           --
  Common stock, $.001 par value -- shares authorized
     20,000,000; issued and outstanding 2,100,000 shares at
     December 31, 1996 (including 344,999 shares subject to
     possible conversion to cash) and 375,000 shares at
     December 31, 1995......................................       375        1,755
  Additional paid-in capital................................    44,625    7,309,767
  Deficit accumulated during the development stage..........   (38,921)        (705)
                                                              --------   ----------
          Total stockholders' equity........................     6,079    7,310,817
                                                              --------   ----------
          TOTAL.............................................  $233,356   $9,358,278
                                                              ========   ==========



           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                          HEALTHCARE ACQUISITION CORP.


                    (A CORPORATION IN THE DEVELOPMENT STAGE)



                            STATEMENTS OF OPERATIONS



                                                                                             MARCH 21,
                                                             MARCH 21,                          1995
                                                                1995                        (INCEPTION)
                                                           (INCEPTION) TO    YEAR ENDED          TO
                                                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                1995            1996            1996
                                                           --------------   ------------   --------------
Interest income..........................................                    $  360,939       $360,939
                                                               --------      ----------       --------
Expenses:
  General and administrative expenses....................      $    966         204,409        205,375
  Amortization of financing costs on notes payable.......        25,233          21,817         47,050
  Interest...............................................        12,722           3,824         16,546
                                                               --------      ----------       --------
          Total expenses.................................        38,921         230,050        268,971
                                                               --------      ----------       --------
Income (loss) before provision for income taxes..........       (38,921)        130,889         91,968
Provision for income taxes...............................                        23,000         23,000
                                                               --------      ----------       --------
Net income (loss)........................................      $(38,921)     $  107,889       $ 68,968
                                                               ========      ==========       ========
Net income (loss) per share..............................      $  (0.10)     $     0.06
                                                               ========      ==========
Weighted average common shares outstanding...............       375,000       1,750,437
                                                               ========      ==========



           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                          HEALTHCARE ACQUISITION CORP.


                    (A CORPORATION IN THE DEVELOPMENT STAGE)



          STATEMENTS OF COMMON STOCK, COMMON STOCK SUBJECT TO POSSIBLE


      CONVERSION, PREFERRED STOCK, ADDITIONAL PAID-IN CAPITAL AND DEFICIT


      FOR THE PERIOD FROM MARCH 21, 1995 (INCEPTION) TO DECEMBER 31, 1996



                                                  COMMON STOCK,
                                                    SUBJECT TO                                             DEFICIT
                            COMMON STOCK       POSSIBLE CONVERSION      PREFERRED STOCK                  ACCUMULATED
                         ------------------   ----------------------   ------------------   ADDITIONAL   DURING THE
                          NUMBER               NUMBER                   NUMBER               PAID-IN     DEVELOPMENT
                         OF SHARES   AMOUNT   OF SHARES     AMOUNT     OF SHARES   AMOUNT    CAPITAL        STAGE
                         ---------   ------   ---------   ----------   ---------   ------   ----------   -----------
Original issuance of
  common stock, $.07
  per share............    375,000   $ 375          --            --       --         --    $   24,625           --
Issuance of warrants,
  May 16, 1995.........         --      --          --            --       --         --        20,000           --
Net loss for the
  period...............         --      --          --            --       --         --            --   $  (38,921)
                         ---------   ------    -------    ----------      ---       ----    ----------   ----------
Balance, December 31,
  1995.................    375,000     375          --            --       --         --        44,625      (38,921)
Sale of 1,725,000
  units, net of
  underwriting discount
  and offering
  expenses.............  1,380,001   1,380     344,999    $1,676,695       --         --     7,265,142           --
Accretion to redemption
  value of common stock
  subject to possible
  conversion...........         --      --          --        69,673       --         --            --      (69,673)
Net income for the
  period...............         --      --          --            --       --         --            --      107,889
                         ---------   ------    -------    ----------      ---       ----    ----------   ----------
Balance, December 31,
  1996.................  1,755,001   $1,755    344,999    $1,746,368        0       $  0    $7,309,767   $     (705)
                         =========   ======    =======    ==========      ===       ====    ==========   ==========



           Attention is directed to the foregoing accountants' report and to the accompanying notes to financial statements.

                          HEALTHCARE ACQUISITION CORP.


                    (A CORPORATION IN THE DEVELOPMENT STAGE)



                            STATEMENTS OF CASH FLOWS



                                                        MARCH 21, 1995                   MARCH 21, 1995
                                                        (INCEPTION) TO    YEAR ENDED     (INCEPTION) TO
                                                         DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                                                             1995            1996             1996
                                                        --------------   -------------   ---------------
Cash flows from operating activities:
  Net income (loss)...................................    $ (38,921)      $   107,889      $    68,968
                                                          ---------       -----------      -----------
  Adjustments to reconcile net income (loss) to net
     cash (used in) operating activities:
     Amortization of organization costs...............           --               779              779
     Amortization of deferred financing costs.........       25,233            21,817           47,050
     (Increase) in interest receivable and interest on
       trust fund investments.........................                       (348,367)        (348,367)
     (Increase) in prepaid expenses...................           --           (20,669)         (20,669)
     Increase (decrease) in accrued interest on notes
       payable........................................       12,722           (12,722)              --
     Increase in accrued expenses.....................           --            27,706           27,706
     Increase in income taxes payable.................           --            23,000           23,000
                                                          ---------       -----------      -----------
          Total adjustments...........................       37,955          (308,456)        (270,501)
                                                          ---------       -----------      -----------
          Net cash (used in) operating activities.....         (966)         (200,567)        (201,533)
                                                          ---------       -----------      -----------
Cash flows from investing activities:
  Cash invested in trust fund.........................           --        (8,383,500)      (8,383,500)
  Payments of deferred merger costs...................           --          (157,040)        (157,040)
                                                          ---------       -----------      -----------
          Net cash (used in) investing activities.....           --        (8,540,540)      (8,540,540)
                                                          ---------       -----------      -----------
Cash flows from financing activities:
  Proceeds from public offering, net of underwriting
     discount and offering expenses...................                      9,103,444        8,943,217
  Registration costs..................................     (160,227)               --               --
  Proceeds from bridge notes payable..................      200,000                --          200,000
  Advances from stockholders..........................        8,000                --            8,000
  Repayment of bridge notes payable...................           --          (200,000)        (200,000)
  Repayments to stockholders..........................       (8,000)               --           (8,000)
  Proceeds from sale of common stock to founding
     stockholders.....................................       25,000                --           25,000
  Financing costs.....................................      (27,050)               --          (27,050)
  Organization costs..................................       (5,195)               --           (5,195)
                                                          ---------       -----------      -----------
          Net cash provided by financing activities...       32,528         8,903,444        8,935,972
                                                          ---------       -----------      -----------
Net increase in cash..................................       31,562           162,337          193,899
Cash at beginning of period...........................           --            31,562               --
                                                          ---------       -----------      -----------
Cash at end of period.................................    $  31,562       $   193,899      $   193,899
                                                          =========       ===========      ===========
Supplemental disclosures of noncash transactions:
  Registration costs included in accrued expenses and
     amounts due to stockholder.......................    $  23,829                --               --
  Merger costs included in accrued expenses...........           --       $   250,387      $   250,387



           Attention is directed to the foregoing accountants' report and to the accompanying financial statements.

                          HEALTHCARE ACQUISITION CORP.


                    (A CORPORATION IN THE DEVELOPMENT STAGE)



                         NOTES TO FINANCIAL STATEMENTS



NOTE 1 -- ORGANIZATION AND BUSINESS OPERATIONS:



     Healthcare Acquisition Corp. (the "Company") was incorporated in Delaware on March 21, 1995 with the objective of acquiring or merging with an operating business in the healthcare industry. The Company's founding directors and advisors purchased 425,000 common shares, $.001 par value, in April 1995. In January 1996, the stockholders contributed 100,000 shares back to the Company. In addition, in March 1996, the Company effected a 1 2/13 for 1 stock split. The contribution and stock split have been reflected retroactively in the accompanying financial statements. The Company has selected December 31 as its fiscal year-end.



     The Company consummated an initial public offering of its common stock in March and April 1996 (the "Offering") and raised net proceeds of approximately $9,050,000. The Company's management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating business engaged in the healthcare industry (the "Business Combination"). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. As of December 31, 1996, approximately $8,732,000 or $5.06 per share held by the Public Stockholders (as defined below) is being held in a trust account (the "Trust Fund"), and has been invested in government securities until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions, and continuing general and administrative expenses in addition to other expenses.



     The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval (see Note
2). All of the Company's stockholders immediately prior to the Offering, including all of the officers, directors and the advisors of the Company (the "Initial Stockholders"), have agreed to vote the shares of common stock owned by them as of the effective date of the Offering in accordance with the vote of the majority in interest of all other stockholders of the Company (the "Public Stockholders") with respect to any Business Combination. After consummation of the Company's first Business Combination, this voting safeguard will no longer be applicable.



     With respect to the first Business Combination which is approved and consummated, any Public Stockholder who votes against the Business Combination may demand that the Company convert his shares into cash. The per share conversion price will equal the amount in the Trust Fund as of the record date of determination of stockholders entitled to vote on the Business Combination divided by the number of shares held by Public Stockholders. The Company will not consummate a Business Combination if 20% or more in interest of the Public Stockholders exercise their conversion rights. Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders may have their shares converted to cash in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund, computed without regard to shares held by Initial Stockholders.



     The Company's Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering March 8, 1996, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering.



     As discussed in Note 2, the Company has entered into a merger agreement with Encore Orthopedics, Inc. ("Encore"). However, the completion of the merger is contingent on among other conditions, the prior approval of the stockholders of the Company and Encore and there is no assurance that the merger will be consummated. In addition, the Company's current liabilities exceed its unrestricted current assets by $86,525.

                          HEALTHCARE ACQUISITION CORP.


                    (A CORPORATION IN THE DEVELOPMENT STAGE)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



Accordingly should the merger not take place, there is no assurance that the Company will have sufficient funds to seek another target company.



NOTE 2 -- MERGER AGREEMENT:



     On November 12, 1996, the Company, Healthcare Acquisition, Inc., a newly formed wholly-owned subsidiary of the Company ("Acquisition"), and Encore entered into an Agreement and Plan of Merger ("Merger Agreement") pursuant to which Acquisition will merge with and into Encore, with Encore being the surviving corporation and becoming a wholly-owned subsidiary of the Company. The consummation of the transactions contemplated by the Merger Agreement are subject, among other conditions, to the prior approval of the stockholders of the Company and Encore.



     As of December 31, 1996, the Company has incurred merger related costs aggregating approximately $407,000 which are included as deferred merger costs on the accompanying balance sheet. These costs, together with additional anticipated costs relating to the merger, will be charged to expense upon either consummation or abandonment of the merger.



NOTE 3 -- SUMMARY OF ACCOUNTING POLICIES:



INCOME TAXES:



     The Company follows Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes". FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.



DEFERRED FINANCING COSTS:



     Costs incurred in connection with the Company's initial bridge financing were amortized over the term of the notes.



NET INCOME (LOSS) PER SHARE:



     Net income (loss) per common share is computed on the basis of the weighted average number of common shares outstanding during the period. Warrants to purchase shares of common stock are anti-dilutive and are excluded from the calculation.



CASH EQUIVALENTS:



     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.



NOTE 4 -- PUBLIC OFFERING:



     On March 13, 1996, the Company sold 1,500,000 units ("Units") in the Offering. On March 25, 1996 and April 10, 1996, the underwriters of the Company exercised their over allotment option and the Company sold an additional 160,000 units and 65,000 units, respectively. Each Unit consists of one share of the Company's common stock, $.001 par value, and two Redeemable Common Stock Purchase Warrants ("Warrants"). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 during the period commencing on the later of one year from the effective date of the Offering (March 8, 1996) or the consummation of a Business Combination and ending seven years from the effective date of the Offering. The Warrants will be redeemable at a price of $.01 per warrant upon 30 days

                          HEALTHCARE ACQUISITION CORP.


                    (A CORPORATION IN THE DEVELOPMENT STAGE)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



notice at any time, only in the event that the last sale price of the common stock is at least $8.50 per share for 20 consecutive trading days ending on the third day prior to the date on which notice of redemption is given.



NOTE 5 -- BRIDGE NOTES PAYABLE:



     In May 1995, the Company issued an aggregate of $200,000 of promissory notes to certain accredited investors. These notes bore interest at the rate of 10% per annum and were repaid upon the consummation of the Company's Offering with accrued interest thereon of $16,546. In addition, the investors were issued warrants to purchase 400,000 shares of common stock (valued at $20,000) ("Bridge Warrants") which have been accounted for as a debt discount increasing the effective interest rate to 19%. These warrants are identical to the Warrants discussed in Note 3, except that they are not redeemable by the Company until 90 days after the consummation of a Business Combination.



NOTE 6 -- COMMON STOCK:



     The Company has 4,300,000 shares of common stock reserved for issuance upon exercise of the Warrants, the Bridge Warrants and underwriters' warrants.



NOTE 7 -- PREFERRED STOCK:



     The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Encore Orthopedics, Inc.


     In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Encore Orthopedics, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



     As explained in Note 2, the Company executed a definitive agreement on November 12, 1996 to merge with Healthcare Acquisition Inc., a wholly-owned subsidiary of Healthcare Acquisition Corp., a publicly traded, specified purpose acquisition company. The merger is contingent upon, among other matters, the approval of the shareholders of both companies.


PRICE WATERHOUSE LLP

Austin, Texas

February 7, 1997

                            ENCORE ORTHOPEDICS, INC.


                                 BALANCE SHEETS


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,200   $   472
  Accounts receivable, net of allowance for doubtful
     accounts of $15 and $91, respectively..................    2,416     4,467
  Inventories...............................................    5,725     9,912
  Prepaid expenses and other current assets.................      508       537
                                                              -------   -------
          Total current assets..............................    9,849    15,388
Property and equipment, net.................................    2,519     3,931
Other noncurrent assets.....................................      389       956
                                                              -------   -------
          Total assets......................................  $12,757   $20,275
                                                              =======   =======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................  $    93   $ 2,464
  Current portion of payable to a related party.............      200       300
  Accounts payable and accrued expenses.....................    2,325     2,612
                                                              -------   -------
          Total current liabilities.........................    2,618     5,376
                                                              -------   -------
Long-term debt, net of current portion......................    3,079     4,913
Payable to a related party, net of current portion..........    1,400     1,100
                                                              -------   -------
          Total liabilities.................................    7,097    11,389
                                                              =======   =======
Commitments and contingencies
Common stock put warrants...................................      490     2,297
Stockholders' equity:
  Preferred stock, $1.00 par value, 5,000,000 authorized
     shares, 332,000 and 587,000 shares issued and
     outstanding, respectively..............................    1,660     2,935
     Common stock, $0.01 par value, 15,000,000 shares
      authorized, 5,929,000 and 6,334,000 shares issued and
      outstanding, respectively.............................       59        63
Additional paid-in capital and deferred compensation........    5,391     6,258
Accumulated deficit.........................................   (1,940)   (2,667)
                                                              -------   -------
          Total stockholders' equity........................    5,170     6,589
                                                              -------   -------
          Total liabilities and stockholders' equity........  $12,757   $20,275
                                                              =======   =======


   The accompanying notes are an integral part of these financial statements.

                            ENCORE ORTHOPEDICS, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                  FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                               1994     1995      1996
                                                              ------   -------   -------
Sales.......................................................  $6,153   $10,878   $14,454
Sales to related distributors...............................   1,609     2,913     3,167
                                                              ------   -------   -------
          Total sales.......................................   7,762    13,791    17,621
Cost of sales...............................................   2,434     4,208     4,588
Cost of sales to related distributors.......................     841     1,532     1,470
                                                              ------   -------   -------
          Total cost of sales...............................   3,275     5,740     6,058
                                                              ------   -------   -------
Gross margin................................................   4,487     8,051    11,563
Operating expenses:
  Selling, general and administrative.......................   3,594     5,457     8,175
  Research and development..................................     727       836     1,259
                                                              ------   -------   -------
Income from operations......................................     166     1,758     2,129
Interest income.............................................     110        86        49
Interest expense............................................      (3)     (280)     (954)
Other income (expense)......................................     181      (105)      (47)
                                                              ------   -------   -------
Income before income taxes..................................     454     1,459     1,177
Current provision for income taxes..........................       7        51       144
                                                              ------   -------   -------
          Net Income........................................  $  447   $ 1,408   $ 1,033
                                                              ======   =======   =======
Net income..................................................  $  447   $ 1,408   $ 1,033
Preferred stock dividends...................................      (5)       (3)       (3)
Change in redemption amount of put warrants.................      --       (35)   (1,266)
                                                              ------   -------   -------
Net income (loss) applicable to common stock................  $  442   $ 1,370   $  (236)
                                                              ======   =======   =======
Net income (loss) applicable to common stockholders per
  share.....................................................  $ 0.07   $  0.20   $ (0.04)
                                                              ======   =======   =======
Weighted average shares outstanding.........................   6,624     6,941     6,149
                                                              ======   =======   =======
Pro Forma Data (Note 1):
  Unaudited pro forma net income............................                     $ 1,033
                                                                                 =======
  Unaudited pro forma equivalent net income per share.......                     $  0.12
                                                                                 =======
  Weighted average equivalent shares outstanding............                       8,287
                                                                                 =======


   The accompanying notes are an integral part of these financial statements.

                            ENCORE ORTHOPEDICS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                             PREFERRED
                               STOCK         COMMON STOCK     ADDITIONAL           STOCKHOLDER                     TOTAL
                          ---------------   ---------------    PAID-IN     DEF.       NOTE       ACCUMULATED   STOCKHOLDERS'
                          SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     COMP.   RECEIVABLE      DEFICIT        EQUITY
                          ------   ------   ------   ------   ----------   -----   -----------   -----------   -------------
BALANCE AT DECEMBER 31,
  1993..................    504   $2,520    5,342    $  53      $4,558    $  --      $(1,060)      $(3,760)       $ 2,311
Issuance of common
  stock.................     --       --      221        2         515       --           --            --            517
Net income..............     --       --       --       --          --       --           --           447            447
                           ----   ------    -----    -----      ------    -----      -------       -------        -------
BALANCE AT DECEMBER 31,
  1994..................    504    2,520    5,563       55       5,073       --       (1,060)       (3,313)         3,275
Issuance of common
  stock.................     --       --      404        4         294       --           --            --            298
Collections on note
  receivable from
  stockholder...........     --       --       --       --          --       --          200            --            200
Redemption of preferred
  stock.................   (172)    (860)      --       --          --       --          860            --             --
Change in redemption
  amount of put
  warrants..............     --       --       --       --          --       --           --           (35)           (35)
Deferred compensation...     --       --       --       --          --      (41)          --            --            (41)
Amortization of deferred
  compensation..........     --       --       --       --          --       32           --            --             32
Other...................     --       --      (38)      --          33       --           --            --             33
Net income..............     --       --       --       --          --       --           --         1,408          1,408
                           ----   ------    -----    -----      ------    -----      -------       -------        -------
BALANCE AT DECEMBER 31,
  1995..................    332    1,660    5,929       59       5,400       (9)          --        (1,940)         5,170
Issuance of preferred
  stock.................    255    1,275       --       --          --       --           --            --          1,275
Issuance of common
  stock.................     --       --      316        3         409       --           --            --            412
Change in redemption
  amount of put
  warrants..............     --       --       --       --          --       --           --        (1,266)        (1,266)
Stock dividend of pooled
  company...............     --       --       89        1         442       --           --          (443)            --
Adjustment to conform
  year end of pooled
  company...............     --       --       --       --          --       --           --           (24)           (24)
Deferred compensation...     --       --       --       --         160     (160)          --            --             --
Amortization of deferred
  compensation..........     --       --       --       --          --       16           --            --             16
Other...................     --       --       --       --          --       --           --           (27)           (27)
Net income..............     --       --       --       --          --       --           --         1,033          1,033
                           ----   ------    -----    -----      ------    -----      -------       -------        -------
BALANCE AT DECEMBER 31,
  1996..................    587   $2,935    6,334    $  63      $6,411    $(153)     $    --       $(2,667)       $ 6,589
                           ====   ======    =====    =====      ======    =====      =======       =======        =======


   The accompanying notes are an integral part of these financial statements.

                            ENCORE ORTHOPEDICS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                             1994         1995         1996
                                                            -------      -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $   447      $ 1,408      $ 1,033
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization........................      436          562        1,091
     Gain on sale of property and equipment...............     (181)          --           --
     Amortization of debt discount........................       --           30          138
     Other................................................       --           24          (28)
  Changes in operating assets and liabilities:
     Increase (decrease) in accounts receivable...........   (1,805)         246       (2,051)
     Increase in inventories..............................   (1,146)      (2,560)      (4,187)
     Decrease (increase) in prepaid expenses and other
       assets.............................................       22         (324)        (629)
     Increase (decrease) in accounts payable and accrued
       expenses...........................................    1,751         (312)         287
                                                            -------      -------      -------
          Net cash used in operating activities...........     (476)        (926)      (4,346)
                                                            -------      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....................     (502)      (1,324)      (1,960)
  Proceeds from sale of property and equipment                  521           --           --
                                                            -------      -------      -------
          Net cash provided by (used in) investing
            activities....................................       19       (1,324)      (1,960)
                                                            -------      -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Collections on stockholder note receivable..............       --          200           --
  Proceeds from issuance of preferred stock...............       --           --        1,275
  Proceeds from issuance of common stock..................      517          298          412
  Payment on payable to a related party...................     (100)        (200)        (200)
  Proceeds from debt......................................       --        3,000        4,300
  Payments on debt........................................       --          (78)        (130)
  Payment of debt issuance costs..........................       --         (348)         (48)
  Net change in cash due to conforming fiscal year-end of
     pooled company.......................................       --           --          (31)
                                                            -------      -------      -------
          Net cash provided by financing activities.......      417        2,872        5,578
                                                            -------      -------      -------
  Net increase (decrease) in cash and cash equivalents....      (40)         622         (728)
  Cash and cash equivalents at beginning of year..........      618          578        1,200
                                                            -------      -------      -------
  Cash and cash equivalents at end of year................  $   578      $ 1,200      $   472
                                                            =======      =======      =======


   The accompanying notes are an integral part of these financial statements.

                            ENCORE ORTHOPEDICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS


     Encore Orthopedics, Inc. (the "Company"), a Texas corporation, designs, manufactures, markets and sells products for the orthopedic implant industry primarily in the United States, Europe and Asia.



     The Company's products are subject to regulation by the Food and Drug Administration ("FDA") with respect to their sale in the United States, and the Company must obtain FDA authorization to market each of its products before they can be sold in the United States. Additionally, the Company is subject to similar regulations in many of the international countries in which it sells products.



     As explained in Note 2, the Company has agreed to merge with Healthcare Acquisition, Inc., a wholly-owned subsidiary of Healthcare Acquisition Corp. ("HCAC"). The merger is contingent upon, among other matters, the approval of the shareholders of both companies.


BASIS OF PRESENTATION


     In May 1996, the Company acquired the net assets of Applied Osteo Systems, Inc. ("AOS") in exchange for 1,306,073 shares of the Company's common stock. This acquisition has been accounted for as a pooling of interests and, accordingly, the accompanying financial statements have been restated for all periods to include the accounts of AOS. See Note 2. AOS had previously reported on a February 28 fiscal year end. As such, its accounts for the years ended February 28, 1995 and February 29, 1996 have been combined with the accounts of the Company for the years ended December 31, 1994 and 1995, respectively. The duplication of the AOS results of operations for the two months ended February 29, 1996 has been reflected as an adjustment to the accumulated deficit. Sales and net income of AOS for this two-month period were approximately $256,000 and $24,000, respectively.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     Cash consists of deposits with financial institutions. The Company considers all highly liquid investments with original maturities of less than three months to be cash equivalents.

INVENTORIES


     Inventories are stated at the lower of cost or market, with cost being determined under the first in, first out method.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements and assets subject to capital lease are amortized using the straight-line method over the terms of the leases or lives of the assets, if shorter. Maintenance and repairs are expensed as incurred.

                            ENCORE ORTHOPEDICS, INC.

OTHER NONCURRENT ASSETS


     Other noncurrent assets consist primarily of the noncurrent portion of advanced commissions to sales representatives of $600,000 and the unamortized portion of deferred debt issuance costs of $354,000. The advanced commissions are offset against future sales commissions earned, and deferred debt issuance costs are being amortized over the period of the related debt. Amortization expense related to deferred debt issuance costs totaled $-- , $35,000 and $85,000 for the years ended December 31, 1994, 1995 and 1996, respectively.


COMMON STOCK PUT WARRANTS


     The common stock put warrants were issued in 1995 and 1996 and are further described in Notes 6 and 7. Changes in the estimate of the redemption amount from the date of issuance have been recognized on a prospective basis as a charge to the accumulated deficit.


REVENUE RECOGNITION

     The Company's products are sold through a network of sales representatives and distributors. Revenues from sales made by representatives, who are paid commissions upon the ultimate sale of the products, are recorded at the time the product is utilized in a surgical procedure. Revenues from sales to distributors are recorded when the product is shipped to the distributor. The distributors, who sell the products to other customers, take title to the products and have no right of return.

RESEARCH AND DEVELOPMENT


     Research and development expenses relate primarily to the technological development and enhancement of reconstructive and trauma devices. Research and development costs are charged to expense as incurred.


INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, the asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. See Note 9.

NET INCOME (LOSS) PER SHARE


     Net income (loss) per share is computed based on the weighted average number of outstanding common and common equivalent shares, which includes preferred stock, stock options and warrants, using the treasury stock method. Common equivalent shares are not included in the per share calculation where the effect of their inclusion would be anti-dilutive.


UNAUDITED PRO FORMA EQUIVALENT NET INCOME PER SHARE


     Unaudited pro forma equivalent net income per share has been presented to give effect to the proposed merger with a subsidiary of HCAC, as discussed in
Note 2. Unaudited pro forma equivalent net income per share is based on (1) net income (loss) applicable to common stockholders adjusted by adding back cumulative dividends on preferred stock (the preferred stock will be exchanged for HCAC common stock) and the change in the redemption amount of the common stock put warrants (since the redemption feature of the common stock put warrants will terminate in connection with the merger transaction), and (2) weighted average common shares outstanding adjusted by the minimum exchange ratio for the exchange of HCAC common stock issued for the outstanding shares of preferred and common stock of the Company. Pro forma weighted average equivalent shares outstanding includes dilutive stock options and warrants, using the treasury stock method, adjusted by the conversion ratio discussed above.

                            ENCORE ORTHOPEDICS, INC.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, trade accounts receivable and payable, long-term debt and the common stock put warrants approximate fair values.

RECENT PRONOUNCEMENT


     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 introduces a fair-value based method of accounting for stock-based compensation. It encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on their estimated fair market value on the date of grant. The Company has opted to continue to apply the existing accounting rules contained in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees". As such, SFAS No. 123 did not have any effect on the Company's financial position or results of operations.



2.  ACQUISITIONS



HCAC MERGER



     In November 1996, the Company and a wholly-owned subsidiary of HCAC, a publicly traded, specified purpose acquisition company ("SPAC(R)"), executed a definitive agreement and plan of merger. The merger is contingent upon, among other matters, the approval of the shareholders of both the Company and HCAC at meetings which are currently anticipated to be held in March 1997. HCAC has no operations and reported a net loss of $39,000 for the period from inception (March 21, 1995) to December 31, 1995 and net income of $108,000 for the year ended December 31, 1996. At December 31, 1996, HCAC's financial position consisted of approximately $8.9 million in cash (approximately $1.7 million of which is subject to redemption by certain of its shareholders should they not vote in favor of the merger) and $301,000 in liabilities. The merger, if completed, will be effected by HCAC issuing HCAC common shares and warrants with an exercise price of $7.00 ("HCAC $7.00 warrants") for each common and preferred share of the Company in accordance with the exchange ratio set forth in the agreement and plan of merger.



     In addition, outstanding options and warrants to purchase common stock of the Company will be exchanged for options and warrants to purchase HCAC common shares and HCAC $7.00 warrants based on the exchange ratio discussed above.



     These exchange ratios are based on assumptions set forth in the Joint Proxy Statement/Prospectus being filed as part of the transaction.



     For financial reporting and accounting purposes, the merger will be accounted for as a recapitalization of the Company, with the issuance of shares by the Company for the net assets of HCAC, consisting primarily of cash. Since HCAC is a SPAC(R) with no business operations other than the search for a suitable target business, its assets will be recorded in the balance sheet of the combined company at book value.



     If completed, the merger may result in limitations on the ultimate use of the Company's net operating loss carryforwards, and the put feature associated with the warrants of the Company will terminate.



AOS ACQUISITION



     As described in Note 1, the Company acquired the net assets of AOS in May 1996 in exchange for 1,306,073 shares of the Company's common stock. AOS designed, marketed and sold trauma-related orthopedic products in the United States, Europe and Asia. The acquisition has been accounted for as a pooling of interests and, accordingly, the accompanying financial statements have been restated for all periods

                            ENCORE ORTHOPEDICS, INC.

to include the accounts of AOS. Sales and net income of the separate companies for the periods preceding the acquisition were as follows (in thousands):



                                                             ENCORE     AOS      TOTAL
                                                             -------   ------   -------
Year ended December 31, 1994
  Sales....................................................  $ 6,240   $1,522   $ 7,762
  Net income...............................................      381       66       447
Year ended December 31, 1995
  Sales....................................................   12,024    1,767    13,791
  Net income...............................................    1,196      212     1,408


3.  INVENTORIES

     Inventories consists of the following (in thousands):


                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Components and raw materials................................  $1,138    $1,563
Work in process.............................................     565       985
Finished goods..............................................   4,022     7,364
                                                              ------    ------
                                                              $5,725    $9,912
                                                              ======    ======


4.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):


                                                                DECEMBER 31,
                                                              -----------------
                                                               1995      1996
                                                              -------   -------
Equipment...................................................  $ 2,345   $ 3,081
Furniture and fixtures......................................      757       772
Leasehold improvements......................................      212       341
Surgical instrumentation devices............................    1,402     2,835
                                                              -------   -------
                                                                4,716     7,029
Less -- accumulated depreciation and amortization...........   (2,197)   (3,098)
                                                              -------   -------
                                                              $ 2,519   $ 3,931
                                                              =======   =======



     Depreciation and amortization expense relating to property and equipment for the years ended December 31, 1994, 1995 and 1996, was $432,000, $527,000 and
$990,000 respectively.

                            ENCORE ORTHOPEDICS, INC.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consists of the following (in thousands):


                                                               DECEMBER 31,
                                                              ---------------
                                                               1995     1996
                                                              ------   ------
Accounts payable............................................  $1,571   $1,139
Accrued wages and related expenses..........................     227      310
Accrued commissions.........................................     280      465
Accrued royalties...........................................     108      212
Accrued taxes...............................................     133      334
Other accrued liabilities...................................       6      152
                                                              ------   ------
                                                              $2,325   $2,612
                                                              ======   ======


6.  LONG-TERM DEBT AND LEASES

LONG-TERM DEBT

     Long-term debt (including capital lease obligations and a payable to a related party) consists of the following (in thousands):


                                                                DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Note payable to a corporation; interest at 13.5% per annum,
  payable monthly; secured by all assets of the Company,
  subordinated to accounts receivable, inventory and
  surgical instrumentation; principal due in July 2000......  $3,000    $3,000
Note payable to a corporation; interest at 13% per annum,
  payable monthly; secured by all assets of the Company,
  subordinated to accounts receivable, inventory and
  surgical instrumentation; principal due in February
  2001......................................................      --     2,000
Less -- unamortized discount on the above notes.............    (349)     (653)
                                                              ------    ------
                                                               2,651     4,347
$5,000,000 revolving line of credit from a financial
  institution; interest at institution's base rate, plus 1%
  (9.25% at December 31, 1996), payable monthly; secured by
  all accounts receivable, inventory and surgical
  instrumentation; commitment fee of 0.25% of unused
  balance, payable quarterly; due July 1997; available
  borrowings at December 31, 1996 of $3,876,000, calculated
  as a percentage of eligible receivables and inventories,
  less a related letter of credit of $240,000...............      --     2,300
Non-interest bearing, unsecured payable to a related party,
  principal payable through March 1999 or due in full upon
  the closing of an initial public offering of the Company's common stock or certain other corporate transactions (see
  Note 10)..................................................   1,600     1,400
Capital lease obligations, secured by related equipment.....     521       730
                                                              ------    ------
                                                               4,772     8,777
Less -- current portion.....................................     293     2,764
                                                              ------    ------
                                                              $4,479    $6,013
                                                              ======    ======



     The debt agreements related to the notes payable to a corporation and the revolving line of credit contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or

                            ENCORE ORTHOPEDICS, INC.

covenant could affect the ability to borrow under the agreements and, if not waived or corrected, could accelerate the maturity of any borrowings outstanding under the applicable agreement.



     In connection with negotiating the notes payable to a corporation, the Company issued warrants in 1995 and 1996 to purchase 291,550 and 174,905 shares of the Company's common stock, respectively, at an exercise price of $0.01 per share. Both warrants were immediately exercisable and expire five years from the date of issuance (see Note 7). The Company valued these warrants at $379,000 and $332,000, respectively, and such amounts have been reflected as a discount to the related debt.



     The discount is being amortized using the effective interest method over the term of the related debt. The Company recorded $30,000 and $138,000 related to the amortization of the discount during the years ended December 31, 1995 and 1996, with such amounts reflected in the accompanying financial statements as interest expense.



     At December 31, 1996, the aggregate amount of annual principal maturities of long-term debt (excluding capital lease obligations) is as follows (in thousands):



  YEAR ENDING
  DECEMBER 31,
  ------------
     1997....................................................................  $2,600
     1998....................................................................     300
     1999....................................................................     800
     2000....................................................................   3,000
     2001....................................................................   2,000
                                                                               ------
                                                                               $8,700
                                                                               ======



     Interest paid totaled $3,000, $220,000 and $816,000 during the years ended December 31, 1994, 1995 and 1996, respectively.



LEASES



     The Company leases building space, manufacturing facilities and equipment under noncancelable lease agreements which expire at various dates. At December 31, 1996, future minimum lease payments are as follows (in thousands):



                                                              CAPITAL    OPERATING
                  YEAR ENDING DECEMBER 31,                    LEASES      LEASES
                  ------------------------                    -------    ---------
          1997..............................................   $ 241      $  499
          1998..............................................     241         502
          1999..............................................     241         502
          2000..............................................     171         502
          2001..............................................      23         502
                                                               -----      ------
Total minimum lease payments................................     917      $2,507
                                                                          ======
Less -- amounts representing interest.......................    (187)
                                                               -----
Net minimum lease payments..................................     730
Less -- current portion of obligations under capital
  leases....................................................     164
                                                               -----
                                                               $ 566
                                                               =====



     Rental expense under operating leases totaled $157,000, $196,000 and $259,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

                            ENCORE ORTHOPEDICS, INC.

     Leased equipment under capital leases, included in property and equipment in the accompanying financial statements, is as follows (in thousands):


                                                              DECEMBER 31,
                                                              -------------
                                                              1995    1996
                                                              ----    -----
Equipment...................................................  $600    $ 952
Less -- accumulated amortization............................   (86)    (168)
                                                              ----    -----
                                                              $514    $ 784
                                                              ====    =====


7.  CAPITAL STOCK

PREFERRED STOCK

     Preferred stock may be issued at the discretion of the Board of Directors (the "Board") of the Company with such designation, rights and preferences as the Board may determine from time to time. The preferred stock may have dividend, liquidation, conversion, voting or other rights which may be more expansive than the rights of the holders of the common stock. The Company has 5,000,000 shares of authorized preferred stock. During December 1992, the Board created a series of preferred stock, designated as Series A Preferred Stock, consisting of 1,000,000 authorized shares with a par value of $1.00 per share.


     During 1995, the Company redeemed 172,000 of these shares and credited the unpaid amount of the related note for such redemption.


     The holders of Series A Preferred Stock are entitled to receive dividends at the rate of $0.01 per share per annum. The first dividend payment of $0.01 per share accumulated in arrears on March 31, 1994 and the Company will continue to accumulate a dividend annually in arrears on March 31 of each year. Dividends on outstanding Series A Preferred Stock will be paid or declared and set apart for payment before any dividends on outstanding common stock.

     Upon liquidation or dissolution of the Company, the holders of Series A Preferred Stock will be entitled to convert their shares into common stock or to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock, an amount equal to the number of shares of Series A Preferred Stock owned by such holder multiplied by the liquidation value per share. The liquidation value per share of Series A Preferred Stock is equal to $5.00, plus any accrued but unpaid dividends.

     Holders of Series A Preferred Stock have the option to convert the Series A Preferred Stock held into shares of common stock at any time. Each share of Series A Preferred Stock is currently convertible into one share of common stock.


     Pursuant to an effective registration statement under the Securities Act of 1933, as amended, whereby the Company's proceeds equal or exceed $10,000,000, each outstanding share of Series A Preferred Stock will automatically convert into common stock based on the conversion rate in effect on that date.


COMMON STOCK


     In connection with the sale of certain common stock in 1993, the Company agreed to adjust the price per share paid for such stock to an amount equal to the price at which the Company sold common stock during 1994 and 1995 if such price was less than the per share amount paid. During 1995, the Company issued 102,857 shares of common stock in connection with this agreement.


STOCK OPTION PLANS


     The Company has three stock option plans, which are described below. The Company applies APB No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been

                            ENCORE ORTHOPEDICS, INC.

recognized for grants under the stock option plans, except for grants made to individuals other than employees (as defined in APB No. 25) for services provided by the Company. The Company has recorded $201,000 in deferred compensation for the fair value of grants made to individuals other than employees and is amortizing such amount to income over the vesting period for the options. Had compensation cost for all stock option grants been determined based on their fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:



                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1995        1996
                                                              ------      ------
Net income
  As reported...............................................  $1,408      $1,033
  Pro forma.................................................   1,186         647
Net income (loss) applicable to common stock
  As reported...............................................   1,370        (236)
  Pro forma.................................................   1,148        (622)
Net income (loss) applicable to common stock per share
  As reported...............................................    0.22       (0.04)
  Pro forma.................................................    0.19       (0.12)



     The 1992 Stock Option Plan provides for the grant of both incentive and non-qualified stock options to directors, employees and certain other persons affiliated with the Company. The 1993 Distributor Stock Option Plan provides for the grant of stock options to those who are sales representatives and distributors of the Company's products, and the 1993 Surgeon Advisory Panel Stock Option Plan provides for the grant of stock options to those who are serving as members of the Company's surgeon advisory panel. The stock options granted under each of these plans are granted at or in excess of fair market value on the date of grant, vest ratably over a four-year period, unless determined otherwise by the Board, and generally expire no more than 10 years from the date of grant. At December 31, 1996, the Company had reserved 4,000,000 shares of common stock for the plans.



     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995 and 1996:



                                                               1995         1996
                                                              -------      -------
Employee options --
  Dividend yield............................................   -- %         -- %
  Expected volatility.......................................   -- %         30.0%
  Risk-free interest rate...................................   5.39%        6.01%
  Expected life.............................................  4 years      3 years
Other than employee options --
  Dividend yield............................................   -- %         -- %
  Expected volatility.......................................   -- %         30.0%
  Risk-free interest rate...................................   5.51%        6.01%
  Expected life.............................................  5 years      4 years

                            ENCORE ORTHOPEDICS, INC.

     A summary of the status of the Company's stock option plans is presented below:



                                                              DECEMBER 31,
                                          1994                    1995                    1996
                                  ---------------------   ---------------------   ---------------------
                                              WEIGHTED-               WEIGHTED-               WEIGHTED-
                                               AVERAGE                 AVERAGE                 AVERAGE
                                              EXERCISE                EXERCISE                EXERCISE
                                   SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                  ---------   ---------   ---------   ---------   ---------   ---------
EMPLOYEE OPTIONS
  Outstanding, beginning of
    year........................    905,000     $0.50     1,264,500     $0.89     2,443,595     $1.08
  Granted --
    At market...................     18,000      0.50     1,253,513      1.40       527,187      1.84
    Above market................    352,000      2.00       304,935      1.51       188,846      2.74
  Exercised.....................         --        --          (500)     0.50      (208,684)     1.37
  Canceled......................    (10,500)     0.50      (378,853)     1.89       (93,867)     1.55
                                  ---------               ---------               ---------
  Outstanding, end of year......  1,264,500      0.89     2,443,595      1.08     2,857,077      1.30
                                  =========               =========               =========
  Options exercisable at year
    end.........................    440,000      0.50     1,577,345      1.05     2,357,827      1.24
  Weighted-average fair value of
    options granted during the
    year --
    At market...................                                        $0.27                   $0.52
    Above market................                                         0.18                    0.38
OTHER THAN EMPLOYEE OPTIONS
  Outstanding, beginning of
    year........................     60,000     $1.00       180,000     $1.67       606,584     $1.95
  Granted --
    At market...................         --        --       198,250      1.40            --        --
    Above market................    120,000      2.00       245,834      2.56       428,500      4.10
  Exercised.....................         --        --            --        --       (85,000)     1.56
  Canceled......................         --        --       (17,500)     1.40      (125,084)     2.76
                                  ---------               ---------               ---------
  Outstanding, end of year......    180,000      1.67       606,584      1.95       825,000      2.98
                                  =========               =========               =========
  Options exercisable at year
    end.........................     15,000      1.00       345,750      1.52       314,750      1.65
  Weighted-average fair value of
    options granted during the
    year --
    At market...................                                        $0.33                   $  --
    Above market................                                         0.08                    0.37



     The following table summarizes information about stock options outstanding at December 31, 1996:



                                            OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                    -----------------------------------   ---------------------
                                                 WEIGHTED-
                                                  AVERAGE
                                                 REMAINING    WEIGHTED-               WEIGHTED-
             RANGE OF                           CONTRACTUAL    AVERAGE                 AVERAGE
         EXERCISE PRICES             NUMBER        LIFE         PRICE      NUMBER       PRICE
----------------------------------  ---------   -----------   ---------   ---------   ---------
                                                  (YEARS)
$0.50 to $1.90....................  2,940,231      5.99         $1.20     2,431,981     $1.17
$2.09 to $2.50....................    421,846      6.37          2.45       233,096      2.42
$5.00.............................    320,000      7.55          5.00         7,500      5.00
                                    ---------                             ---------
                                    3,682,077                             2,672,577
                                    =========                             =========

                            ENCORE ORTHOPEDICS, INC.

COMMON STOCK PUT WARRANTS



     The Company issued a warrant to purchase 291,550 shares of common stock in connection with obtaining long-term financing. The warrant has an exercise price of $0.01 per share and is currently exercisable in whole or in part through July 2000. The warrant agreement has a provision whereby the warrant can be put to the Company for cash for a period of 30 days prior to its expiration. The amount that would be paid by the Company would be based on the per share fair market value of the common stock at the date the warrant was put to the Company. The warrant agreement also contains provisions whereby the number of shares issuable upon exercise of the warrant are increased if the related debt remains outstanding on July 31, 1997, 1998 or 1999, or if the Company increases the number of shares issuable under its stock option plans, with the maximum number being 443,471 shares. The Company has reserved 443,471 shares of common stock in connection with this warrant. During 1996, the Company increased the number of shares issuable under its stock option plans and, as such, the number of shares exercisable under the warrant was increased by 57,639 shares to 349,189 shares. Also during 1996, the Company issued a warrant to purchase 174,905 shares of common stock in connection with obtaining additional long-term financing. The warrant has an exercise price of $0.01 per share and is currently exercisable in whole or in part through February 2001. The warrant agreement also provides for additional shares to be issuable upon exercise of the warrant if the related debt remains outstanding on certain dates and if the Company increases the number of shares issuable under its stock option plans, and it includes a put feature consistent with that discussed above. The Company has reserved 490,617 shares of its common stock in connection with this warrant.



     During 1995, the Company issued a warrant to a corporation to purchase 58,310 shares of common stock for professional services rendered in connection with obtaining long-term financing. The Company valued this warrant at approximately $76,000 and has reflected this as a deferred debt issuance cost within other noncurrent assets. The warrant has an exercise price of $0.01 per share and is currently exercisable in whole or in part through August 2000. The warrant agreement has a put feature consistent with that discussed above, and the Company has reserved 58,310 shares of common stock in connection with this warrant. During 1996, the Company issued a warrant to purchase 52,125 shares of common stock to the same corporation for consulting services to be rendered over a 12-month period. The warrant value of approximately $99,000 is being amortized ratably over the consulting period. The warrant has an exercise price of $0.01 per share and is currently exercisable in whole or in part through February 2001. The warrant agreement also includes a put feature consistent with that discussed above, and the Company has reserved 52,125 shares of its common stock in connection with this warrant.



     Changes in the estimate of the redemption amount of the common stock put warrants are based on independent professional appraisals and estimates made by management. The following illustrates the change in the estimated redemption amount through December 31, 1996 (in thousands):



Balance at December 31, 1994................................  $   --
  Issuance of warrants......................................     455
  Change during 1995........................................      35
                                                              ------
Balance at December 31, 1995................................     490
  Issuance of warrants......................................     541
  Change during 1996........................................   1,266
                                                              ------
Balance at December 31, 1996................................  $2,297
                                                              ======

                            ENCORE ORTHOPEDICS, INC.

8.  INTERNATIONAL SALES AND SIGNIFICANT CUSTOMERS


     During the years ended December 31, 1994, 1995 and 1996, the Company's international sales were primarily to three foreign distributors, two of which individually account for more than 10% of total Company sales during such periods. Following are the Company's international sales by geographic area (in thousands) and the percentage of total Company sales generated by two of the distributors:



                                                                 FOR THE YEAR ENDED
                                                                    DECEMBER 31,
                                                              ------------------------
                                                               1994     1995     1996
                                                              ------   ------   ------
Europe......................................................  $3,574   $6,635   $7,635
Asia........................................................     688    1,338    1,075
                                                              ------   ------   ------
                                                              $4,262   $7,973   $8,710
                                                              ======   ======   ======
Customer A..................................................      28%      33%      29%
Customer B..................................................      18       15       14



     Accounts receivable of approximately $2,309,000 from Customers A and B represented 52% of the Company's accounts receivable at December 31, 1996.


9.  INCOME TAXES


     The difference in income taxes provided and the amounts determined by applying the federal statutory tax rate to income before income taxes result from the following (in thousands):



                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                              1994    1995     1996
                                                              ----    -----    -----
Tax (benefit) at statutory rate.............................  $154    $ 496    $ 400
Add (deduct) the effect of --...............................
  FSC benefit...............................................    --       --      (37)
  State income taxes........................................    --       11        8
  Change in valuation allowance.............................    19     (107)    (127)
  Nondeductible expenses and other, net.....................   (72)      11       12
  Utilization of net operating loss carryforwards...........   (94)    (390)    (115)
  Alternative minimum taxes.................................    --       30        3
                                                              ----    -----    -----
                                                              $  7    $  51    $ 144
                                                              ====    =====    =====

                            ENCORE ORTHOPEDICS, INC.

     The components of deferred income tax assets and liabilities are as follows (in thousands):


                                                               DECEMBER 31,
                                                              --------------
                                                              1995     1996
                                                              -----    -----
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 186    $  71
  Purchased technology......................................    178       35
  Research and development credit carryforwards.............    142      161
  Minimum tax credit carryforward...........................     38       43
  Inventory and other reserves..............................    262      291
  Other.....................................................     67      100
                                                              -----    -----
          Deferred tax assets...............................    873      701
Deferred tax liability:
  Depreciation..............................................    (96)    (164)
                                                              -----    -----
          Net deferred tax asset............................    777      537
          Valuation allowance...............................   (777)    (537)
                                                              -----    -----
                                                              $  --    $  --
                                                              =====    =====



     The Company's net operating loss and research and development credit carryforwards of approximately $208,000 and $161,000 expire by 2006 and 2005, respectively. In 1996, upon the acquisition of AOS, the Company experienced substantial changes in ownership as defined by the Internal Revenue Code. These changes result in annual limitations on the amount of net operating loss carryforward generated by AOS prior to the acquisition which can be utilized to offset future taxable income. The portion of the carryforward available for utilization in 1997 is $131,000. The remainder will become available in 1998. Additional limitations may be placed on the utilization of carryforwards if further substantial changes in the Company's ownership occur.



     Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax asset. Accordingly, no deferred taxes have been provided for the years ended December 31, 1994, 1995 and 1996.



     Taxes paid totaled $ -- , $20,000 and $165,999 for the year ended December 31, 1994, 1995 and 1996.


10.  RELATED PARTY TRANSACTIONS

     Certain of the Company's international sales are made to two distributors which are owned in part by an individual and two companies controlled by the same individual who have an aggregate ownership interest in the Company of approximately 10%. In addition, this individual had been a member of the Board of the Company. Sales and cost of sales to these related distributors are separately reflected in the accompanying financial statements.


     Effective April 1, 1992, a stockholder of the Company sold certain intellectual property, including trade secrets, manufacturing processes, instrumentation, technical knowledge and patent rights for a knee device to the Company for $2,000,000. The Company contracted to pay annually the greater of an amount equal to 1.08% of the total gross sales related to sales of any knee systems incorporating material elements of this knee device (not to exceed $2,000,000) or certain fixed payments (without interest) through March 31, 1999. The Company recorded the related asset at the stockholder's basis ($ -- ) and reflected $2,000,000 in long-term debt. The excess of consideration paid over the stockholder's basis was charged to stockholders' equity. See Note 6.

                            ENCORE ORTHOPEDICS, INC.

     Prior to December 31, 1993, the Company had certain amounts which were receivable from two stockholders totaling $118,000. The stockholders provided consulting services to the Company during 1994 in full satisfaction of the receivable. The receivable was amortized over 12 months in 1994.


     Additionally, the Company rents manufacturing facilities from certain of its stockholders. The lease commenced on April 1, 1992 and will expire on March 31, 1997. Rental expense is $8,600 per month for the facilities. See Note 6.


11.  COMMITMENTS AND CONTINGENCIES



     As of December 31, 1996, the Company had entered into purchase commitments for inventory, capital acquisitions and other services totalling $1,120,000 in the ordinary course of business.



     The Company is, from time to time, subject to claims and suits for damages arising in the normal course of business. The Company maintains insurance which management believes would cover substantially most claims.



12.  EMPLOYEE BENEFIT PLAN



     The Company has a qualified defined contribution plan which allows for voluntary pre-tax contributions by the employees. The Company pays all general and administrative expenses of the plan and may make contributions to the plan. During 1995 and 1996, the Company made matching contributions of $48,000 and $158,000 to the plan based on 50% and 100%, respectively, of the first 6% of employee contributions. The Company's matching contribution in 1995 was made by the issuance of 34,442 shares of the Company's common stock. No contributions were made prior to 1995.

                                                                      APPENDIX E

                         TEXAS BUSINESS CORPORATION ACT
                         DISSENTERS' RIGHTS PROVISIONS

ARTICLE 5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following actions:

          (1) Any plan of merger or consolidation to which the corporation is a party;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act.

ARTICLE 5.12  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. In case any shareholder of any domestic corporation lawfully elects to exercise his right to dissent from any of the corporate actions referred to in the last preceding Article hereof, the following procedure shall be followed:

          (1) Such shareholder shall file with the corporation, prior to the taking of the vote of shareholders on the proposed corporate action, a written objection to such proposed corporate action, setting out that his right to dissent will be exercised if such action is effective and giving his address, to which notice thereof shall be delivered or mailed in such event. If such corporate action be effected and such shareholder shall not have voted in favor thereof, the corporation shall, within ten (10) days after such corporate action is effected deliver or mail to such shareholder written notice thereof, and such shareholder may, within ten days (10) from the delivery or mailing of such notice, make written demand on the existing, surviving, or new corporation, as the case may be, domestic or foreign, for payment of the fair value of his shares. The fair value of such shares shall be the value thereof as of the day before the vote was taken authorizing such corporate action, excluding any appreciation or depreciation in anticipation of such proposed act. Such demand shall state the number and class of the shares owned by the dissenting shareholder and the fair value of such shares as estimated by him. Any shareholder failing to make demand within the ten (10) day period shall be bound by such corporate action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation, as the case may be, of a demand for payment of the fair value of his shares made by such dissenting shareholder in accordance with Subsection (1) hereof, such corporation shall deliver or mail to such dissenting shareholder a written notice which shall either set out that the corporation accepts the amount claimed in such demand and agrees to pay such amount within ninety (90) days after the date on which such corporate action was effected, upon the surrender of the share certificates duly endorsed, or shall contain an estimate by the corporation of the fair value of such shares, together with an offer to pay the amount of such estimate within ninety (90) days after he date on which such corporate action was effected, upon receipt of notice within sixty (60) days after such date from such shareholder that he agrees to accept such amount upon the surrender of the share certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which such corporate action was effected the value of such shares is agreed upon between the dissenting shareholder and the existing, surviving, or new corporation, as the case may be, payment therefor shall be made within ninety (90) days after the date on which such corporate action was effected, upon surrender of his certificate or certificates representing such shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     B. If, within such period of sixty (60) days after the date on which such corporate action was effected, the shareholder and the existing, surviving, or new corporation, as the case may be, do not so agree, then the dissenting shareholder or the corporation may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the corporation is located, asking for a finding and determination of the fair value of such shares. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the corporation, which shall, within ten
(10) days after such service, file in the office of the clerk of the court in which such petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such a duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered mail to the corporation and to the shareholders shown upon such list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation shall thereafter be bound by the final judgment of the court.

     C. After the hearing of such petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine such value. Such appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment therefor and shall file their report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment therefor and shall direct the payment of such value by the existing, surviving, or new corporation, together with interest thereon, to the date of such judgment, to the shareholders entitled thereto. The judgment shall be payable only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation, as the case may be, of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in such shares, or in the corporation. The court shall allow the appraisers a reasonable fee as court costs and all court costs shall be allotted between the parties in such manner as the court shall determine to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation, as the case may be, pursuant to the payment of the agreed value thereof or to payment of the judgment entered therefor, as in this Article provided, may be held and disposed of by such corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to such shareholder with respect to such corporate action; and if the existing, surviving, or new corporation, as the case may be, complies with the requirements of this Article, any such shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to such shareholder with respect to such corporate action.

ARTICLE 5.13  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with Article 5.12 shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of said Article 5.12 and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Within twenty (20) days after demanding payment for his shares in accordance with Article 5.12, each shareholder so demanding payment shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure so to do shall, at the option of the corporation, terminate his rights under Article 5.12 unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with Article 5.12 may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinabove provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12, or if after the hearing of a petition filed pursuant to Article 5.12, the court shall determine that such shareholder is not entitled to the relief provided by Article 5.12, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of, and advancement of expenses to, directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations, as set forth below. Such indemnification and advancement of expenses may be continued even if a person ceases to serve as a director, officer, employee or agent of the corporation and may inure to such person's heirs, executors or administrators.

     Section 145(a) empowers a corporation to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of a corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or any other enterprise if he is or was serving such enterprise at the request of the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of a suit, action or other proceeding, or the entry of a plea of nolo contendere, or its equivalent, does not of itself create a presumption, under Section 145, that the person to be indemnified did not act in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or in the case of a criminal action, that he had reasonable cause to believe his conduct was unlawful.

     Under Section 145(b), the indemnification a corporation may offer is extended to include indemnification for expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of an action by or in the right of a corporation, to procure a judgment in its favor, as long as the director, officer, employee or agent to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that such indemnification may not be extended to cover any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery, or such other court in which the action, suit or proceeding was brought, shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. In addition,
Section 145(c) provides for mandatory indemnification by a corporation, including indemnification for expenses (including attorneys' fees) actually and reasonably incurred by a director, officer, employee or agent of the corporation, in the event that such person is successful on the merits or in defense of any covered action, or in defense of any claim, issue or matter therein.

     A corporation may indemnify a director, officer, employee or agent only as authorized in the specific instance and only upon a determination that indemnification is proper, given the facts and circumstances, because that person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Section 145(d) states that such a determination may be made by a majority vote of the directors who are not parties to such action, suit or proceeding, even though the directors able to vote do not constitute a quorum, or in the absence of any directors able to vote or at the direction of such directors, by independent legal counsel in a written opinion, or by the stockholders of the corporation.

     Pursuant to Section 145(e), a corporation may indemnify an officer or director defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if it receives from such person or from another on behalf of such person, an undertaking to repay any amount paid in advance if that person is ultimately determined not to be entitled to indemnification. Expenses incurred by other employees and agents may be so paid upon terms and conditions deemed appropriate by the board of directors of a corporation. Pursuant to Section 145(k), the Delaware Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Under Section 145(f), the indemnification and advancement of expenses provided for by statute is not to be deemed exclusive of the other rights persons seeking indemnification or advancement of expenses may have under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in an official capacity and as to actions taken in another capacity while holding such office.

     Section 145(g) grants a corporation power to purchase and maintain an insurance policy insuring any person who is or was a director, officer, employee or agent of the corporation or who is or was serving in such capacity for another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, which policy may insure any liability asserted against the insured in any such capacity, or arising out of his status, regardless of whether the corporation would otherwise have the power under Delaware law to indemnify him against such liability.

     Section 145(h) states that the power to indemnify granted to any "corporation" extends to any constituent corporation absorbed in a consolidation or merger which, had its separate existence continued, would have been authorized to extend indemnification to its officers, directors, agents and employees. Pursuant to Section 145(i), employee benefit plans are covered as "other enterprises" and service at the request of the corporation includes service, as a director, officer, employee or agent of the corporation, which imposes duties on or involves services supplied by, such person with respect to an employee benefit plan, its beneficiaries or participants.

     The Delaware Court of Chancery is vested with exclusive jurisdiction to hear and determine actions for indemnification or advancement of expenses brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLES OF INCORPORATION AND BYLAWS

     The Registrant's Certificate of Incorporation provides, in Article Eighth, for indemnification to the fullest extent permitted by Delaware law, specifically providing for the advancement of expenses in accordance with
Section 145(e). Moreover, Registrant's Certificate of Incorporation provides that a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for any breach of that director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, violations of
Section 174 of the Delaware General Corporation Law, which regulates directors' liability for unlawful payments of dividends and unlawful stock purchases and redemptions, and liability for any actions from which the director derived an improper personal benefit.

     The Bylaws of Registrant, as currently in effect, set forth the provisions of Section 145 and, thus, also provide for indemnification to the full extent of Delaware law.


INSURANCE POLICY


     The Registrant currently maintains an insurance policy providing reimbursement of indemnification payments to officers and directors of the Registrant and reimbursement of certain liabilities incurred by directors and officers of the Registrant in their capacities as such, to the extent that they are not indemnified by the Registrant.

ITEM 21.  EXHIBITS

(a)  Exhibits


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
    2     --   Agreement and Plan of Merger dated as of November 12, 1996, by and among Healthcare Acquisition Corp. ("HCAC"),
               Healthcare Acquisition, Inc. and Encore Orthopedics, Inc.,
               as amended by an Amendment dated February 14, 1997 (included as Appendix A to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement and incorporated
               herein by reference).
    3.1   --   Certificate of Incorporation of Healthcare Acquisition
               Corp.(1)
    3.2   --   Form of Amendment to the Certificate of Incorporation of
               HCAC (included as Appendix C to the Joint Proxy
               Statement/Prospectus that is a part of this Registration
               Statement and incorporated herein by reference).
    3.3   --   Bylaws of HCAC.(1)
    4.1   --   Form of HCAC Common Stock Certificate.(2)
    4.2   --   Form of Certificate for HCAC $5.00 Warrant.(2)
    4.3   --   Form of Unit Purchase Option granted to GKN Securities Corp.
               and Gaines, Berland Inc.(2)
    4.4   --   Warrant Agreement between Continental Stock Transfer and
               Trust Company and HCAC with respect to the HCAC $5.00
               Warrants.(1)
    4.5   --   Form of HCAC $7.00 Warrant (included as Exhibit E to the
               Agreement and Plan of Merger, filed as Appendix A to the
               Joint Proxy Statement/Prospectus that is a part of this
               Registration Statement and incorporated herein by
               reference).
    4.6   --   Form of Warrant Agreement, by and between Encore Medical
               Corporation and Continental Stock Transfer and Trust Company
               with respect to the HCAC $7.00 Warrants.*
    5     --   Opinion of Ruden, McClosky, Smith, Schuster & Russell, P.A.
               regarding legality of securities being registered.*
    8     --   Opinion of Sutherland, Asbill & Brennan, L.L.P. regarding
               tax consequences of the Merger.*
   10.1   --   Investment Management Trust Agreement between IBJ Schroder
               Bank & Trust Company and HCAC.(1)
   10.2   --   Stock Escrow Agreement between Continental Stock Transfer
               and Trust Company and HCAC.(1)
   10.3   --   Letter Agreement between GKN Securities Corp. and each of
               the initial stockholders of HCAC.(1)
   10.4   --   Engagement Letter dated December 2, 1996, between Rodman &
               Renshaw, Inc. ("Rodman & Renshaw") and HCAC.*
   10.5   --   Encore Medical Corporation 1996 Incentive Stock Plan
               (included as Appendix D to the Joint Proxy
               Statement/Prospectus that is a part of this Registration
               Statement and incorporated herein by reference).
   11.1   --   Statement Regarding the Computation of Net Income (Loss) Per
               Share regarding Encore Orthopedics, Inc.*
   23.1   --   Consent of Ruden, McClosky, Smith, Schuster & Russell, P.A.
               is contained in its legal opinion filed as Exhibit 5.
   23.2   --   Consent of Sutherland, Asbill & Brennan, L.L.P. is contained in its legal opinion filed as Exhibit 8.
   23.3   --   Consent of Richard A. Eisner & Company, L.L.P. regarding
               HCAC.*
   23.4   --   Consent of Price Waterhouse LLP regarding Encore.*
   23.5   --   Consent of Rodman & Renshaw is contained in its opinion
               (included as Appendix B to the Joint Proxy
               Statement/Prospectus that is a part of this Registration
               Statement and incorporated herein by reference).

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
   24     --   Power of Attorney is included in Part II of this
               Registration Statement.
   99.1   --   Form of Proxy to be used by HCAC.*
   99.2   --   Form of Proxy to be used by Encore.*


---------------


  * Filed with this Registration Statement.


(1) Filed as an exhibit to Amendment No. 1 to HCAC's Registration Statement on Form S-1 (33-92854) filed with the SEC on July 14, 1995.
(2) Filed as an exhibit to Amendment No. 2 to HCAC's Registration Statement on Form S-1 (33-92854) filed with the SEC on February 20, 1996.


     (b)  Financial Statement Schedule



        Schedule II -- Valuation and Qualifying Accounts of Encore for
     the years ended December 31, 1994, 1995 and 1996...............S-1



     (c)  Reports, Opinions, Appraisals


          Opinion of Rodman & Renshaw, dated December 17, 1996 (included as Appendix B to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement).


ITEM 22.  UNDERTAKINGS


     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida on February 19, 1997.


                                          HEALTHCARE ACQUISITION CORP.


                                          By:         /s/ JAY M. HAFT


                                          --------------------------------------
                                                       Jay M. Haft
                                           Chairman of the Board and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay M. Haft and John H. Abeles, M.D., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

                   /s/ JAY M. HAFT                     Chairman of the Board,         February 19, 1997
-----------------------------------------------------    Principal Executive
                     Jay M. Haft                         Officer, Secretary and
                                                         Director

              /s/ JOHN H. ABELES, M.D.                 President, Principal           February 19, 1997
-----------------------------------------------------    Financial Officer,
                John H. Abeles, M.D.                     Principal Accounting
                                                         Officer, Treasurer and
                                                         Director

                 /s/ JOEL S. KANTER                    Vice President and Director    February 19, 1997
-----------------------------------------------------
                   Joel S. Kanter

                 /s/ PAUL E. FREIMAN                   Director                       February 19, 1997
-----------------------------------------------------
                   Paul E. Freiman

                                                                     SCHEDULE II

                            ENCORE ORTHOPEDICS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                             (AMOUNTS IN THOUSANDS)

                                                                     ADDITIONS
                                                        BALANCE AT   CHARGED TO   WRITEOFFS    BALANCE AT
                                                        BEGINNING    COSTS AND    CHARGED TO      END
YEAR                    DESCRIPTION                      OF YEAR      EXPENSES    ALLOWANCE     OF YEAR
----  ------------------------------------------------  ----------   ----------   ----------   ----------
1994  Allowance for doubtful accounts.................     $ 82         $ 11         $ --         $ 93
1995                                                         93           --          (78)          15
1996                                                         15           79           (3)          91
1994  Allowance on advances to sales
1995  representatives.................................     $ --         $ --         $ --         $ --
1996                                                         --            8           --            8
                                                              8           75           (8)          75
1994  Allowance for excess and obsolete inventory.....     $102         $ 45         $ --         $147
1995                                                        147          589           --          736
1996                                                        738           --          (86)         650